AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 1995



                                                       REGISTRATION NO. 33-56573

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                            FORT HOWARD CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            2676                           39-1090992
(State or other jurisdiction of     (Primary standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              -------------------

                              1919 SOUTH BROADWAY
                           GREEN BAY, WISCONSIN 54304
                                 (414) 435-8821
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                              -------------------

                               JAMES W. NELLEN II
                          VICE PRESIDENT AND SECRETARY
                            FORT HOWARD CORPORATION
                              1919 SOUTH BROADWAY
                           GREEN BAY, WISCONSIN 54304
                                 (414) 435-8821
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

               FAITH D. GROSSNICKLE                                 RICHARD J. SANDLER
               SHEARMAN & STERLING                                DAVIS POLK & WARDWELL
               599 LEXINGTON AVENUE                                450 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10017
                  (212) 848-4000                                      (212) 450-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the
Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: / /
                              -------------------


                        CALCULATION OF REGISTRATION FEE


[CAPTION]

                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF EACH CLASS OF       NUMBER OF SHARES  OFFERING PRICE PER     AGGREGATE       REGISTRATION
   SECURITIES TO BE REGISTERED   TO BE REGISTERED(1)      SHARE(2)    OFFERING PRICE(2)       FEE(3)
Common Stock, par value $.01 per
Share............................  25,300,000 Shares       $16.00        $404,800,000        $139,587



(1) Includes 3,300,000 shares subject to the Underwriters' over-allotment option.



(2) Estimated solely for the purpose of determining the registration fee.



(3) The Company paid $118,966 of the Registration Fee with its initial filing on November 23, 1994.


                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of the Common Stock (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page. The U.S. Prospectus is included herein and is followed by the front cover page to be used in the International Prospectus. The front cover page for the International Prospectus included herein has been labeled "Alternate Page for International Prospectus."

    If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, ten copies of each of the Prospectuses in the forms in which they are used will be filed with the Securities and Exchange Commission.

                            FORT HOWARD CORPORATION
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

           FORM S-1 PART 1 ITEM AND HEADING             CAPTION OR LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page; Additional
                                                     Information; Outside Front Cover Page
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Certain Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Underwriters
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Not applicable
  8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriters
  9.  Description of Securities to be
      Registered.................................  Outside Front Cover Page; Prospectus
                                                     Summary; Description of Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters
 11.  Information with Respect to the
      Registrant.................................  Prospectus Summary; Certain Risk Factors;
                                                     Capitalization; Selected Historical
                                                     Consolidated Financial Data; Pro Forma
                                                     Financial Data; Management's Discussion
                                                     and Analysis of Consolidated Financial
                                                     Condition and Results of Operations;
                                                     Business; Management; Ownership of Common
                                                     Stock; Certain Transactions; Description
                                                     of Certain Indebtedness; Description of
                                                     Capital Stock; Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities................................  Not applicable

PROSPECTUS (Subject to Completion)

Issued February 8, 1995



                               22,000,000 Shares
                            Fort Howard Corporation
                                  COMMON STOCK

                              -------------------

ALL SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE
  22,000,000 SHARES OF COMMON STOCK BEING OFFERED, 17,600,000 SHARES ARE BEING
    OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 4,400,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED
      STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE
      "UNDERWRITERS." PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
       MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
       ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
          $14.00 AND $16.00 PER SHARE. SEE "UNDERWRITERS" FOR A
                 DISCUSSION OF THE FACTORS TO BE CONSIDERED IN
                  DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                              -------------------

             THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE
            NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "FORT".

                              -------------------

                   SEE "CERTAIN RISK FACTORS" FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                          A CRIMINAL OFFENSE.

                              -------------------
                             PRICE $        A SHARE
                              -------------------

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC     COMMISSIONS(1)    COMPANY(2)
                                                        ---------   ---------------   -----------
Per Share............................................       $              $               $
Total(3).............................................       $              $               $

- ---------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting expenses payable by the Company estimated at $1,600,000.



(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,300,000 additional shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriters."

                              ----------------------

    The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about        , 1995, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in New York funds.
                              -------------------

MORGAN STANLEY & CO.
              Incorporated
                           CS FIRST BOSTON
                                                            SALOMON BROTHERS INC
            , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                     PHOTOS FOR INSIDE FRONT COVER TO S-1/A


UPPER RIGHT-HAND CORNER
TISSUE PAPER MACHINE
Fort Howard has installed
eight of the eleven largest
(270-inch) tissue paper
machines in the world, which
provide long-term
productivity advantages.
































     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                     PHOTOS FOR INSIDE FRONT COVER TO S-1/A


UPPER RIGHT-HAND CORNER
GREEN FOREST TISSUE PRODUCTS
Environmentally oriented
consumers have made Fort
Howard's Green Forest
line the leading brand
in the environmentally
positioned segment.



MIDDLE RIGHT-HAND SIDE
WASTEPAPER
Fort Howard led the
industry in developing
sanitary tissue products
from recycled wastepaper.
The Company recycles over
1.4 million tons of
wastepaper annually, and
uses 100% wastepaper for
all but a limited number
of its products.



BOTTOM RIGHT-HAND CORNER
COMMERCIAL TISSUE PRODUCTS
Its products hold a leading
share--approximately 26%--of
the U.S. market for
commercial tissue products.
That position is founded on
a commitment to quality and
service, as well as competitive
pricing made possible by the
Company's status as a low cost
producer.

                     PHOTOS FOR INSIDE FRONT COVER TO S-1/A



TOP LEFT-HAND CORNER
SAVANNAH GREENFIELD MILL
The Company's greenfield
mill located near Savannah,
Georgia, is a world-class,
fully integrated tissue mill
that can de-ink and process
fiber for tissue products
from low cost wastepaper.



MIDDLE LEFT-HAND SIDE
BRANDED & PRIVATE LABEL TISSUE PRODUCTS
The Company's consumer product
growth strategy has targeted
the branded value and private
label segments of the U.S.
market where the Company enjoys
a competitive advantage as a low
cost producer.



BOTTOM LEFT-HAND CORNER
NOUVELLE TISSUE PRODUCTS
The principal brand of the
Company's Fort Sterling subsidiary
in the U.K. is the Nouvelle line
of tissue paper products.  Fort
Sterling is one of four fully
integrated tissue companies in
that nation.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                              -------------------


    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.


                              -------------------

                               TABLE OF CONTENTS

                                         PAGE                                                 PAGE
                                         ----                                                 ----
Prospectus Summary....................     4         Ownership of Common Stock.............    67
Certain Risk Factors..................    10         Certain Transactions..................    68
Use of Proceeds.......................    16         Description of Certain Indebtedness...    71
Dividend Policy.......................    17         Description of Capital Stock..........    82
Dilution..............................    17         Shares Eligible for Future Sale.......    85
Capitalization........................    18         Certain United States Federal Tax
Selected Historical Consolidated                       Considerations for Non-U.S. Holders
  Financial Data......................    19           of Common Stock.....................    86
Pro Forma Financial Data..............    22         Underwriters..........................    89
Management's Discussion and Analysis                 Legal Matters.........................    92
  of Consolidated Financial Condition                Experts...............................    92
  and Results of Operations...........    27         Additional Information................    93
Business..............................    36         Index to Financial Statements.........   F-1
Management............................    55



                              -------------------


    In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All tons are short tons.



    MARDI GRAS(R), SOFT'N GENTLE(R), SO-DRI(R), PAGE(R), GREEN FOREST(R), ENVISION(R), GENERATION II(R) and NOUVELLE are trademarks of the Company that are registered or otherwise protected under laws of various jurisdictions.



    The Company intends to make available annual reports to its shareholders containing audited consolidated financial statements and a report thereon by the Company's independent auditors and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.



    The principal executive offices of the Company are located at 1919 South Broadway, Green Bay, Wisconsin 54304, and the Company's telephone number is
(414) 435-8821. The Company was incorporated in Delaware in 1967.

                               PROSPECTUS SUMMARY


    The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus. As used in this Prospectus, unless the context indicates otherwise: (i) the "Company" or "Fort Howard" means Fort Howard Corporation, and where appropriate, its subsidiaries; (ii) "Common Stock" means the Common Stock, par value $.01 per share, of Fort Howard Corporation; (iii) "Offering" means the offering of 22,000,000 shares of Common Stock in the underwritten public offering to which this Prospectus relates and (iv) numbers and percentages of shares outstanding assume that the U.S. Underwriters' over-allotment option is not exercised and have been adjusted to reflect a 6.5-for-one split of the Common Stock effective January 31, 1995. The market share information and, unless otherwise indicated, the industry statistical information presented herein reflect the Company's best estimates based on publicly available information, and no assurance can be given regarding the accuracy of such estimates and statistics.


                                  THE COMPANY

    Founded in 1919, Fort Howard is a leading manufacturer, converter and marketer of sanitary tissue products, including specialty dry form products, in the United States and the United Kingdom. Its principal products, which are sold in the commercial (away-from-home) and consumer (at-home) markets, include paper towels, bath tissue, table napkins, wipers and boxed facial tissue manufactured from virtually 100% recycled fibers. The Company believes that it is the leading producer of tissue products in the domestic commercial market with a 26% market share and has focused two-thirds of its capacity on this faster growing segment of the tissue market. In the domestic consumer market, where the Company has a 9% market share, its principal brands include Mardi Gras printed napkins (which hold the leading domestic market position) and paper towels, Soft 'N Gentle bath and facial tissue, So-Dri paper towels, Page paper towels, bath tissue and table napkins, and Green Forest, the leading domestic line of environmentally positioned, recycled tissue paper products. Fort Howard also manufactures and distributes its products in the United Kingdom where it currently has the fourth largest market share, primarily in the consumer segment of that market.


    For the past 20 years Fort Howard has maintained annual EBITDA margins in excess of 30%, approximately double those publicly reported by the Company's competitors over the past five years. At the same time, the Company has achieved strong market share growth on the basis of its position as a low cost producer in the markets in which it competes. From 1984 to 1994, the Company has doubled its production capacity by constructing world-class, integrated, regional tissue mills which utilize the Company's proprietary de-inking technology to produce quality tissue from a broad range of wastepaper grades. These mills enable the Company to produce low cost, quality tissue products because they: (i) include state-of-the-art wastepaper de-inking and processing systems that process relatively low grades of wastepaper to produce low cost fiber for making tissue paper; (ii) contain eight of the eleven largest (270-inch) tissue paper machines in the world, which significantly increase labor productivity; (iii) are geographically located to minimize distribution costs; (iv) generate their own steam and electrical power and (v) manufacture certain of their own process chemicals and converting materials.


    The Company's business strategy is focused on increasing its profitability by maintaining and enhancing its position in the United States and internationally. The Company's strategy involves: (i) maintaining its position as a low cost producer of tissue products in the markets in which it competes;
(ii) sustaining its growth in domestic commercial market shipments and market share by selectively increasing sales to large distributors and national accounts, improving its position with club warehouses and expanding its specialty dry form business; (iii) sustaining its growth in domestic consumer market shipments and market share by focusing on the value segment of that market; (iv) developing opportunities for further international growth and (v) improving its financial flexibility. The Company's current plans to support growth in domestic tissue shipments include, subject to market conditions and the successful completion of the Recapitalization described below, adding one world-class (270-inch) tissue paper machine over the next five years.


    The Company was acquired by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and other investors in 1988 (the "Acquisition"). Morgan Stanley Group Inc. ("Morgan Stanley Group"), directly and through certain affiliated entities which it controls, including MSLEF II, currently beneficially owns 62.8% of the outstanding Common Stock of Fort Howard. Upon consummation of the Offering, Morgan Stanley Group and its affiliates will own 39.8% of the outstanding Common Stock (37.7% if the U.S. Underwriters' over-allotment option is exercised in full). Morgan Stanley Group and MSLEF II are affiliates of both Morgan Stanley & Co. Incorporated ("MS&Co"), a representative of the U.S. Underwriters, and Morgan Stanley & Co. International Limited ("MS&Co International"), a representative of the International Underwriters.


                                  THE OFFERING


Common Stock offered by the Company:
  U.S. Offering..............................  17,600,000 shares
  International Offering.....................  4,400,000 shares
      Total..................................  22,000,000 shares
Common Stock to be outstanding following the   60,101,239 shares(a)
Offering.....................................
Use of Proceeds..............................  The net proceeds to the Company from the
                                               Offering will be used to repay or refinance
                                               certain indebtedness of the Company. See
                                               "Use of Proceeds."
Symbol.......................................  "FORT"


- ------------


(a) Excludes 3,741,465 shares of Common Stock issuable upon exercise of outstanding options. See "Management--Compensation of Executive Officers and Directors."


                         THE PROPOSED RECAPITALIZATION

    The Company is implementing a recapitalization plan (the "Recapitalization") to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets.

    The Recapitalization includes the following components:


        (1) The offering by the Company of 22,000,000 shares of Common Stock in the United States and internationally;



        (2) Entering into a bank credit agreement (the "New Bank Credit Agreement") consisting of a $300 million revolving credit facility (the "1995 Revolving Credit Facility"), an $840 million term loan (the "1995 Term Loan A") and a $300 million term loan (the "1995 Term Loan B" and, together with the 1995 Term Loan A, the "New Term Loans"); and entering into a receivables credit agreement consisting of a $60 million term loan (the "1995 Receivables Facility");



        (3) The application of the net proceeds of the Offering, together with borrowings under the New Term Loans and the 1995 Receivables Facility, to prepay or redeem all of the Company's indebtedness outstanding under (a) the Company's Amended and Restated Credit Agreement, dated as of October 24, 1988, as amended (the "1988 Bank Credit Agreement"), (b) the Company's term loan agreement dated as of March 22, 1993 (the "1993 Term Loan Agreement;" the borrowings under the New Term Loans and the 1995 Receivables Facility and the prepayment of the 1988 Bank Credit Agreement and the 1993 Term Loan Agreement with such borrowings are collectively referred to as the "Bank Refinancing") and (c) all outstanding Senior Secured Floating

    Rate Notes (the "Senior Secured Notes") due 1997 through 2000 (the "Senior Secured Note Redemption"); and


        (4) The application approximately one month following the closing of the Offering of borrowings under the New Term Loans, the 1995 Receivables Facility and the 1995 Revolving Credit Facility to redeem (a) all outstanding 14 1/8% Junior Subordinated Discount Debentures (the "14 1/8% Debentures") due 2004 (the "14 1/8% Debenture Redemption") and (b) all outstanding 12 5/8% Subordinated Debentures (the "12 5/8% Debentures") due 2000 (the "12 5/8% Debenture Redemption"), at 102.5% of the principal amount thereof. The Senior Secured Note Redemption, 12 5/8% Debenture Redemption and 14 1/8% Debenture Redemption are collectively referred to as the "1995 Debt Redemptions."


    Consummation of the Offering is conditioned on the concurrent consummation of the other components of the Recapitalization (other than the 14 1/8% Debenture Redemption and the 12 5/8% Debenture Redemption) and the provision by the Company of notices of redemption to the respective trustees of the 14 1/8% Debentures and the 12 5/8% Debentures.


    The estimated sources and uses of funds required to complete the Recapitalization, assuming that all components of the Recapitalization occur on March 15, 1995, are as follows (in millions):



Sources of Funds:                                                    AMOUNT
Proceeds of the Offering..........................................  $  330.0
1995 Term Loan A..................................................     840.0
1995 Term Loan B..................................................     300.0
1995 Revolving Credit Facility....................................     120.9
1995 Receivables Facility.........................................      60.0
                                                                    --------
Total Sources of Funds............................................  $1,650.9
                                                                    --------
                                                                    --------
Uses of Funds:
14 1/8% Debenture Redemption......................................  $  566.9
Senior Secured Note Redemption....................................     300.0
1988 Revolving Credit Facility Prepayment.........................     240.0
1988 Term Loan Prepayment.........................................     224.5
12 5/8% Debenture Redemption (including 2.5% redemption premium)..     149.5
1993 Term Loan Prepayment.........................................     100.0
Company Transaction Fees and Expenses(a)..........................      70.0
                                                                    --------
Total Uses of Funds...............................................  $1,650.9
                                                                    --------
                                                                    --------


- ------------

 (a) Includes underwriters' commissions and other transaction fees and expenses of the Recapitalization payable or reimbursable by the Company.

    For more information concerning the Recapitalization, see "Use of Proceeds."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following table sets forth summary historical consolidated financial data of the Company for the years ended December 31, 1994, 1993 and 1992, that were derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP, independent public accountants, whose report thereon appears elsewhere in this Prospectus. Reference is made to such report which calls attention to a change in the method of accounting for postretirement benefits other than pensions.



    The following table also sets forth summary unaudited pro forma consolidated financial data of the Company derived from the unaudited pro forma condensed consolidated statements of income and pro forma condensed consolidated balance sheet and notes thereto included elsewhere in this Prospectus. The pro forma financial data were prepared as if the Recapitalization had occurred on December 31, 1994 for consolidated balance sheet purposes, and as if the Recapitalization had occurred on January 1, 1994 for consolidated statement of income purposes. In addition, the sale of the Company's 8 1/4% Senior Notes due 2002 (the "8 1/4% Notes") and the Company's 9% Senior Subordinated Notes due 2006 (the "9% Notes"), the redemption of $238 million of the 12 5/8% Debentures, the redemption of all the Company's 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes") and a $100 million prepayment of the term indebtedness (the "1988 Term Loan") under the 1988 Bank Credit Agreement, all of which occurred in February and March 1994 (collectively, the "1994 Refinancing"), are also treated for consolidated statement of income purposes as if they occurred on January 1, 1994. See "Pro Forma Financial Data."



    THE PRO FORMA FINANCIAL DATA DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE RECAPITALIZATION IN FACT HAD OCCURRED AT DECEMBER 31, 1994, OR IF THE RECAPITALIZATION AND THE 1994 REFINANCING HAD OCCURRED ON JANUARY 1, 1994 OR TO PROJECT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.



    The following financial information should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the audited consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


                                                         PRO FORMA(A)             HISTORICAL
                                                         ------------    -----------------------------
                                                          YEAR ENDED        YEAR ENDED DECEMBER 31,
                                                         DECEMBER 31,    -----------------------------
                                                             1994         1994       1993       1992
                                                         ------------    -------    -------    -------
                                                           (IN MILLIONS, EXCEPT RATIOS AND PER SHARE
                                                                           AMOUNTS)

STATEMENT OF INCOME DATA:
 Net sales............................................     $  1,274      $ 1,274    $ 1,187    $ 1,151
 Cost of sales........................................          867          867        784        726
                                                         ------------    -------    -------    -------
 Gross income.........................................          407          407        403        425
 Selling, general and administrative(b)...............          110          110         97         97
 Amortization of goodwill(c)..........................           --           --         43         57
 Goodwill write-off(c)................................           --           --      1,980         --
 Environmental charge(d)..............................           20           20         --         --
                                                         ------------    -------    -------    -------
 Operating income (loss)(d)...........................          277          277     (1,717)       271
 Interest expense.....................................          287          338        342        338
 Other (income) expense, net..........................           --           --         (3)         2
                                                         ------------    -------    -------    -------
 Loss before taxes....................................          (10)         (61)    (2,056)       (69)
 Income taxes (credit)................................            1          (19)       (16)        --
                                                         ------------    -------    -------    -------
 Loss before extraordinary items and adjustment for
   accounting change...................................          (11)         (42)    (2,040)       (69)
 Extraordinary items--losses on debt repurchases (net
   of income taxes)...................................           --          (28)       (12)        --
 Adjustment for adoption of SFAS No. 106 (net of
   income taxes)(e)...................................           --           --         --        (11)
                                                         ------------    -------    -------    -------
 Net loss(d)(f).......................................     $    (11)     $   (70)   $(2,052)   $   (80)
                                                         ------------    -------    -------    -------
                                                         ------------    -------    -------    -------
 Loss per share(d)(f).................................     $  (0.18)     $ (1.85)   $(53.85)   $ (2.10)
OTHER DATA:
 EBITDA(g)............................................     $    393      $   393    $   387    $   410
 EBITDA as a percent of net sales(g)..................         30.8%        30.8%      32.6%      35.6%
 Depreciation of property, plant and equipment........     $     96      $    96    $    88    $    81
 Non-cash interest expense(h).........................           13           74        101        140
 Capital expenditures.................................           84           84        166        233
 Weighted average number of shares of Common Stock
   outstanding (in thousands)(f)......................       60,103       38,103     38,107     38,107
BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets.........................................     $  1,706      $ 1,681    $ 1,650    $ 3,575
 Working capital (deficit)............................           10          (98)       (92)      (124)
 Long-term debt (including current portion) and Common
   Stock with put right...............................        3,050        3,318      3,234      3,104
 Shareholders' deficit................................       (1,844)      (2,148)    (2,081)       (29)


- ------------


 (a)  For a discussion of the pro forma adjustments, see "Pro Forma Financial Data."
 (b)  Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See
      Note 13 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.
 (c)  During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion and, accordingly, there is no amortization of goodwill for periods subsequent to September 30, 1993. See "Management's Discussion and
      Analysis of Consolidated Financial Condition and Results of Operations" and Note 4 of
      the Company's audited consolidated financial statements included elsewhere in this
      Prospectus.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (d)  During the fourth quarter of 1994, the Company recorded an environmental charge totaling $20 million. Excluding the effects of the environmental charge, the Company's operating income, income before taxes, net income and earnings per share in 1994, on a pro forma basis after giving effect to the Recapitalization and the 1994 Refinancing, would have been $296.8 million, $10.0 million, $3.2 million and $0.05 per share, respectively.
 (e)  Reflects the cumulative effect on years prior to 1992 of adopting SFAS No. 106,
      "Employers' Accounting for Postretirement Benefits Other Than Pensions."
 (f)  The computation of loss per share is based on the weighted average number of shares of
      Common Stock outstanding during the period plus (in periods in which they have a dilutive effect) the effect of shares of Common Stock contingently issuable upon the exercise of stock options. The pro forma loss per share also assumes the issuance of
      22,000,000 shares of Common Stock at an assumed initial public offering price of $15.00 per share.
 (g)  EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off, the 1994 environmental charge and the effects of 1993 employee stock compensation (credits). EBITDA is presented here as a measure of the Company's debt service ability. Certain financial and other restrictive covenants in the New Bank Credit Agreement and other instruments governing the
      Company's indebtedness are based on the Company's EBITDA, subject to certain adjustments.
 (h)  Effective November 1, 1994, all of the Company's indebtedness requires cash interest payments. Accordingly, for periods subsequent to November 1, 1994, non-cash interest expense consists solely of amortization of debt issuance costs.


                              CERTAIN RISK FACTORS


    For a discussion of certain factors that should be considered in evaluating an investment in the Common Stock, including: pricing of the Company's products; increasing wastepaper prices; competition; recent net losses and shareholders' deficit; the Company's highly leveraged position and ability to service debt; the Company's sensitivity to interest rates; covenant restrictions that may limit the Company's operating flexibility; environmental matters; the Company's principal shareholders; restrictions on dividends; effect on the public market of shares of Common Stock eligible for future sale; dilution; anti-takeover effects of certain provisions of the Restated Certificate of Incorporation and Restated By-laws of the Company and the absence of a prior public market for the Common Stock, see "Certain Risk Factors."

                              CERTAIN RISK FACTORS

    In evaluating an investment in the Common Stock, purchasers of the Common Stock should carefully consider the following factors as well as the other information set forth in this Prospectus.

PRICING


    Prices for tissue paper products are significantly affected by the levels of industry capacity and operating rates, demand, general economic conditions and competitive conduct, all of which are beyond the Company's control. The high level of growth in tissue industry capacity from 1990 through 1992, coupled with weakening commercial demand resulting from the recession and competitive new product introductions in the consumer market, caused industry operating rates and pricing to fall. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992 and by 1.2% in 1993 which adversely affected the Company's operating results. Due to the impact of industry conditions on the Company's then projected operating results, which assumed that net selling prices and cost increases would approximate 1% per year and that further capacity expansion would not be justifiable given the Company's high leverage and adverse tissue industry operating conditions, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. As discussed in "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," although the Company believes that the adverse economic and industry operating conditions which persisted from 1991 and into 1994 are beginning to improve, there can be no assurance that the improvement in industry operating conditions, including industry operating rates and pricing, which is not within the Company's control, will continue. In addition, beginning in the third quarter of 1994, the Company's wastepaper costs increased significantly and there can be no assurance that the improvement in industry operating conditions will enable the Company to recover increases in wastepaper costs through price increases for its products. See "--Increasing Wastepaper Prices," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and "Business--Industry Overview."


INCREASING WASTEPAPER PRICES


    Fort Howard uses wastepaper for substantially all its fiber requirements. The price of wastepaper is affected by demand which is primarily dependent upon de-inking and recycling capacity levels in the paper industry overall and by the price of market pulp. Prices for de-inking grades of wastepaper used by tissue producers increased sharply beginning in the third quarter of 1994. Wastepaper prices for the grades of wastepaper used in Fort Howard's products more than doubled from July 1994 to January 1995. Such wastepaper prices may increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. If the current trend in the Company's wastepaper costs continues, there can be no assurance that the Company will be able to recover increases in the cost of wastepaper through price increases for its products and the Company's earnings could be materially adversely affected. Further, a reduction in supply of wastepaper due to increased demand or other factors could have an adverse effect on the Company's business. See "Business--Industry Overview."


COMPETITION

    The manufacture and sale of tissue products are highly competitive. The Company's tissue products compete directly with those of a number of large diversified paper companies, including Chesapeake Corporation, Georgia-Pacific Corporation, James River Corporation of Virginia, Kimberly-Clark Corporation, Pope & Talbot, Inc., Scott Paper Company and The Procter & Gamble Company, as well as regional manufacturers, including converters of tissue into finished products who buy tissue directly from tissue mills. Over the last four years, price has become a more important competitive factor affecting tissue producers. Many of the Company's competitors are larger and more strongly capitalized than the Company which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry. See "Business--Competition."

RECENT NET LOSSES AND DEFICIT IN SHAREHOLDERS' EQUITY


    The Company has experienced net losses for the fiscal years ended December 31, 1994, 1993 and 1992 of $70 million, $2,052 million (including the write-off in 1993 of the Company's then remaining goodwill) and $80 million, respectively. If the current trend in the Company's wastepaper costs continues, there can be no assurance that the Company will be able to recover increases in the cost of wastepaper through price increases for its products; accordingly, there can be no assurance as to the Company's ability to generate net income in future periods. See "--Pricing," "--Increasing Wastepaper Prices" and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations." The Company has a substantial common shareholders' deficit. At December 31, 1994, the Company's common shareholders' deficit was approximately $2,148 million. On a pro forma basis after giving effect to the Recapitalization, the Company's common shareholders' deficit would have been approximately $1,844 million at December 31, 1994. See "Capitalization."


HIGHLY LEVERAGED POSITION AND ABILITY TO SERVICE DEBT


    The Company has substantial consolidated indebtedness. At December 31, 1994, the Company's consolidated debt was approximately $3,318 million. On a pro forma basis after giving effect to the Recapitalization, the Company's consolidated debt would have been approximately $3,050 million at December 31, 1994. See "Capitalization."



    For the year ended December 31, 1994, the Company's earnings before fixed charges were inadequate to cover its fixed charges by $65 million. On a pro forma basis after giving effect to the Recapitalization and the 1994 Refinancing, the deficiency of earnings to fixed charges would have been $14 million for the year ended December 31, 1994. For purposes of the computation of the deficiency of earnings to fixed charges, earnings consist of consolidated income (loss) before taxes plus fixed charges (excluding capitalized interest and amortization of deferred loan costs) plus that portion (deemed to be one-fourth) of operating lease rental expense representative of the interest factor. Although the consummation of the Recapitalization will reduce the Company's consolidated interest expense over the next several years, the Company will remain obligated to make substantial interest and principal payments on its indebtedness. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."



    The ability of the Company to meet its obligations and to comply with the financial covenants contained in the agreements relating to the Company's indebtedness is largely dependent upon the future performance of the Company, which is subject to financial, business and other factors affecting it. Many of these factors, such as economic conditions, interest rate levels, job formation, demand for and selling prices of its products, costs of its raw materials, environmental regulation and other factors relating to its industry generally or to specific competitors are beyond the Company's control. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations under its indebtedness, which include estimated repayment obligations, assuming consummation of the Recapitalization, of $9 million in 1995, $62 million in 1996, $121 million in 1997, $143 million in 1998 and $157 million in 1999 (and increasing thereafter). If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness, or if the Company fails to comply with the various covenants in such indebtedness, it would be in default under the terms thereof, which would permit the lenders thereunder to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in a bankruptcy of the Company. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."

SENSITIVITY TO INTEREST RATES


    At December 31, 1994, the Company's indebtedness had a weighted average interest rate of 10.16% and approximately $868 million of the Company's indebtedness bore interest at a floating rate. Pursuant to the Recapitalization, the Company will become more sensitive to prevailing interest rates, as $1.4 billion (or 44%) of its outstanding indebtedness will bear interest at a floating rate (assuming the Recapitalization is completed in March 1995). Of this amount, $500 million will be subject to LIBOR-based interest rate cap agreements which effectively limit the interest cost to the Company to 6% plus the Company's borrowing margin until June 1, 1996 and to 8% plus the Company's borrowing margin from June 1, 1996 until June 1, 1999. Interest rates were at comparatively low levels in 1993 and began to increase in 1994. If interest rates continue to increase in 1995, the Company may be less able to meet its debt service obligations. See "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations--Financial Condition" and "Description of Certain Indebtedness."


COVENANT RESTRICTIONS MAY LIMIT COMPANY'S OPERATING FLEXIBILITY

    The limitations contained in the agreements relating to the Company's indebtedness, together with the highly leveraged position of the Company could limit the ability of the Company to effect future debt or equity financings and may otherwise restrict corporate activities, including its ability to avoid defaults and to respond to competitive market conditions, to provide for capital expenditures beyond those permitted or to take advantage of business opportunities. If the Company cannot generate sufficient cash flow from operations to meet its obligations, then its indebtedness might have to be refinanced. There can be no assurance that any such refinancing could be effected successfully or on terms that are acceptable to the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the best price for such assets. Further, there can be no assurance that any assets could be sold quickly enough, or for amounts sufficient, to enable the Company to make any such payments. See "Description of Certain Indebtedness."

ENVIRONMENTAL MATTERS


    The Company is subject to substantial regulation by various federal, state and local authorities in the U.S. and national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid waste at, among other locations, the Company's process waste landfills. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by the Company even if contamination is attributable entirely to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River in Wisconsin and has been named as a potentially responsible party ("PRP") for alleged natural resource damages related to the Lower Fox River and Green Bay system. In addition, the Company makes capital expenditures and incurs operating expenses for clean-up obligations and other environmental matters arising in its on-going operations.



    Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. While the charge reflects the Company's current estimates of the costs of these environmental matters, there can be no assurance that the amount accrued will be adequate. In addition, there can be no assurance that the Company will not be named a PRP at other sites in the future or that the costs associated with such future sites would not be material. Environmental legislation and regulations and the interpretation and enforcement thereof are expected to become increasingly stringent and to further limit emission and discharge levels and may increase the likelihood and cost of environmental clean-ups or related costs, all of which are likely to increase certain operating expenses, require continuing capital expenditures and adversely affect the operating flexibility of the Company's manufacturing operations. While the Company has budgeted for future capital and operating expenditures to maintain compliance with environmental legislation and regulations, indeterminable significant expenditures in connection with such compliance or other environmental matters could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Environmental Matters" and "--Legal Proceedings."



PRINCIPAL SHAREHOLDERS



    Upon consummation of the Offering, Morgan Stanley Group, directly and through certain affiliated entities which it controls, including MSLEF II, collectively will beneficially own 39.8% of the outstanding shares of Common Stock (37.7% if the U.S. Underwriters' over-allotment option is exercised in full). Currently, three of the six directors of the Company are officers of MS&Co, a subsidiary of Morgan Stanley Group. Pursuant to the terms of the Stockholders Agreement (as defined), MSLEF II and Fort Howard Equity Investors II, L.P., a Delaware limited partnership ("Fort Howard Equity Investors II"), each have the right to have a designee nominated for election to the Company's Board of Directors at any annual meeting of the Company's shareholders, so long as MSLEF II or Fort Howard Equity Investors II, as the case may be, does not already have a designee as a member of the Board of Directors at the time of such annual meeting. In addition, in the event of a vacancy on the Board of Directors created by the resignation, removal or death of a director nominated by MSLEF II or Fort Howard Equity Investors II, such shareholders have the right to have a designee nominated for election to fill such vacancy.



    As a result of their large share holdings, Morgan Stanley Group and its affiliates will continue to have significant influence over the management policies of the Company and over matters requiring shareholder approval, including the election of all directors, the adoption of amendments to the Company's Restated Certificate of Incorporation and the approval of mergers and sales of all or substantially all of the Company's assets, which may deter a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such events might be favorable to the Company's shareholders. See "--Anti-Takeover Effects of Provisions of the Restated Certificate of Incorporation and By-laws" and "Certain Transactions--Stockholders Agreement."



    Since the Acquisition, MS&Co has acted as lead underwriter in connection with the public offerings of the Company's various debt securities and as financial advisor to the Company. Since 1992, MS&Co has received an aggregate of $43.7 million of underwriting and financial advisory fees in connection therewith. See "Certain Transactions--Other Transactions."


RESTRICTIONS ON DIVIDENDS


    Since the Acquisition, the Company has not declared or paid any cash dividends on any class of its capital stock, and currently does not intend to pay dividends on the Common Stock. The New Bank Credit Agreement, the 1995 Receivables Facility and the indentures and other agreements governing the Company's indebtedness limit the payment of cash dividends on the Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness."


EFFECT ON PUBLIC MARKET OF SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, there will be 60,101,239 shares of Common Stock outstanding, of which the 22,000,000 shares sold pursuant to the Offering will be tradeable without restrictions by persons other than "affiliates" of the Company. The remaining shares of Common Stock will be "restricted" securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities.


    Pursuant to the Underwriting Agreement the Company has agreed, and pursuant to the Stockholders Agreement all current shareholders of the Company (who beneficially own an aggregate of 38,101,239 shares of Common Stock) are subject to an agreement, with certain exceptions, not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of the representatives of the U.S. Underwriters. In addition, Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors, L.P., a Delaware limited partnership ("Fort Howard Equity Investors"), and Fort Howard Equity Investors II (who beneficially own an aggregate of 23,666,174 shares of Common Stock) have separately agreed with the Underwriters to extend the 180-day lock-up period with respect to the shares of Common Stock they own to a period of one year from the date of the Underwriting Agreement, subject in each case, to earlier release upon receipt of the written consent of the representatives of the U.S. Underwriters. See "Shares Eligible for Future Sale" and "Underwriters."



    Pursuant to the Stockholders Agreement, Morgan Stanley Group, MSLEF II and other shareholders of the Company have certain registration rights with respect to the shares of Common Stock that they currently own. Subject to the one year lock-up period described above, Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such shareholders (which could include distributions to MSLEF II's, Fort Howard Equity Investors' and Fort Howard Equity II's partners) will depend on market and other conditions, but could occur relatively soon after the one year lock-up period described above, including pursuant to the exercise of their registration rights. MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II are unable to predict the timing of sales by any of their limited partners in the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.


DILUTION


    The deficit in net tangible book value of the Company at December 31, 1994 was $2,225 million or $58.40 per share. Assuming an initial public offering price of $15.00 per share, purchasers of the Common Stock offered hereby will incur immediate dilution in net tangible book value of $47.38 per share of Common Stock purchased. See "Dilution."


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS


    Certain provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Restated By-laws (the "By-laws") of the Company that will become operative immediately prior to consummation of the Offering may be deemed to have anti-takeover effects and may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. These provisions, among other things: (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods; (ii) provide that only the Board of Directors or the Chief Executive Officer of the Company may call special meetings of the shareholders; (iii) eliminate the ability of the shareholders to take any action without a meeting; (iv) permit the adjournment of shareholder meetings in certain circumstances and (v) limit the ability of the shareholders to amend or repeal the By-laws or any of the foregoing provisions of the Certificate of Incorporation, except with the consent of holders of at least 80% of the Company's outstanding Common Stock. In addition, the By-laws establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Company's Restated Certificate of Incorporation and By-laws."

ABSENCE OF PRIOR PUBLIC MARKET FOR THE COMMON STOCK


    Since the Acquisition, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Stock. Following consummation of the Offering, MS&Co will be prohibited by the rules of the New York Stock Exchange from making a market in the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters in accordance with the recommendation of CS First Boston Corporation ("CS First Boston"), the "qualified independent underwriter," as is required by the by-laws of the National Association of Securities Dealers, Inc. (the "NASD"), and may not be indicative of the market price for the Common Stock after the Offering.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the Offering are estimated to be approximately $310 million, assuming an initial public offering price of $15.00 per share, after deducting estimated underwriting commissions and expenses of the Offering.



    Following consummation of the Offering, the Company intends to use the net proceeds of the Offering, together with borrowings under the New Bank Credit Agreement and the 1995 Receivables Facility, to: (i) redeem in full all outstanding 14 1/8% Debentures which mature in 2004; (ii) redeem in full all outstanding 12 5/8% Debentures which mature in 2000, at 102.5% of the principal amount thereof; (iii) redeem in full all outstanding Senior Secured Notes, which bear interest at floating rates (a weighted average rate of 9.46% at December 31, 1994) and mature between 1997 and 2000; (iv) prepay in full $224.5 million of the 1988 Term Loan, which bears interest at floating rates (a weighted average rate of 8.19% at December 31, 1994); (v) repay $240.0 million of the Company's indebtedness under the 1988 Revolving Credit Facility which is part of the 1988 Bank Credit Agreement (the "1988 Revolving Credit Facility"), which bears interest at floating rates (a weighted average rate of 8.66% at December 31, 1994); (vi) prepay in full the 1993 Term Loan which bears interest at floating rates (at 8.57% at December 31, 1994) and (vii) pay certain fees and expenses incurred in connection with the Recapitalization.


    The Company is implementing the Recapitalization to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets. The Recapitalization includes the following primary components: (i) the Offering; (ii) the Bank Refinancing and
(iii) the 1995 Debt Redemptions.

    Consummation of the Offering is conditioned upon the concurrent consummation of the other components of the Recapitalization (other than the 14 1/8% Debenture Redemption and the 12 5/8% Debenture Redemption) and the provision by the Company of notices of redemption to the respective trustees of the 14 1/8% Debentures and the 12 5/8% Debentures.


    The estimated sources and uses of funds required to complete the Recapitalization, assuming that all components of the Recapitalization occur on March 15, 1995, are as follows (in millions):



Sources of Funds:                                                    AMOUNT
Proceeds of the Offering..........................................  $  330.0
1995 Term Loan A..................................................     840.0
1995 Term Loan B..................................................     300.0
1995 Revolving Credit Facility....................................     120.9
1995 Receivables Facility.........................................      60.0
                                                                    --------
Total Sources of Funds............................................  $1,650.9
                                                                    --------
                                                                    --------
Uses of Funds:
14 1/8% Debenture Redemption......................................  $  566.9
Senior Secured Note Redemption....................................     300.0
1988 Revolving Credit Facility Prepayment(a)......................     240.0
1988 Term Loan Prepayment.........................................     224.5
12 5/8% Debenture Redemption (including 2.5% redemption premium)..     149.5
1993 Term Loan Prepayment.........................................     100.0
Company Transaction Fees and Expenses(b)..........................      70.0
                                                                    --------
Total Uses of Funds...............................................  $1,650.9
                                                                    --------
                                                                    --------


- ------------

 (a) Includes estimated accrued interest on all indebtedness to be prepaid or redeemed in connection with the Recapitalization.
 (b) Includes underwriters' commissions and other transaction fees and expenses of the Recapitalization payable or reimbursable by the Company.

                                DIVIDEND POLICY


    The Company anticipates that all its earnings in the near future will be used for the repayment of indebtedness and for the development and expansion of its business and, therefore, does not anticipate paying dividends on the Common Stock in the foreseeable future. The New Bank Credit Agreement, the 1995 Receivables Facility and the indentures governing the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes and the 10% Notes limit, in each case with certain exceptions, the ability of the Company to pay dividends on the Common Stock. Subject to such restrictions, any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. See "Description of Certain Indebtedness" and "Description of Capital Stock."


                                    DILUTION


    At December 31, 1994, the deficit in net tangible book value of the Company was $2,225 million or $58.40 per share of Common Stock. After giving effect to the sale by the Company of 22,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the Bank Refinancing, the pro forma deficit in net tangible book value of the Company at December 31, 1994, would have been $1,946 million or $32.38 per share. This represents an immediate increase in pro forma net tangible book value per share of $26.02 to existing shareholders and an immediate dilution of $47.38 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.........              $ 15.00
  Deficit in net tangible book value per share prior to
    the Offering(a).....................................   $(58.40)
  Increase in net tangible book value per share
    attributable to new investors(a)....................     26.02
                                                           -------
Pro forma deficit in net tangible book value per share
  after the Offering(a)(b)..............................               (32.38)
                                                                      -------
Dilution in net tangible book value per share to a new
  investor(a)(c)........................................              $ 47.38
                                                                      -------
                                                                      -------


- ------------


(a) Deficit in net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding into the deficit in net tangible book value of the Company (shareholders' deficit plus debt issuance costs).



(b) Pro forma deficit in net tangible book value per share is determined by dividing the number of shares of Common Stock outstanding (after giving effect to the Offering) into the deficit in net tangible book value of the Company (shareholders' deficit plus debt issuance costs) after the Offering.


(c) Dilution is determined by subtracting the pro forma deficit in net tangible book value per share of Common Stock after the Offering from the amount of cash paid by a new investor for a share of Common Stock.


    The following table summarizes on a pro forma basis as of December 31, 1994, the differences in the total consideration paid and the average price per share paid by the existing shareholders with respect to the outstanding Common Stock and by the new investors with respect to the 22,000,000 shares of Common Stock to be issued by the Company at an assumed initial public offering price of $15.00 per share.



                                    SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                ------------------------    --------------------------      PRICE
                                  NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE    PER SHARE
                                ----------    ----------    ------------    ----------    ---------
Existing shareholders........   38,101,239        63%       $613,742,893        65%        $ 16.11
New investors................   22,000,000        37%        330,000,000        35%          15.00
                                ----------      -----       ------------      -----       ---------
    Total....................   60,101,239       100%       $943,742,893       100%        $ 15.70

                                 CAPITALIZATION


    Set forth below is the actual consolidated capitalization of the Company at December 31, 1994, and the pro forma consolidated capitalization of the Company as of that date after giving effect to the Recapitalization. The information presented below should be read in conjunction with the Company's audited consolidated financial statements and the Pro Forma Financial Data included elsewhere in this Prospectus.


                                                                           DECEMBER 31, 1994
                                                                       --------------------------
                                                                        ACTUAL      PRO FORMA (A)
                                                                       ---------    -------------

                                                                             (IN MILLIONS)
Current portion of long-term debt...................................   $   116.2      $     9.0
                                                                       ---------    -------------
Long-Term Debt, less current portion(b):
  1995 Term Loan A..................................................          --          840.0
  1995 Term Loan B..................................................          --          300.0
  1995 Receivables Facility.........................................          --           60.0
  1995 Revolving Credit Facility(c).................................          --           77.4
  1988 Term Loan....................................................       117.3             --
  1988 Revolving Credit Facility....................................       196.5             --
  1993 Term Loan....................................................       100.0             --
  Senior Secured Notes..............................................       300.0             --
  9 1/4% Notes......................................................       450.0          450.0
  8 1/4% Notes......................................................       100.0          100.0
  9% Notes..........................................................       650.0          650.0
  12 5/8% Debentures................................................       145.8             --
  10% Notes.........................................................       300.0          300.0
  14 1/8% Debentures................................................       566.9             --
  Capital lease obligations.........................................       179.8          179.8
  Other long-term debt..............................................        83.3           83.3
                                                                       ---------    -------------
Total Long-Term Debt, less current portion..........................     3,189.6        3,040.5
Common Stock with put right(d)......................................        11.7             --
                                                                       ---------    -------------
  Total Indebtedness................................................     3,317.5        3,049.5
Shareholders' Deficit:
  Common Stock, par value $.01 per share,
    100,000,000 shares authorized, 38,101,239 shares
    issued and outstanding and 60,101,239 shares issued and
    outstanding on a pro forma basis................................         0.4            0.6
  Paid-in capital...................................................       600.1          921.8
  Cumulative translation adjustment.................................        (2.3)          (2.3)
  Retained deficit..................................................    (2,746.6)      (2,764.0)
                                                                       ---------    -------------
    Total Shareholders' Deficit.....................................    (2,148.4)      (1,843.9)
                                                                       ---------    -------------
    Total Capitalization............................................   $ 1,169.1      $ 1,205.6
                                                                       ---------    -------------
                                                                       ---------    -------------


- ------------


 (a)  Calculated based upon estimated proceeds to the Company from the Recapitalization. See
      "Use of Proceeds" and "Pro Forma Financial Data."

 (b)  See Note 8 of the Company's audited consolidated financial statements for additional information with respect to long-term debt.

 (c)  Upon the consummation of the Offering, borrowings under the 1995 Revolving Credit
      Facility are expected to be $120.9 million.

 (d)  The put right will terminate prior to or upon consummation of the Offering. See Note 12 of the Company's audited consolidated financial statements included elsewhere in this
      Prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected historical consolidated financial data of the Company for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 that were derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP, independent public accountants. The report of such accountants with respect to the years ended December 31, 1994, 1993 and 1992 appears elsewhere in this Prospectus. Reference is made to such report which calls attention to a change in the method of accounting for postretirement benefits other than pensions.



    The following financial information should be read in conjunction with "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the audited consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                     YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                        1994       1993       1992       1991       1990
                                                       -------    -------    -------    -------    -------
                                                       (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
  Net sales.........................................   $ 1,274    $ 1,187    $ 1,151    $ 1,138    $ 1,151
  Cost of sales(a)..................................       867        784        726        713        719
                                                       -------    -------    -------    -------    -------
  Gross income......................................       407        403        425        425        432
  Selling, general and administrative(a)(b).........       110         97         97         98        105
  Amortization of goodwill(c).......................        --         43         57         57         57
  Goodwill write-off(c).............................        --      1,980         --         --         --
  Environmental charge(d)...........................        20         --         --         --         --
                                                       -------    -------    -------    -------    -------
  Operating income (loss)(d)........................       277     (1,717)       271        270        270
  Interest expense..................................       338        342        338        371        423
  Other (income) expense, net.......................        --         (3)         2         (3)       (33)
                                                       -------    -------    -------    -------    -------
  Loss before taxes(d)..............................       (61)    (2,056)       (69)       (98)      (120)
  Income taxes (credit).............................       (19)       (16)        --        (24)       (37)
                                                       -------    -------    -------    -------    -------
  Loss before equity earnings, extraordinary items
    and adjustment for accounting change............       (42)    (2,040)       (69)       (74)       (83)
  Equity in net loss of unconsolidated
    subsidiaries(e).................................        --         --         --        (32)       (23)
                                                       -------    -------    -------    -------    -------
  Net loss before extraordinary items and adjustment
    for accounting change...........................       (42)    (2,040)       (69)      (106)      (106)
  Extraordinary items--losses on debt repurchases
    (net of income taxes)...........................       (28)       (12)        --         (5)        --
  Adjustment for adoption of SFAS No. 106 (net of
    income taxes)(f)................................        --         --        (11)        --         --
                                                       -------    -------    -------    -------    -------
  Net loss(a)(d)....................................   $   (70)   $(2,052)   $   (80)   $  (111)   $  (106)
                                                       -------    -------    -------    -------    -------
                                                       -------    -------    -------    -------    -------
  Loss per share(d)(g)..............................   $ (1.85)   $(53.85)   $ (2.10)   $ (3.17)   $ (3.64)

OTHER DATA:
  EBITDA(h).........................................   $   393    $   387    $   410    $   444    $   441
  EBITDA as a percent of net sales(h)...............      30.8%      32.6%      35.6%      39.0%      38.3%
  Depreciation of property, plant and
    equipment(a)....................................   $    96    $    88    $    81    $   116    $   112
  Non-cash interest expense.........................        74        101        140        141        145
  Capital expenditures..............................        84        166        233        144         97
  Weighted average number of shares of Common Stock
    outstanding
    (in thousands)(g)...............................    38,103     38,107     38,107     34,868     29,197

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets......................................   $ 1,681    $ 1,650    $ 3,575    $ 3,470    $ 3,627
  Working capital (deficit).........................       (98)       (92)      (124)         2        (80)
  Long-term debt (including current portion) and
    Common Stock with put right.....................     3,318      3,234      3,104      2,947      3,125
  Shareholders' equity (deficit)....................    (2,148)    (2,081)       (29)        62         13


                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------


 (a)  Effective January 1, 1992, the Company prospectively changed its estimates of the depreciable lives of certain machinery and equipment. The change had the effect of reducing depreciation expense by approximately $38 million and net loss by $24 million in 1992.

 (b)  Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See Note 13 of the
      Company's audited consolidated financial statements included elsewhere in this Prospectus.

 (c)  During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion and, accordingly, there is no amortization of goodwill for periods subsequent to September 30, 1993. See "Management's Discussion and Analysis of Consolidated
      Financial Condition and Results of Operations" and Note 4 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

 (d)  During the fourth quarter of 1994, the Company recorded an environmental charge totaling $20 million. Excluding the effects of the environmental charge, the Company's operating income, loss before taxes, net loss and loss per share in 1994 would have been $296.8 million, $41 million,
      $56.1 million and $1.47 per share, respectively.

 (e)  In 1989, the Company transferred all the capital stock of Fort Howard Cup to Sweetheart for a
      49.9% equity interest in Sweetheart and other assets for a total consideration of $620 million.
      The Company also undertook a plan to divest all its remaining international cup operations. As a result, the Company recorded a $120 million charge in 1989. As of December 31, 1991, the Company had sold all its international cup operations and had discontinued recording equity in net losses of Sweetheart because the carrying value of the Company's investment in Sweetheart was reduced to zero.

 (f)  Reflects the cumulative effect on years prior to 1992 of adopting SFAS No. 106, "Employers'
      Accounting for Postretirement Benefits Other Than Pensions." This change in accounting principle, excluding the cumulative effect, decreased operating income for 1992 by $1.2 million.

 (g)  The computation of loss per share is based on the weighted average number of shares of Common
      Stock outstanding during the period plus (in periods in which they have a dilutive effect) the effect of shares of Common Stock contingently issuable upon the exercise of stock options.

 (h)  EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off, the 1994 environmental charge and the effects of 1993 employee stock compensation (credits). EBITDA is presented here as a measure of the
      Company's debt service ability. Certain financial and other restrictive covenants in the New Bank
      Credit Agreement and other instruments governing the Company's indebtedness are based on the
      Company's EBITDA, subject to certain adjustments. See "Description of Certain Indebtedness."

                            PRO FORMA FINANCIAL DATA


    The following unaudited pro forma condensed consolidated statements of income and condensed consolidated balance sheet (collectively, the "Pro Forma Statements") were prepared to illustrate the estimated effects of the Recapitalization as if it had occurred for consolidated statement of income purposes on January 1, 1994, and for consolidated balance sheet purposes on December 31, 1994. The 1994 Refinancing is treated for consolidated statement of income purposes as if such transaction had occurred on January 1, 1994.



    The Pro Forma Statements assume an offering of 22,000,000 shares at an initial public offering price of $15.00 per share. The estimated transaction fees and expenses included in the following Pro Forma Statements are provided solely for the purpose of presenting the Pro Forma Statements set forth below. The actual transaction fees and expenses may differ from the assumptions set forth below.



    THE PRO FORMA STATEMENTS DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE RECAPITALIZATION IN FACT HAD OCCURRED AT DECEMBER 31, 1994, OR IF THE RECAPITALIZATION AND THE 1994 REFINANCING HAD OCCURRED ON JANUARY 1, 1994 OR TO PROJECT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.



    The following financial information should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the audited consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                                                1994
                                                        RECAPITALIZATION     REFINANCING
                                           HISTORICAL     ADJUSTMENTS        ADJUSTMENTS      PRO FORMA
                                           ----------   ----------------    -------------     ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

YEAR ENDED DECEMBER 31, 1994:
  Net sales..............................  $1,274,445                                         $1,274,445

  Cost of sales..........................     867,357                                            867,357
                                           ----------                                         ----------
  Gross income...........................     407,088                                            407,088

  Selling, general and administrative....     110,285                                            110,285

  Environmental charge...................      20,000                                             20,000(a)
                                           ----------                                         ----------
  Operating income.......................     276,803                                            276,803(a)

  Interest expense.......................     337,701       $(42,329)(b)       $(8,680)(b)       286,692

  Other expense, net.....................         118             --                --               118
                                           ----------       --------        -------------     ----------
  Income (loss) before taxes.............     (61,016)        42,329             8,680           (10,007)

  Income taxes (credit)..................     (18,891)        16,508(c)          3,385(c)          1,002
                                           ----------       --------        -------------     ----------
  Net income (loss) before extraordinary
   item..................................     (42,125)        25,821             5,295           (11,009)

  Extraordinary item.....................     (28,170)            --            28,170(d)             --
                                           ----------       --------        -------------     ----------
  Net income (loss)......................  $  (70,295)      $ 25,821           $33,465        $  (11,009)(a)
                                           ----------       --------        -------------     ----------
                                           ----------       --------        -------------     ----------
  Earnings (loss) per share(e)...........  $    (1.85)                                        $    (0.18)(a)
                                           ----------                                         ----------
                                           ----------                                         ----------
  Weighted average number of shares
    outstanding (in thousands)(e)........      38,103                                             60,103


- ------------


(a) During the fourth quarter of 1994, the Company recorded an environmental charge totaling $20 million. Excluding the effects of the environmental charge, the Company's operating income, income before taxes, net income and earnings per share in 1994, on a pro forma basis after giving effect to the Recapitalization and the 1994 Refinancing, would have been $296.8 million, $10.0 million, $3.2 million and $0.05 per share, respectively.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


(b) Decreased interest expense is based upon the pro forma consolidated debt of the Company as if the Recapitalization and the 1994 Refinancing had been consummated on January 1, 1994, as follows:



                                                                             1994
                                                 RECAPITALIZATION        REFINANCING
                                                 -----------------       ------------
                                                            (IN THOUSANDS)
1995 Term Loan A(1)(2).....................          $  73,500
1995 Term Loan B(1)(2).....................             27,750
1995 Receivables Facility(1)(2)............              5,250
1995 Revolving Credit Facility(1)(2)(3)....              3,868
8 1/4% Notes...............................                 --             $  1,009
9% Notes...................................                 --                7,073
Amortization of debt issuance costs(4).....              6,999                  284
Elimination of historical interest expense
  including amortization of debt issuance
costs(5)...................................           (159,696)             (17,046)
                                                 -----------------       ------------
                                                     $ (42,329)            $ (8,680)
                                                 -----------------       ------------
                                                 -----------------       ------------


]
- ------------


       (1) The interest rates utilized in the calculation of the pro forma adjustments assume a reserve adjusted Eurodollar rate of 6.25% and a margin of 2.5% for the Term Loan A, the 1995 Revolving Credit Facility and the 1995 Receivables Facility and a margin of 3.0% for the 1995 Term Loan B.


       (2) A change in the interest rate of 0.25% would change interest expense and income (loss) before taxes as follows:


                                                    YEAR ENDED
                                                 DECEMBER 31, 1994
                                                 -----------------
[S]                                              [C]
                                                  (IN THOUSANDS)
           1995 Term Loan A...................        $ 2,100
           1995 Term Loan B...................            750
           1995 Receivables Facility..........            150
           1995 Revolving Credit Facility.....            111
                                                        -----
                                                      $ 3,111
                                                        -----
                                                        -----



       (3) Because interest on the 14 1/8% Debentures accrued to principal until November 1, 1994, the $566.9 million of proceeds required to retire the 14 1/8% Debentures in 1995 exceeds the $506.2 million principal amount of 14 1/8% Debentures outstanding at January 1, 1994 by $60.7 million (the "Excess Principal Amount"). For purposes of the Pro Forma Condensed Consolidated Statements of Income, the proceeds which will be used to retire the Excess Principal Amount have been assumed to be applied to the elimination of borrowings under the 1995 Revolving Credit Facility and to reduce borrowings assumed to be outstanding under the 1988 Revolving Credit Facility.



       (4) Debt issuance costs with respect to the New Bank Credit Agreement and the 1995 Receivables Facility are amortized over the life of the related new debt, ranging from 7 to 8 years. The Pro Forma Condensed Consolidated Statements of Income do not include nonrecurring charges of approximately $28.6 million representing the write-off of debt issuance costs of $24.9 million and redemption premiums of $3.7 million to be charged to expense in connection with the Recapitalization.



       (5) Reflects the elimination of interest expense, including amortization of debt issuance costs, associated with debt retired in connection with the Recapitalization and the 1994 Refinancing. Floating rate debt assumed to be retired as of January 1, 1994 of $1.0 billion bore interest at a weighted average rate of 6.1% in 1994. The 1995 Term Loan A, the 1995 Term Loan B and the 1995 Receivables Facility, which are being issued to retire such floating rate debt, are assumed to bear interest at substantially higher interest rates of 8.75%, 9.25% and 8.75%, respectively, because the reserve adjusted Eurodollar rate is assumed to be 6.25%, a substantial increase over interest rates in effect in 1994.



(c) Reflects the adjustment of income taxes (credit) at an effective rate of 39% as a result of the pro forma adjustments described in these notes.



(d) Reflects the elimination of an extraordinary loss resulting from the 1994 Refinancing.



(e) The computation of earnings (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period plus (in periods in which they have a dilutive effect) the effect of shares of Common Stock contingently issuable upon the exercise of stock options. The pro forma earnings (loss) per share also assumes the issuance of 22,000,000 shares of Common Stock in the Offering.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31, 1994
                                                    -------------------------------------------------
                                                                  RECAPITALIZATION
                                                    HISTORICAL      ADJUSTMENTS            PRO FORMA
                                                    -----------   ----------------        -----------

                                                                     (IN THOUSANDS)
    ASSETS
Current assets:
  Cash............................................  $       422                           $       422
  Receivables--net................................      123,150                               123,150
  Inventories.....................................      130,843                               130,843
  Deferred income taxes...........................       20,000                                20,000
  Income taxes receivable.........................        5,200                                 5,200
                                                    -----------                           -----------
      Total current assets........................      279,615                               279,615
Property, plant and equipment.....................    1,932,713                             1,932,713
  Less: Accumulated depreciation..................      611,762                               611,762
                                                    -----------                           -----------
  Net property, plant and equipment...............    1,320,951                             1,320,951
Other assets......................................       80,332      $   25,331(a)            105,663
                                                    -----------   ----------------        -----------
      Total assets................................  $ 1,680,898      $   25,331           $ 1,706,229
                                                    -----------   ----------------        -----------
                                                    -----------   ----------------        -----------

    LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................  $   100,981                           $   100,981
  Interest payable................................       84,273                                84,273
  Income taxes payable............................          224                                   224
  Other current liabilities.......................       75,450                                75,450
  Current portion of long-term debt...............      116,203      $ (107,219)(b)             8,984
                                                    -----------   ----------------        -----------
      Total current liabilities...................      377,131        (107,219)              269,912
Long-term debt:...................................
  1995 Term Loan A................................           --         840,000(b)            840,000
  1995 Term Loan B................................           --         300,000(b)            300,000
  1995 Receivables Facility.......................           --          60,000(b)             60,000
  1995 Revolving Credit Facility..................           --          77,363(b)             77,363
  1988 Term Loan..................................      117,315        (117,315)(b)                --
  1988 Revolving Credit Facility..................      196,500        (196,500)(b)                --
  1993 Term Loan..................................      100,000        (100,000)(b)                --
  Senior Secured Notes............................      300,000        (300,000)(b)                --
  9 1/4% Notes....................................      450,000              --               450,000
  8 1/4% Notes....................................      100,000              --               100,000
  9% Notes........................................      650,000              --               650,000
  12 5/8% Debentures..............................      145,815        (145,815)(b)                --
  10% Notes.......................................      300,000              --               300,000
  14 1/8% Debentures..............................      566,869        (566,869)(b)                --
  Capital lease obligations.......................      179,821              --               179,821
  Other...........................................       83,324              --                83,324
                                                    -----------   ----------------        -----------
      Total long-term debt........................    3,189,644        (149,136)            3,040,508
Deferred income taxes.............................      209,697         (11,140)(c)           198,557
Other liabilities.................................       41,162              --                41,162
Common Stock with put right.......................       11,711         (11,711)(d)                --
Shareholders' deficit:
  Common Stock and additional paid-in capital.....      600,471         321,961(b)(e)         922,432
  Cumulative translation adjustment...............       (2,330)             --                (2,330)
  Retained deficit................................   (2,746,588)        (17,424)(f)        (2,764,012)
                                                    -----------   ----------------        -----------
      Total shareholders' deficit.................   (2,148,447)        304,537            (1,843,910)
                                                    -----------   ----------------        -----------
      Total liabilities and shareholders'
        deficit...................................  $ 1,680,898      $   25,331           $ 1,706,229
                                                    -----------   ----------------        -----------
                                                    -----------   ----------------        -----------


          See Notes to Pro Forma Condensed Consolidated Balance Sheet

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) Net increase in other assets is summarized as follows (in thousands):


Estimated debt issuance costs associated with the
Recapitalization.................................................   $ 50,250
Write-off of debt issuance costs related to existing long-term
  debt to be repaid or retired...................................    (24,919)
                                                                    --------
                                                                    $ 25,331
                                                                    --------
                                                                    --------



(b) Represents (i) the issuance of $330 million of Common Stock, (ii) prepayment or redemption of existing indebtedness, (iii) issuance of new indebtedness under the New Bank Credit Agreement and the 1995 Receivables Facility and
    (iv) payment of fees and expenses related to the Recapitalization of $70.0 million (including estimated underwriting fees).


(c) Reflects income tax benefit associated with the extraordinary loss on early extinguishment of debt arising from the Recapitalization as calculated in Note (f).

(d) Reclassification of 791,362 shares of Common Stock with put right to Common Stock as the put terminates with respect to such shares prior to or at the time of the Offering.


(e) Includes issuance of $330 million of Common Stock in the Offering less estimated underwriting fees and expenses related to the Offering of $19.75 million and the reclassification from Common Stock with put right described in Note (d).


(f) Represents the after-tax costs related to the extraordinary loss from early extinguishment of debt as a result of the Recapitalization, summarized as follows (in thousands):


Write-off of debt issuance costs related to existing long-term
  debt to be repaid or retired...................................   $ 24,919
Redemption premium associated with 12 5/8%
  Debenture Redemption...........................................      3,645
                                                                    --------
                                                                      28,564
Assumed tax benefit at 39%.......................................    (11,140)
                                                                    --------
                                                                    $ 17,424
                                                                    --------
                                                                    --------

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Industry Conditions


    Sales of the Company's tissue products are generally subject to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact net selling prices and the Company's profitability. From 1990 through 1992, domestic tissue industry capacity additions significantly exceeded historic capacity addition rates. At the same time, commercial demand weakened as a result of the recession. These and other factors caused industry operating rates and pricing to fall. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992 and by 1.2% in 1993. Due to the impact of industry conditions on the Company's then projected operating results, which assumed that net selling price and cost increases would approximate 1% per year and that further capacity expansion would not be justifiable given the Company's high leverage and adverse tissue industry operating conditions, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. Low industry operating rates, competitive pricing and other factors continued to adversely affect the Company's operating results in 1994. In addition, the Company's operating results in the fourth quarter of 1994 were adversely affected by rising wastepaper costs as discussed below.



    The Company currently believes that pricing and demand in the tissue sector of the domestic paper industry are beginning to improve. While the Company's introduction of three price increases in the commercial market in 1993 and one in April 1994 led to a decline in commercial volume for the first nine months of 1994 compared to the same period in 1993, the Company's commercial volume improved slightly during the fourth quarter of 1994 compared to the same period in 1993. The Company introduced another commercial price increase in mid-October 1994. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the Company realizes the full benefit of commercial market price increases. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994 but remained competitive. Overall domestically, the Company realized average price increases of 5% in 1994 as compared to 1993. Further price increases were announced for the commercial and consumer markets effective in January 1995. Taking into account announced tissue papermaking capacity additions and normal population growth, the Company believes that the rate of capacity growth in 1995, 1996 and 1997 will fall short of the demand increase, resulting in higher industry operating rates for the period. Historically, tissue manufacturers have sought price increases during periods of higher operating rates. Accordingly, while there can be no assurance that pricing will continue to increase, the Company believes that in addition to the Company's price increases announced for the commercial and consumer markets for January 1995, further price increases are likely in 1995.



    The Company's operating results are also affected by the price it pays for wastepaper. Wastepaper is the principal raw material used in manufacturing the Company's tissue products. Industry costs for wastepaper and market pulp have recently begun to increase sharply. From July 1994 to January 1995, wastepaper prices for the grades of wastepaper used in the Company's products more than doubled. Wastepaper prices may increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. Since late 1993, market pulp prices have also nearly doubled as a result of increased demand and the Company expects such prices to continue to increase due to worldwide tightening supply/demand conditions for market pulp. However, the Company believes that as market pulp and wastepaper prices increase, tissue producers will seek to increase prices to maintain profitability.

RESULTS OF OPERATIONS

                                                       THREE MONTHS
                                                          ENDED             FOR THE YEARS ENDED
                                                       DECEMBER 31,            DECEMBER 31,
                                                      --------------    ---------------------------
                                                      1994     1993      1994      1993       1992
                                                      -----    -----    ------    -------    ------
Net sales:
  Domestic tissue..................................   $ 284    $ 247    $1,060    $ 1,004    $  978
  International operations.........................      35       33       131        143       143
  Other............................................      25       12        83         40        30
                                                      -----    -----    ------    -------    ------
  Consolidated.....................................   $ 344    $ 292    $1,274    $ 1,187    $1,151
                                                      -----    -----    ------    -------    ------
                                                      -----    -----    ------    -------    ------
Operating income (loss):
  Domestic tissue (a)(b)(c)........................   $  49    $  70    $  264    $(1,715)   $  252
  International operations (a).....................       2       --         8         (1)       17
  Other (a)........................................       2        1         5         (1)        2
                                                      -----    -----    ------    -------    ------
  Consolidated (a)(b)(c)...........................      53       71       277     (1,717)      271
Amortization of goodwill and goodwill
  write-off (a)....................................      --       --        --      2,023        57
Depreciation.......................................      26       26        96         89        82
Environmental charge (b)...........................      20       --        20         --        --
Employee stock compensation (c)....................      --       --        --         (8)       --
                                                      -----    -----    ------    -------    ------
  EBITDA(d)........................................   $  99    $  97    $  393    $   387    $  410
                                                      -----    -----    ------    -------    ------
                                                      -----    -----    ------    -------    ------
Consolidated net loss..............................   $ (25)   $  (6)   $  (70)   $(2,052)   $  (80)
                                                      -----    -----    ------    -------    ------
                                                      -----    -----    ------    -------    ------
EBITDA as a percent of net sales(d)................    28.8%    33.1%     30.8%      32.6%     35.6%


- ------------

(a) During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion. See Note 4 to the Company's audited consolidated financial statements included elsewhere in this Prospectus.


(b) During the fourth quarter of 1994, operating income for domestic tissue operations was reduced by a $20 million environmental charge. See Note 15 to the Company's audited consolidated financial statements included elsewhere in this Prospectus.


(c) Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See Note 13 to the Company's audited consolidated financial statements included elsewhere in this Prospectus.


(d) EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off, the 1994 environmental charge and the effects of 1993 employee stock compensation (credits). EBITDA is presented here as a measure of the Company's debt service ability. Certain financial and other restrictive covenants in the New Bank Credit Agreement and other instruments governing the Company's indebtedness are based on the Company's EBITDA, subject to certain adjustments. See "Description of Certain Indebtedness."


FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993


    Net Sales. Consolidated net sales for 1994 increased 7.3% compared to 1993, while consolidated net sales for the fourth quarter of 1994 increased 17.9% as compared to the comparable quarter in 1993. These increases were due to increases in domestic tissue net sales and significant net sales increases by the Company's wastepaper brokerage subsidiary. Domestic tissue net sales increased 5.5% for fiscal year 1994 and 15.0% during the fourth quarter of 1994, in each case as compared to 1993. For 1994, the higher domestic tissue net sales were due to higher net selling prices principally in the commercial market and higher sales volume in the consumer and parent roll export markets that were partially offset by volume decreases in the commercial market during the first nine months of 1994. Overall, domestic tissue sales volume for 1994 increased slightly over 1993. The Company's decision to implement net selling price increases in the commercial market during each of the first three quarters of 1993 and to follow with a price increase in the second quarter of 1994 led to the decline in commercial volume during the first nine months of 1994. For the fourth quarter of 1994, the higher domestic tissue net sales were due to higher net selling prices and slightly higher volume in the commercial market, significantly higher volume offset by lower net selling prices in the consumer market and higher sales volume in parent roll export markets. The Company announced further price increases in the commercial market effective mid-October 1994 and January 1995 and a price increase in the consumer market effective in January 1995. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the Company realizes the full benefit of commercial market price increases. Net sales of the Company's international operations decreased 8.4% for fiscal year 1994 and increased 4.7% for the fourth quarter of 1994 as compared to 1993. The decrease in international net sales in 1994 was due to significantly lower net selling prices on flat volume. The increase in international net sales for the fourth quarter was due to higher volume partially offset by lower net selling prices. The international net selling price declines were attributable to product mix changes and continued competitive conditions. The significant increase in net sales of the Company's wastepaper brokerage subsidiary during 1994 and for the fourth quarter of 1994 compared to 1993 principally reflects higher net selling prices.



    Gross income. For fiscal year 1994 and the fourth quarter of 1994, consolidated gross margins decreased to 31.9% and 29.3% from 34.0% and 33.5% for the same periods in 1993, respectively, principally due to lower margins in domestic tissue operations where unit manufacturing cost increases exceeded net selling price increases. Such cost increases primarily resulted from higher wastepaper and other raw material costs, lower converting volume, higher depreciation expense resulting from the start-up of a new paper machine at the Muskogee mill late in the first quarter of 1994 and higher maintenance costs. From July 1994 to January 1995, wastepaper prices for the grades of wastepaper used in Fort Howard's products more than doubled and wastepaper prices may increase further due to increased demand for those wastepaper grades used by the Company. Gross margins of international operations declined in 1994 compared to 1993 principally due to the lower net selling prices. For the fourth quarter of 1994 compared to the same period in 1993, gross margins of international operations improved due to lower promotional costs and the results of cost containment activities. However, from July 1994 to January 1995, wastepaper prices for the grades of wastepaper used by international operations increased approximately 65% and wastepaper prices are expected to increase further for such operations due to increased demand for those wastepaper grades used by the Company. In addition, consolidated gross margins were negatively affected for fiscal year 1994 and the fourth quarter of 1994 by the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary which typically has lower margins than domestic tissue operations.



    Selling, General and Administrative Expenses. In the third quarter of 1993, the Company reversed all previously accrued employee stock compensation expense resulting in a reduction of selling, general and administrative expenses of $8 million for 1993. Excluding the effects of the reversal, selling, general and administrative expenses, as a percent of net sales, were 8.6% and 8.2% for fiscal year 1994 and fourth quarter of 1994, compared to 8.8% and 9.0% for fiscal year 1993 and fourth quarter of 1993, respectively. The decreases resulted principally from the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary and, to a lesser degree, cost containment.



    Amortization of Goodwill. As a result of the goodwill write-off in the third quarter of 1993, there was no amortization of goodwill in 1994 compared to $43 million for fiscal year 1993. There was no goodwill amortization in the fourth quarter of 1994 or 1993.



    Environmental Charge. Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years. See "Business-- Environmental Matters" and "--Legal Proceedings" and Note 15 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.



    Operating Income (Loss). Operating income increased to $277 million in 1994 compared to an operating loss of $1,717 million in 1993. The operating loss in 1993 resulted entirely from the goodwill write-off in the third quarter of 1993. Excluding the environmental charge from 1994 results and amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation expense from 1993 results, operating income would have declined to $297 million in 1994 from $299 million in 1993. For the fourth quarters of 1994 and 1993, operating income was $53 million and $71 million, respectively. Excluding the environmental charge from 1994 results, operating income would have increased to $73 million in the fourth quarter of 1994.


    Income Taxes. The income tax credits for 1994 and 1993 principally reflect the reversal of previously provided deferred income taxes.


    Extraordinary Losses. The Company's net loss in 1994 was increased by an extraordinary loss of $28 million (net of income taxes of $15 million) representing the redemption premiums on the repurchases of all the Company's remaining 12 3/8% Notes at the redemption price of 105% of the principal amount thereof and of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof on March 11, 1994, and the write off of deferred loan costs associated with the prepayment of $100 million of the 1988 Term Loan on February 10, 1994, and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures. The Company's net loss in 1993 was increased by an extraordinary loss of $12 million (net of income taxes of $7 million) representing the write-off of deferred loan costs associated with the prepayment of $250 million of the 1988 Term Loan on March 23, 1993, the repurchase of all outstanding 14 5/8% Debentures on April 21, 1993 and the repurchase of $50 million of 12 3/8% Notes on November 1, 1993.



    Net Loss. The Company reported net losses of $70 million and $25 million for fiscal year 1994 and the fourth quarter of 1994, respectively, as compared to net losses of $2,052 million and $6 million for the same periods in 1993. The increase in the net loss in the fourth quarter of 1994 is principally due to the environmental charge. The significant net loss for fiscal year 1993 resulted principally from the goodwill write-off in the third quarter of 1993.


FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992

    Net Sales. Consolidated net sales for 1993 increased 3.1% compared to 1992. Domestic tissue net sales for 1993 increased 2.7% compared to 1992 due to volume increases that were largely offset by lower net selling prices. In mid-1992, average net selling prices rose principally as a result of an attempted price increase in the commercial market but then fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased in each of the third and fourth quarters of 1993 from the previous quarter levels. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for 1993 were below average net selling prices for 1992. Net sales of the Company's international operations were flat in 1993 compared to 1992 primarily due to significantly lower net selling prices and lower exchange rates offset by volume increases resulting from the acquisition of Stuart Edgar Limited ("Stuart Edgar") and the start-up of a new paper machine. United Kingdom retailers engaged in increasingly competitive pricing activity in 1993 across a broad range of consumer products including disposable paper products.

    Gross Income. Consolidated gross margins decreased to 34.0% in 1993 compared to 36.9% in 1992. Domestic tissue gross margins decreased to 37.4% in 1993 from 40.0% in 1992 primarily due to lower net selling prices and an increase in wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels. Gross margins of international operations also declined in 1993 principally due to the lower net selling prices. Unit manufacturing costs of international operations declined in 1993 compared to 1992 as a result of the start-up of a new paper machine and related facilities in the first quarter of 1993 at the Company's United Kingdom tissue operations.


    Selling, General and Administrative Expenses. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast as of September 30, 1993, the Company decreased the estimated fair market valuation of its Common Stock. Accordingly, in 1993 the Company reversed all previously accrued employee stock compensation expense of $8 million, resulting in a decrease in selling, general and administrative expenses, as a percent of net sales, to 8.2% in 1993 from 8.5% in 1992. Excluding the effects of employee stock compensation from both years, selling, general and administrative expenses, as a percent of net sales, would have increased slightly in 1993 to 8.8% from 8.4% for 1992.

    Goodwill Write-Off. As further described below, low industry operating rates and aggressive competitive pricing among tissue producers resulting from the 1991-1992 recession, additions to industry capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results beginning in 1991 and through the third quarter of 1993.

        Declining selling prices. Although sales volume increased, industry pricing was very competitive due to the factors discussed below. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992. Commercial market price increases attempted in mid-1992 were not achieved as commercial market pricing fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased from the second to the third quarter of 1993. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for the first nine months of 1993 were below average net selling prices for the same period in 1992. Pricing in the Company's international markets declined significantly over this time period as well.

        Industry Operating Rates. Based on publicly available information, including data collected by the American Forest & Paper Association ("AFPA"), industry capacity additions in 1990 through 1992 significantly exceeded historic capacity addition rates. Such additions and weak demand caused industry operating rates to fall to very low levels in 1991 and 1992 in comparison to historic rates. Tissue industry operating rates increased only slightly during the first nine months of 1993 from the low levels experienced in 1991 and 1992. Announced tissue industry capacity additions through 1995, as reported by the AFPA through the first three quarters of 1993, approximated average industry shipment growth rates after 1990. For the first nine months of 1993, the industry shipment growth rate fell sharply from the already low rates in 1991 and 1992. Consequently, without an improved economic recovery and improved industry demand, tissue industry operating rates were expected to remain at relatively low levels for the near term, adversely affecting industry pricing.

        Economic Conditions. The 1991-1992 recession and weak recovery adversely affected tissue market growth. Job formation is an important stimulus for growth in the commercial tissue market where approximately two-thirds of the Company's domestic tissue sales are targeted. From 1990 through the first nine months of 1993, job formation was weak and was projected to improve only slightly in 1994. Accordingly, demand growth was weak in 1991, 1992 and in the first nine months of 1993, and did not appear to offer any substantial relief to the outlook for industry operating rates and pricing for the near term.


        Gross Margins. The Company's gross margins steadily declined in 1991, 1992 and 1993 as a result of the three factors noted above. In the first nine months of 1993, the Company's gross margins were also affected by increased wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels.



        As a result of these conditions, the Company expected that the significant pricing deterioration experienced in 1991 through mid-1993 would be followed by average annual price increases that approximated the Company's annual historical price increase trend for the years 1984 through 1993 of approximately 1% per year. Accordingly, during the second quarter of 1993, the Company commenced an evaluation of the carrying value of its goodwill for possible impairment. The Company revised its projections as of September 30, 1993 and concluded its evaluation in the third quarter of 1993 determining that its forecasted cumulative net income before goodwill amortization was inadequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.

        For a more detailed discussion of the methodology and assumptions employed to assess the recoverability of the Company's goodwill, refer to
    Note 4 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.


    Operating Income (Loss). As a result of the goodwill write-off, the Company's operating loss was $1,717 million for 1993 compared to operating income of $271 million for 1992. Excluding amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation expense from 1993 and 1992 results, operating income declined to $299 million for 1993 from $328 million for 1992.


    Income Taxes. The income tax credit for 1993 principally reflects the reversal of previously provided deferred income taxes. The income tax credit for 1992 reflects the reversal of previously provided deferred income taxes related to domestic tissue operations offset almost entirely by foreign income taxes.

    Extraordinary Loss and Accounting Change. The Company's net loss in 1993 was increased by an extraordinary loss of $12 million (net of income taxes of $7 million) representing the write-off of unamortized deferred loan costs associated with the repayment of $250 million of indebtedness under the 1993 Term Loan, the repurchase of all the 14 5/8% Debentures and the repurchase of $50 million of the 12 3/8% Notes. The net loss for 1992 was increased by the Company's adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's unaudited condensed consolidated statement of income for 1992 as a one-time, after-tax charge of $11 million.

    Net Loss. For 1993, the Company's net loss increased, principally due to the goodwill write-off, to $2,052 million compared to $80 million for 1992.

FINANCIAL CONDITION


  Year Ended December 31, 1994



    During 1994, cash increased $195,000. Capital additions of $84 million and debt repayments of $759 million, including the prepayment of $100 million of the 1988 Term Loan, the repurchases of all outstanding 12 3/8% Notes and of $238 million of the 12 5/8% Debentures, a reduction in the 1988 Revolving Credit Facility and the purchase of interest rate cap agreements for $10 million were funded by cash provided from operations of $125 million and net proceeds of the sale of 8 1/4% Notes and 9% Notes of $728 million in February 1994. Receivables increased $17 million during 1994 due principally to higher net selling prices in the domestic tissue and wastepaper brokerage operations and sales volume increases in domestic tissue operations in the fourth quarter of 1994. The $13 million increase in inventories in 1994 resulted from increases in inventory quantities to improve service levels and the revaluation of inventories to reflect higher manufacturing costs. The liability for interest payable increased $29 million due to a change in interest payment schedules resulting from the 1994 debt repurchases from the net proceeds of the sale of the 8 1/4% Notes and 9% Notes in 1994 and for the liability with respect to the 14 1/8% Debentures for interest accruing in cash commencing on November 1, 1994. As a result of all these changes, the net working capital deficit increased to $98 million at December 31, 1994, from a deficit of $92 million at December 31, 1993. The $15 million increase in long-term other liabilities in 1994 principally reflects the classification of $18 million of the environmental charge taken in the fourth quarter as a long-term liability. Deferred and other long-term income taxes declined $34 million from 1993 to 1994 principally due to the reversal of deferred income taxes related to continuing operations and the extraordinary item.

    Cash provided from operations declined in 1994 compared to 1993 principally due to increased interest payments resulting from the 1993 repurchases of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Notes and 10% Notes in 1993 (which accrue interest in cash) and higher floating interest rates. Cash provided from operations was further impacted by the increase in receivables.

  Year Ended December 31, 1993

    During 1993, cash increased $39,000. Capital additions of $166 million and debt repayments of $841 million, including the prepayment of $250 million of the 1988 Term Loan, the repurchase of all outstanding 14 5/8% Debentures, and the repurchase of $50 million of the 12 3/8% Notes, were funded principally by cash provided from operations of $151 million, net proceeds from the sale of the 9 1/4% Notes and 10% Notes of $729 million, net proceeds of the 1993 Term Loan of $95 million, borrowings of $28 million under the 1988 Revolving Credit Facility and borrowings of $9 million by Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations subsidiary, under its credit agreements.


    Inventories and interest payable increased $17 million and $22 million, respectively, during 1993. The Company increased inventories principally to improve its service levels, and secondarily due to the effects of lower volume resulting from increases in net selling prices in the third quarter of 1993, immediately preceding a period of seasonally lower volume. Interest payable increased in 1993 principally due to the repurchase of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Notes and 10% Notes (which accrue interest in cash). The net working capital deficit declined $32 million from $124 million at December 31, 1992 to $92 million at December 31, 1993, principally due to a $25 million reduction in the current portion of long-term debt as a result of lower current maturities under the 1988 Term Loan.


  Liquidity and Capital Resources; The Recapitalization

    The Company's principal uses of cash for the next several years will be interest and principal payments on its indebtedness and capital expenditures.


    The Company is implementing the Recapitalization to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets. The Recapitalization includes the following primary components: (i) the Offering; (ii) the Bank Refinancing and
(iii) the 1995 Debt Redemptions. Proceeds of the Recapitalization will be used to prepay or redeem all of the Company's remaining indebtedness under its 1988 Bank Credit Agreement, the Senior Secured Notes, the 1993 Term Loan, the 12 5/8% Debentures and the 14 1/8% Debentures. After giving effect to the Recapitalization, on a pro forma basis as of December 31, 1994, the Company would have had approximately $3,050 million of long-term debt outstanding. Following the Recapitalization, the Company will have estimated repayment obligations of $9 million in 1995, $62 million in 1996, $121 million in 1997, $143 million in 1998 and $157 million in 1999 (and increasing thereafter). In addition, there may be additional required payments under the New Bank Credit Agreement out of excess cash flow, if any, and from proceeds of asset sales, if any. See "Description of Certain Indebtedness--The New Bank Credit Agreement."



    Capital expenditures were $84 million, $166 million and $233 million in 1994, 1993 and 1992, respectively, including an aggregate of over $350 million during those periods for capacity expansions. Subject to market conditions and the successful completion of the Recapitalization, the Company's current plans to support growth in domestic tissue shipments include adding one world-class (270-inch) tissue paper machine over the next five years and the start up of another dry form machine in the next few years. The New Bank Credit Agreement will impose limits for domestic capital expenditures, with certain exceptions, of $75 million per year. The Company will also be permitted to spend up to $250 million for domestic expansion projects including, without restriction, an additional tissue paper machine at one of its existing domestic mills. Other domestic expansion projects are restricted unless the Company's ratio of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in the New Bank Credit Agreement) exceeds certain amounts. In addition, the Company will be permitted to make capital expenditures for international expansion of up to $40 million through June 30, 1996, and up to $100 million in the aggregate after June 30, 1996 if the Company's ratio of Consolidated EBITDA to Consolidated Interest Expense exceeds certain amounts. Under the New Bank Credit Agreement, the Company may carry over to one or more years (thereby increasing the scheduled permitted limit for capital expenditures in respect of such year) the amount by which the scheduled permitted limit for each year (beginning with fiscal year 1995) exceeded the capital expenditures actually made in respect of such prior year. The Company does not believe such limitations will impair its plans for capital expenditures. Capital expenditures are projected to approximate $55 to $75 million annually for the next several years, plus $225 million of domestic expansion capital spending that is subject to market conditions and the successful completion of the Recapitalization. The portion of the above capital expenditures which are attributable to environmental matters is described in "Business--Environmental Matters."



    The 1995 Revolving Credit Facility will mature on the seventh anniversary of the completion of the Offering. Assuming the Recapitalization is consummated on March 15, 1995, the Company expects to have $179.1 million in available capacity under the 1995 Revolving Credit Facility.



    Assuming the Recapitalization is completed in March 1995, approximately $1.4 billion of the Company's outstanding indebtedness is expected to bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 6% plus the Company's borrowing margin until June 1, 1996, and to 8% plus the Company's borrowing margin from June 1, 1996 to June 1, 1999. The Company monitors the risk of default by the counterparties to the interest rate cap agreements and does not anticipate nonperformance. See Note 8 to the Company's audited consolidated financial statements included elsewhere in this Prospectus for additional information concerning these agreements.


    The limitations contained in the New Bank Credit Agreement and in the Company's indentures on the ability of the Company and its subsidiaries to incur indebtedness, together with the highly leveraged position of the Company, could limit the Company's ability to effect future financings and may otherwise restrict corporate activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital expenditures (including capital expenditures for environmental matters) or to take advantage of business opportunities which may arise or to take actions that require funds in excess of those available to the Company. However, the Company believes that cash provided by operations, unused borrowing capacity under the 1995 Revolving Credit Facility and access to financing in public and private markets will be sufficient to enable it to fund capital expenditures (including planned capital expenditures for environmental matters) and meet its debt service requirements for the foreseeable future.


    Assuming a favorable resolution of the U.S. Tax Court appeal discussed in "Business--Legal Proceedings," the Company will have approximately $131 million of net operating loss ("NOL") carryforwards as of December 31, 1994 for federal income tax purposes which expire as follows: $11 million in 2007, $47 million in 2008 and $73 million in 2009. The aggregate amount of net operating loss carryforwards available to the Company as of December 31, 1994 could be reduced to approximately $71 million if the U.S. Tax Court decision is affirmed. Further, under the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of NOL carryforwards against future taxable income is potentially limited if the Company experiences an "ownership change," as defined in the Code. The Company believes that it will not experience an ownership change in connection with the Offering or that, if it does, the resulting limitation on NOL carryforward utilization is not expected to have a significant effect on the Company's financial condition or on its results of operations. It is possible, however, that following the Offering, future events (such as transfers of Common Stock by shareholders, or certain Common Stock issuances) could cause an ownership change which under the circumstances at that time could result in a limitation on the Company's ability to utilize NOL carryforwards existing at such time to offset future taxable income.


    Refer to Note 7 to the audited consolidated financial statements included elsewhere in this Prospectus for a description of certain matters related to income taxes. See "Business--Legal Proceedings."

  Seasonality


    During the years ended December 31, 1994, 1993, and 1992, a slightly higher amount of the Company's revenues and EBITDA have been recognized during the second and third quarters. Following the Recapitalization, the Company expects to fund seasonal working capital needs from the 1995 Revolving Credit Facility.

                                    BUSINESS

THE COMPANY

    Founded in 1919, Fort Howard is a leading manufacturer, converter and marketer of sanitary tissue products, including specialty dry form products, in the United States and the United Kingdom. Its principal products, which are sold in the commercial (away-from-home) and consumer (at-home) markets, include paper towels, bath tissue, table napkins, wipers and boxed facial tissue manufactured from virtually 100% recycled fibers. The Company believes that it is the leading producer of tissue products in the domestic commercial market with a 26% market share and has focused two-thirds of its capacity on this faster growing segment of the tissue market. In the domestic consumer market, where the Company has a 9% market share, its principal brands include Mardi Gras printed napkins (which hold the leading domestic market position) and paper towels, Soft 'N Gentle bath and facial tissue, So-Dri paper towels, Page paper towels, bath tissue and table napkins, and Green Forest, the leading domestic line of environmentally positioned, recycled tissue paper products. Fort Howard also manufactures and distributes its products in the United Kingdom where it currently has the fourth largest market share primarily in the consumer segment of the market.

INDUSTRY OVERVIEW

United States

  Demand


    According to statistics compiled by the AFPA, sanitary tissue paper converted product shipments in the United States were approximately 5.4 million tons in 1994. Shipments to the commercial and consumer markets represent approximately 37% and 63% of total shipments, respectively.



    Historically, sanitary tissue demand as evidenced by product shipments has fluctuated somewhat less than demand in the paper industry overall. Although the rate of growth in tissue market shipments slackened during the industry's recessionary period between 1991 and 1993, tissue market shipments continued to grow because of population growth, which has a stabilizing effect on demand. Total domestic tissue shipments grew from 4.1 million tons in 1984 to 5.4 million tons in 1994 for a compound annual growth rate of 2.4%. The Company believes that except in recessionary years, commercial market shipment growth rates have generally exceeded consumer market shipment growth rates. The Company also believes that, because of the increasing number of dual income households, more frequent travel and recreation and longer life expectancy, which result in increased use of away-from-home facilities, the commercial market will continue to grow faster on average than the consumer market. Shipments tend to be stronger in the second and third quarters because of seasonal demand.

    The following table shows sanitary tissue paper converted product shipments in the United States for the years indicated according to the AFPA.



                                                                                                        1984-1994
                                                                                                        COMPOUND
                                                                                                         ANNUAL
                                                                                                         GROWTH
                           1984   1985   1986   1987   1988   1989   1990   1991   1992   1993   1994     RATE
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  ---------
                                                            (TONS IN THOUSANDS)
Commercial(1)............. 1,522  1,554  1,576  1,671  1,783  1,918  1,971  1,987  2,012  2,003  1,961     2.6%
Consumer.................. 2,716  2,718  2,820  2,846  2,903  2,992  3,025  3,080  3,176  3,268  3,395     2.3%
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
   Total.................. 4,238  4,272  4,396  4,517  4,686  4,910  4,996  5,067  5,188  5,271  5,356     2.4%
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
                           -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----


- ------------
(1) Club warehouse production and shipments are not separately reported to the AFPA. Prior to 1994, AFPA member companies reporting tissue production and shipments to the AFPA ("Reporting Companies") had varying practices with respect to classifying reported shipments to club warehouses as either commercial market or consumer market shipments. Although Fort Howard reported all shipments to club warehouses as commercial market shipments prior to 1994, it is unclear what practices had been followed by other Reporting Companies. During 1993, it appeared that certain Reporting Companies had changed their reporting of club warehouse shipments. Accordingly, beginning in 1994, Reporting Companies were requested by the AFPA to classify reported shipments to club warehouses as either commercial market or consumer market shipments based on Reporting Companies' estimates of whether the finished product was used in the commercial or consumer market.


    The Company believes that the decreases in commercial market shipments in 1993 and 1994 are attributable to reclassifications of reported club warehouse shipments between the commercial and consumer markets as described in footnote
(1) above. Consequently, while total tissue shipment growth as reported by the AFPA was 1.6% in each of 1994 and 1993, the Company believes that shipment growth rates in the commercial and consumer markets in 1993 and 1994 as reported by the AFPA may not reflect actual shipments in the respective markets and that the long-term compound annual growth rates may not reflect actual trends for the respective markets.



    Commercial Market. In the commercial market, domestic tissue shipments grew from 1.5 million tons in 1984 to 2.0 million tons in 1994 for a compound annual growth rate of 2.6%. The Company believes that shipment growth rates in the commercial market are affected principally by job formation, the strength of other cyclical economic variables and changing demographic and socio-economic trends. For the three-year period prior to 1990, commercial tissue shipments showed strong growth as a result of favorable economic conditions and strong job formation during the period. From 1990 through 1993, job formation was weak and unemployment was high, adversely affecting commercial tissue market shipments during this period. According to U.S. Department of Labor statistics, in late 1993 and in 1994, job formation began to improve. To the extent economic recovery continues, the Company believes that job formation should provide an important stimulus for commercial market demand.


    The commercial market is comprised of a few large tissue producers that have large market positions and a significant number of small, regional manufacturers. While the full range of premium, value and economy products exist in this market, the value and economy ranges of products are predominant in the commercial market. The Company believes that advertising does not have a significant influence on commercial demand.


    Consumer Market. In the consumer market, domestic tissue shipments grew from
2.7 million tons in 1984 to 3.4 million tons in 1994, for a compound annual growth rate of 2.3%. The Company believes that shipment growth rates in the consumer market are principally affected by population growth trends and general economic conditions including the level of consumer confidence.



    The consumer market is comprised of a few large, mostly branded premium product manufacturers that actively advertise to stimulate consumer demand for their products. The product range in this market covers branded premium products (45% of market), branded value products (39%) and private label products (16%). Discount retailers have been emphasizing the development of private label products to achieve higher gross margins and to lower retail shelf prices to appeal to increasingly price conscious consumers.

  Capacity


    For the ten years ended December 31, 1989, tissue industry capacity grew at a 1.8% average annual growth rate and operating rates remained at a relatively strong average level of 92.0%. The Company believes that tissue industry operating rates of approximately 92-93% represent balanced supply and demand in the tissue market. Tissue industry operating rates peaked at 97.0% in 1989. Subsequently, tissue industry capacity additions in 1990 through 1992 significantly exceeded historic capacity addition rates. At the same time, commercial demand slackened due to the recession. These and other factors caused annual operating rates to fall to a low of 89.8% in 1992. Tissue industry operating rates have increased from the low levels experienced in 1992 and were at 91.7% for 1994.



    Tissue industry operating rates in 1995 and future years will depend upon the level of demand and capacity growth. Taking into account announced tissue papermaking capacity additions and normal population growth, the Company believes that the rate of capacity growth in 1995, 1996 and 1997 will fall short of the demand increase, resulting in higher industry operating rates for the period.


  Pricing


    Since 1983, pricing has correlated strongly with the levels of industry operating rates. The high level of growth in tissue industry capacity from 1990 through 1992, coupled with the weakening commercial demand resulting from the recession and competitive new product introductions in the consumer market, caused industry operating rates and pricing to fall. Although specific industry pricing information is not available, the Company believes that industry pricing fell in each of 1991 and 1992 and may have fallen in 1993. In the commercial market, three industry price increases were introduced in 1993 and two were introduced in April and mid-October 1994. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994, but remained competitive. Overall domestically, the Company realized average price increases of 5% for the year ended December 31, 1994 as compared to 1993. Because a substantial portion of commercial sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the full benefit of commerical market price increases are realized.



    The Company believes that growing market shipments resulting from normal population growth, together with a reduced rate of announced capacity growth, will result in higher industry operating rates in 1995, 1996 and 1997. In addition, as further discussed below, because market pulp and wastepaper prices may continue to increase, the Company believes tissue producers will seek to increase prices to maintain profitability. As a result of these factors, during the fourth quarter of 1994, the Company announced further price increases for the commercial and consumer markets effective in January 1995, and while there can be no assurance that pricing will continue to increase, the Company believes that additional price increases are likely in 1995.



  Raw Material Supply



    Fiber, which constitutes the principal raw material for making paper, is obtained either by processing virgin wood pulp or by de-inking and processing wastepaper. The Company estimates that approximately 44% of domestic total tissue production in 1993 was manufactured using wastepaper. In 1993, the latest year for which independent industry data is available, 91 million tons of wastepaper were generated in the United States of which 36 million tons were collected for recycling (including 6 million tons that were exported), 36 million tons were put into landfills and 19 million tons were incinerated or otherwise disposed of. Different grades of wastepaper are available from different sources. For example, newsprint is primarily generated by curb-side collection, corrugated containers by retailers and mid to higher-grade papers by printers and through the collection of office wastepaper. Although virtually any grade of wastepaper can be used in some form of tissue production, generally only mid to higher grades of wastepaper, representing about one-third of recycled wastepaper in 1993, are used in tissue production.


    Historically, most large tissue manufacturers have had integrated virgin wood pulp operations and have therefore been less dependent upon market pulp for their wood pulp requirements. Recently, some large tissue producers have sold or announced an intent to consider the sale of their pulp operations and, accordingly, tissue producers increasingly are or may become more dependent on market pulp for their wood pulp requirements.


    According to statistics compiled in independent industry reports, the following table shows the price per ton for wastepaper and market pulp for the periods indicated. Wastepaper prices are not directly comparable to market pulp prices because wastepaper yields are generally lower than market pulp yields, wastepaper processing costs are generally higher than those associated with market pulp and market pulp prices are widely reported per metric ton while wastepaper prices are widely reported per the smaller short ton.



                                                         1989    1990    1991    1992    1993    1994
                                                         ----    ----    ----    ----    ----    ----
Market pulp per metric ton(a).........................   $830    $765    $500    $570    $415    $700
Wastepaper per short ton(b)...........................   $106    $ 80    $ 67    $ 81    $ 86    $176


- -------------------


 (a)  Year-end market prices per metric ton for Northern Bleached Softwood Kraft.
 (b)  Year-end market prices per short ton for Coated Book. The market price trends for this wastepaper grade are representative of the percentage price changes experienced by the
      Company over the period 1990 through 1994 for the grades of wastepaper used by the
      Company. The market price trends for Coated Book may not be representative of future price trends for the grades of wastepaper Fort Howard uses. In addition, the market prices shown in this table are not necessarily indicative of Fort Howard's or any other tissue manufacturer's actual wastepaper costs, which will depend on the particular grades of wastepaper used.



    Beginning in the third quarter of 1994, wastepaper prices for de-inking grades utilized by tissue producers increased significantly. Wastepaper prices may increase further because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. Since late 1993, market pulp prices also have increased sharply as a result of increased demand. The Company expects market pulp prices to continue to increase due to worldwide tightening supply/demand conditions for market pulp. For the month of January 1995, the average market prices for Northern Bleached Softwood Kraft pulp and Coated Book wastepaper increased to $750 per metric ton and $202 per short ton, respectively. Historically, as market pulp and wastepaper prices increase, tissue producers have sought to increase prices to maintain profitability.


United Kingdom

  General

    The tissue market in the United Kingdom is roughly one-eighth the size of the U.S. market or approximately 684,000 tons in 1993. The commercial market represents approximately one-third of the total market and the consumer market represents approximately two-thirds. Fort Sterling's operations are primarily in the consumer market. Because no definitive industry reports covering the U.K. market are available, the following information is based in part on reports commissioned by the Company and on the Company's estimates.

  Demand

    Total U.K. tissue shipments increased from 540,000 tons in 1983 to 684,000 tons in 1993 for a compound annual growth rate of 2.4%. In the consumer market, U.K. tissue shipments grew from

361,000 tons in 1983 to 458,000 tons in 1993 for a compound annual growth rate of 2.4%. In the commercial market, U.K. tissue shipments increased from 179,000 tons in 1983 to 226,000 tons in 1993, for a compound annual growth rate of 2.4%. Growth in the U.K. commercial market is affected by the same factors that affect growth in the U.S. commercial market. The U.K. commercial market has been growing at the same rate as the consumer market. In comparison to the U.S. commercial market, the commercial market in the U.K. has an underdeveloped distribution network and more limited product penetration, thereby offering opportunities for improved shipment growth.


    Fort Sterling is one of the four largest tissue producers in the U.K. and has the fourth largest market share of the total tissue market. The U.K. tissue market is characterized by low consumption of paper towels and table napkins as compared to the U.S. tissue market. Private label products command an equal and growing consumer market share compared to branded products. Private label products are more likely to be premium quality/high priced than economy/value priced. However, beginning in late 1992, as Europe began to experience a recession and as U.K. grocery price competition increased due to the emergence of grocery discounters and the introduction of club warehouses to the U.K. market, U.K. consumers began to move more heavily to economy products. From 1991 to 1993, the market share of grocery discounters in the consumer grocery market increased from 8% to 15%. The Company believes that shipment growth rates in the consumer market are principally affected by population growth trends, and to a lesser extent, changing consumption habits as the acceptance and use of paper towels and table napkins develops further.

  Capacity


    For the period from 1983 to 1993, U.K. tissue papermaking capacity grew at a compound annual growth rate of 2.6% to 668,000 tons from 518,000 tons. Taking into account waste on conversion to finished products of 6%-9%, U.K. tissue papermaking capacity falls significantly short of U.K. tissue consumption. Unlike the U.S. market, there are a large number of small, partially integrated or non-integrated tissue converters that purchase parent rolls (unconverted rolls of finished tissue) and hold a combined U.K. market share of tissue shipments of approximately 25%. Also, all the large U.K. tissue manufacturers, with the exception of Fort Sterling, purchase significant quantities of market pulp or parent rolls because there is no U.K. timber harvesting to support fully integrated, virgin wood pulp production. Taking into account announced papermaking capacity shut-downs and additions, as well as an anticipated modest consolidation of independent tissue converters, the Company expects supply conditions to tighten in 1995, 1996 and 1997.


  Pricing

    U.K. retailers have engaged in increasingly competitive pricing activity in 1993 and 1994 across a broad range of consumer products, including sanitary tissue paper products, due in part to the greater penetration of large discount chains, the entry of club warehouse chains from the U.S. and the recession in the U.K. As a result, tissue prices have declined significantly in the U.K. from 1992 through late 1994.


    Consumer and commercial market price increases were announced by Fort Sterling effective late in the fourth quarter of 1994 and another consumer market price increase was announced effective late in the first quarter of 1995. Although there can be no assurances, due to expected tightening supply conditions in 1995 and 1996, an improving U.K. economy and recent pressure on worldwide prices for market pulp and wastepaper, the Company believes that further price increases are likely in 1995.


  Raw Material Supply

    Market pulp and wastepaper supply and demand and cost trends in the U.K. are substantially similar to those in the United States.

STRATEGIC POSITION


    For the past 20 years Fort Howard has maintained annual EBITDA margins in excess of 30%, approximately double those publicly reported by the Company's competitors over the past five years. At the same time, the Company has achieved strong market share growth on the basis of its position as a low cost producer in the markets in which it competes. From 1984 to 1994, the Company has doubled its production capacity by constructing world-class, integrated, regional tissue mills which utilize the Company's proprietary de-inking technology to produce quality tissue from a broad range of wastepaper grades. These mills enable the Company to produce low cost, quality tissue products because they: (i) include state-of-the-art wastepaper de-inking and processing systems that process relatively low grades of wastepaper to produce low cost fiber for making tissue paper; (ii) contain eight of the eleven largest (270-inch) tissue paper machines in the world, which significantly increase labor productivity; (iii) are geographically located to minimize distribution costs; (iv) generate their own steam and electrical power and (v) manufacture certain of their own process chemicals and converting materials.



    The Company currently believes that pricing and demand in the tissue sector of the paper industry are beginning to improve. This improvement comes after an unprecedented period of depressed industry pricing over the past three years, which led the Company to write off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. See "--Industry Overview," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and the Company's audited consolidated financial statements included elsewhere in this Prospectus. The Company introduced three price increases in the commercial market in 1993 and two further increases in April 1994 and mid-October 1994. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994, but remained competitive. Overall domestically, the Company realized average price increases of 5% for the year ended December 31, 1994 as compared to 1993. Further price increases were announced for the commercial and consumer markets effective in January 1995. Because a substantial portion of the Company's commercial market sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the Company realizes the full benefit of commercial market price increases. Taking into account announced tissue papermaking capacity additions and normal population growth, the Company believes that the rate of capacity growth in 1995, 1996 and 1997 will fall short of the demand increase, resulting in higher industry operating rates for the period. In addition, industry costs for market pulp and wastepaper have recently begun to increase sharply. Historically, as market pulp and wastepaper prices increase, tissue producers have sought to increase prices to maintain profitability. Accordingly, while there can be no assurance that pricing will continue to increase, the Company believes that in addition to the Company's price increases announced for the commercial and consumer markets for January 1995, further price increases are likely in 1995.


BUSINESS STRATEGY

    Fort Howard's business strategy is focused on increasing its profitability by maintaining and enhancing its position in the United States and internationally. The Company's strategy involves:

        Maintaining Position as Low Cost Producer. Fort Howard is committed to maintaining its position as a low cost producer of tissue products in the markets in which it competes. The Company believes that its use of wastepaper for substantially all of its fiber requirements and, in particular, its increasingly effective consumption of lower cost wastepaper grades without sacrificing end product quality, are key components of its low cost producer strategy. Over the last ten years, because of continuous improvements in its proprietary de-inking process, Fort Howard has been able to shift significantly the mix of wastepaper to lower cost grades, thereby achieving substantial cost savings. In addition, Fort Howard owns a wastepaper brokerage company which provides it with access to sources of supply and market information for all grades of wastepaper.

    The Company believes that it has a competitive advantage because of the Company's proprietary de-inking technology and know-how and the substantial capital investment in new equipment and technologies required by competitors to achieve operating income margins comparable to those of the Company. The Company's annual capital spending program for 1995, 1996 and 1997 includes significant amounts for the ongoing modernization of its mills, including the addition of a new coal-fired boiler in Savannah, productivity projects and continued development of improved de-inking technologies, all of which should produce additional cost savings in the near term. See "Operations--Domestic Tissue."


        Sustaining Growth in Commercial Market Shipments and Market
    Share. Approximately two-thirds of the Company's tissue shipments are to the commercial market. Fort Howard intends to continue its focus on the commercial market which has grown at a 2.6% compound annual growth rate for the decade ending December 31, 1994, compared to the consumer market which has grown at a 2.3% rate during the same period. The commercial market is expected to continue to grow at a faster rate. The Company intends to use its leading commercial market share position to capture incremental growth in the commercial market by focusing on increased sales to large distributors and national accounts, by emerging as a major supplier to club warehouses and by expanding its specialty dry form business as described below:


           Increasing Sales to Large Distributors and National Accounts. The Company has developed an aggressive sales team of over 200 salaried representatives that is focused on meeting the special requirements of large distributors and national accounts in the foodservice, health care, lodging, buildings and industrial subsegments of the commercial market. Such requirements include, for example, the ability to offer a full line of tissue products, strict sanitary production requirements, the ability to service locations nationwide, Electronic Data Interchange ("EDI") capabilities, and superior on-time and complete order shipping performance. The Company believes it is well-positioned to increase sales to these key customers as demand improves.


           Improving Position With Club Warehouses. The growing patronage of club warehouses represents an important growth opportunity for the Company. Its newly organized club warehouse sales and marketing team focuses on the special requirements of these customers, including unique product specifications, packaging sizes and design, palletized distribution, EDI capabilities, the ability to service locations nationwide, superior on-time and complete order shipping performance and the ability to grow rapidly to support new warehouse openings. The Company is relatively new to club warehouse distribution and still underrepresented in this distribution channel. The Company, however, has increased its volume in this channel substantially during the last three years.



           Expanding Specialty Dry Form Business. Fort Howard maintains the leading market position in the domestic production of dry form paper, the principal base fiber for baby wet wipes and a key component for feminine hygiene products. The Company believes the growth rate for the baby wet wipe industry to date has exceeded the growth rate of the tissue industry as a whole. Subject to market conditions and the successful completion of the Recapitalization, the Company's current plans are to start-up its third dry form machine in the next few years to meet the demand in this rapidly expanding market.



        Sustaining Growth in Consumer Market Shipments and Market Share. The Company is continuing to grow its share in the domestic consumer market and has developed the leading branded napkin, Mardi Gras, the leading environmental brand of tissue products, Green Forest, and the leading private label market share. Management expects the value segment of the 3.4 million ton consumer market, a part of the market in which the Company competes, to grow at a faster rate than the premium brand segment of that market as consumers become more value conscious. The Company continues to work toward full national distribution and greater market penetration of its key value brands Soft 'N Gentle, Mardi Gras, Green Forest and So-Dri and has recently added a distribution center to serve customers in California. The Company seeks to offer its retailers margins which are among the highest in the trade and emphasizes promotional spending rather than advertising. The Company's strategy of expanding its private label market share should also enable it to benefit from the continuing growth in the value segment of the consumer market.

        Expanding Internationally. The Company views expansion of its international operations as an increasingly important component of its long-term business strategy and intends to focus on the following:

           Sustaining Growth in U.K. Shipments and Market Share. Management believes that its commercial market share in the United Kingdom is underdeveloped and that its experience in building its commercial market share in the U.S. can continue to be applied to improve results in the United Kingdom. In addition to consolidating its commercial brands, Fort Sterling is acquiring new converting capacity to fill key gaps in its napkin and wiper product lines in an effort to achieve full penetration of the foodservice channel. Fort Sterling also has restaged its Nouvelle bath tissue with enhanced attributes and is consolidating its other consumer branded products.

           Expanding into New International Markets. The Company also believes that significant opportunities may exist for additional growth by applying its low cost producer technology to international markets outside of the United Kingdom. The Company is exploring new international markets in Asia and Latin America whose size, competitive profile and end use tendencies will allow it to capitalize on its proprietary de-inking technologies and its experience in the United Kingdom.

        Improving Financial Flexibility. The Company has undertaken the Recapitalization to improve its operating and financial flexibility by reducing the level and overall cost of its debt, extending maturities of indebtedness, increasing shareholders' equity and enhancing its access to capital markets. In addition, as a result of the Recapitalization, the Company believes that it will be able to execute better its strategy and take advantage of growth opportunities.

    The Company's current plans to support growth in domestic tissue shipments include, subject to market conditions and the successful completion of the Recapitalization, adding one world-class (270-inch) tissue paper machine over the next five years. Any such expansion would only be undertaken after a careful evaluation of industry capacity conditions. The Company believes that this rate of expansion will contribute to improved long-term tissue industry operating conditions.

DOMESTIC TISSUE OPERATIONS

    Fort Howard produces its domestic tissue products at three facilities: its original facility in Green Bay, Wisconsin; its Muskogee, Oklahoma mill constructed as a greenfield site which commenced papermaking production in 1978; and its greenfield mill near Savannah, Georgia which commenced production in 1987. Each of these facilities is a world-class, fully integrated tissue mill that can de-ink and process fiber from low cost wastepaper to provide virtually all of the mill's tissue fiber. In addition, each mill contains at least two 270-inch tissue paper machines, is geographically located to minimize distribution costs to its regional markets, produces all its steam and electrical power, manufactures some of the chemicals used in whitening tissue fiber and some of its converting materials, and converts, prints and packages Fort Howard's tissue products.

    Fort Howard has installed eight of the eleven largest (270-inch) tissue paper machines in the world which provide long-term productivity advantages. Approximately 90% of Fort Howard's domestic production comes from tissue paper machines capable of making 50,000 tons or more annually, whereas the Company believes that less than one-quarter of competitors' production comes from machines with a capacity of 50,000 tons or more. Approximately 50% of Fort Howard's papermaking capacity came on-line during the last 10 years, while the Company believes that approximately three-quarters of competitors' tissue paper machines in the U.S. were built over 10 years ago, with approximately one-third over 30 years old. Because tissue paper machines are often operated for over 50 years, the Company believes that its new large machines offer a long-term competitive advantage. In addition, with each new capacity expansion, Fort Howard installed new, world-class supporting equipment consisting of large scale wastepaper processing and cleaning systems and converting equipment that provide further productivity advantages.


    Facilities. In Green Bay, Wisconsin, the Company operates nine tissue paper machines, including two world-class 270-inch tissue paper machines completed in 1984 and 1992. In addition, the Green Bay mill contains two dry form machines which commenced operation in 1978 and 1989. Although the Green Bay mill is the Company's original facility, having commenced production in 1920, it is well maintained, includes virtually all of Fort Howard's latest technologies and equipment and is cost competitive with the Company's newer facilities. The Company's Muskogee, Oklahoma mill contains a new 270-inch tissue paper machine which was added during the first quarter of 1994, and another 270-inch and three 200-inch tissue paper machines which were installed between 1978 and 1985. Fort Howard's greenfield mill located near Savannah, Georgia contains four 270-inch tissue paper machines that commenced production in 1987, 1988, 1989 and 1991.

    Each of the Company's mills also includes a coal-fired cogeneration power plant capable of producing all of the mill's steam and electricity, a modern de-inking and pulp processing plant that processes virtually all of the mill's fiber requirements from wastepaper, a chemical plant that produces high volume chemicals used in whitening fibers, high speed converting equipment for cutting, folding, printing and packaging paper into the Company's finished products and related facilities and warehousing. The Muskogee mill also includes a polywrap manufacturing plant that processes approximately one-half of the polywrap required by the Company's domestic mills and the Green Bay mill includes a large machine shop that services all the Company's domestic mills.


    Wastepaper. Fort Howard has led the industry in developing sanitary tissue paper products from recycled wastepaper. Fort Howard uses 100% wastepaper for all but a limited number of dry form and specialty products representing approximately 3% of its volume. Currently, Fort Howard recycles over 1.4 million tons of wastepaper annually into tissue products--about four times as much as any other U.S. tissue company. The Company believes that its use of wastepaper for substantially all of its fiber requirements gives it a cost advantage over its competitors.


    The Company has developed the largest network for obtaining de-inking grades of wastepaper in the domestic tissue industry. A large portion of its wastepaper requirements is sourced through Harmon Associates Corp. ("Harmon"), the Company's 100% owned wastepaper brokerage subsidiary. The remainder of the Company's wastepaper requirements are sourced through an in-house wastepaper purchasing group. As a wastepaper broker, Harmon can accept the total wastepaper generation from a supplier whether or not all the wastepaper is needed to meet Fort Howard's production requirements. This ability effectively increases the sources of supply to Fort Howard. In addition, Harmon's activities in export markets, as well as in grades not usually purchased by Fort Howard, provide the Company with valuable intelligence on trends in the worldwide wastepaper market. The Company also maintains innovative curbside collection programs with several municipalities and enters into contracts with large office complexes to effectively increase its sources of wastepaper supply.

    Energy. Each of the Company's mills includes a coal-fired cogeneration plant for the production of all its steam, which Fort Howard uses both in manufacturing tissue and in generating virtually all its electricity. The Company believes that its energy cost is significantly lower than the cost of energy available to it from public utilities. In recent years, the Company has installed fluidized bed boilers to burn lower cost coal and petroleum coke efficiently and in conformity with environmental standards.

    Chemical, Printing and Packaging. The Company operates chemical plants at all three mills to produce some of the whitening agents used in high volumes in processing fiber. The Muskogee mill also operates a plant to process resin into polywrap to supply much of the Company's polywrap needs. The Company's own artists and graphic designers create the many and varied colored print designs for certain of Fort Howard's tissue products. In addition, all the cores and a large percentage of the labels and boxes used in packaging tissue products are manufactured at each mill using Company manufactured or purchased paper and chipboard.

    Distribution. The Company has geographically sited its tissue mills to serve its largest regional markets in the Midwest, Northeast and Southeast which permits it to ship its products at a low cost. The Company maintains a small number of distribution points enabling it to ship full truckloads of its broad product line at a low cost. The Company uses independent haulers to transport most of its shipments. The Company seeks to maximize the productivity of its haulers by applying a "round trip" transport concept for shipping finished goods out and hauling wastepaper back. The Company's own truck fleet is used to minimize truckload carrying costs to select markets and to handle "rush" shipments to meet customer requirements.


    Capital Expenditures. The Company has invested heavily in its manufacturing operations. Capital expenditures in the Company's tissue business were approximately $724 million for the five year period ended December 31, 1994, $538 million of which was incurred for capacity expansion projects. In addition, the Company's annual capital spending program includes significant investments for the ongoing modernization of each of its mills. For example, as new de-inking technologies and converting equipment are developed, the Company adds such technology and equipment at each mill to maintain low cost structures.



    A significant portion of the Company's capital budget since 1985 has been invested in the Savannah mill, which was completed in 1991. Total expenditures for the Savannah mill were $570 million. In 1993, the Company completed an expansion of its Green Bay tissue mill, including the addition of a new tissue paper machine and related environmental protection, pulp processing, converting, and steam generation equipment. The new tissue paper machine at the Green Bay mill commenced production in August 1992. Total expenditures for the expansion project were $180 million. In 1994, the Company completed the installation of a fifth tissue paper machine, environmental protection equipment and associated facilities at its Muskogee tissue mill. Total expenditures for the expansion were approximately $140 million.


    Research and Development. The Company maintains laboratory facilities with a permanent staff of engineers, scientists and technicians who are responsible for improving existing products, development of new products and processes, product quality, process control and providing technical assistance in adhering to regulatory standards. Continuing emphasis is being placed upon expanding the Company's capability to de-ink a broader range of wastepaper grades, designing new products, further automating manufacturing operations and developing improved manufacturing and environmental processes.

    Engineering and Maintenance. The Company's internal engineering staff provides the engineering expertise to assist in the designing, constructing, upgrading and maintenance of the Company's tissue mills. The Company's engineering staff has managed the start-up of eight of the world's largest tissue paper machines since 1984, and has designed many vital components of the tissue paper machines, wastepaper processing systems and converting equipment related to these expansions. In addition, the Company's engineers have designed key wastepaper processing and converting equipment which is manufactured in the Company's Green Bay machine shop. The Company's maintenance program at each of its domestic mills emphasizes preventive maintenance to minimize production stoppages.

  Products

    Commercial Products. Fort Howard's commercial tissue products include folded and roll towels, bath and facial tissue, bulk and dispenser napkins, disposable wipers, specialty printed merchandise and dispensers. Because commercial market manufacturers offer similar product attributes to this value conscious market, competition principally involves value pricing and service. Management believes that Fort Howard's commitment to quality and service and its competitive pricing strategy afforded by its low cost producer status have provided the foundation for the continuation of its leading commercial market share of approximately 26%.

    The Company constantly strives to grow in new or underdeveloped subsegments of its commercial products business. With the Envision line, made from 100% recycled paper, Fort Howard was the first company to position a line of tissue paper products as made from recycled paper that meet or exceed U.S. Environmental Protection Agency ("U.S. EPA") guidelines for post-consumer wastepaper ("PCW") content of 5% to 40%. The Company believes Envision is the market leader in the rapidly growing environmental segment of the commercial market. Utilizing its advanced de-inking technology, Fort Howard set the standard dramatically higher for PCW content in commercial products by increasing the minimum PCW content of its Envision line to 90% or higher and by commissioning an outside audit of its internal controls which are maintained to assure that Envision manufacturing processes yield the stated minimum PCW content.

    In addition, the Company also produces parent rolls for sale to converters in international markets, including Latin America and the Middle East.

    Specialty Dry Form Products. In another growing product area, dry form products (used to make baby wet wipes and a key component in feminine hygiene products), the Company believes it is the largest domestic producer and one of only 13 manufacturers in the world. Dry form production is a process that converts soft, randomly laid fibers made from wood pulp into a sturdy and absorbent pulp web using air instead of water to transfer the pulp. Synthetic bonding agents are then sprayed on the pulp web, creating a sheet of fabric-like paper. Dry form is principally sold in parent roll form to meet rigorous specifications for large consumer product companies which convert it into their branded products. The Company believes that it is the leading marketer of dry form to companies in the domestic private label baby wipe market. The growth rate for this business to date has exceeded the growth rate of the tissue industry as a whole. In addition, the Company converts dry form paper into premium wipers and dinner napkins for the commercial market.

    Consumer Products. Fort Howard's consumer product growth strategy has targeted the branded value and private label segments of the market, where the Company enjoys a competitive advantage as a low cost producer. Management believes that these segments will continue to grow as consumers become more price conscious.

    The Company's value branded products such as Mardi Gras, Soft 'N Gentle and Green Forest offer a high level of softness, absorbency and brightness at substantial price savings. The appeal of Mardi Gras napkins and paper towels is enhanced by their multi-color prints with changing patterns and special seasonal designs. The attractiveness of the Mardi Gras designs and its value positioning have enabled the Company to increase the Mardi Gras napkin market share to approximately 14% in 1994, giving the Company the leading consumer napkin share.

    Soft 'N Gentle bath tissue is the Company's largest selling consumer brand. Soft 'N Gentle bath tissue is a quality product that targets retail pricing at 20-25% below premium tissue products. The Company introduced the Green Forest line of bath tissue, paper towels and napkins in 1990 on the 20th anniversary of Earth Day. Environmentally oriented consumers have made the Green Forest line the leading brand in the environmentally positioned segment.

    The Company's Page bath tissue, paper towels and napkins and So-Dri paper towels are targeted to the more price conscious shopper in the economy segment of the consumer market. The retail prices of these products are typically targeted at 25-30% below the premium brands.


    Fort Howard is the leading tissue producer in the growing consumer private label business with an estimated one-third market share in 1994. Many national grocery chains have focused on the development of private label tissue products to support the positioning of the chain with their shoppers as well as to enhance margins. Since 1984, Fort Howard's private label business has tripled and in 1994 represented approximately 40% of Fort Howard's consumer tissue sales. Typically offered on a limited supplier basis, private label products enable the Company to form close relationships with many of the nation's fastest growing, leading grocery chains and mass merchandisers and afford opportunities for Fort Howard's branded products with these same customers. The Company believes that its ability to position branded and private label tissue products with the same grocer or mass merchandiser is a major competitive advantage, as no other major competitor emphasizes, to the same extent as Fort Howard, both branded and private label tissue products.


  Marketing

    Approximately two-thirds of the Company's products are sold through paper, institutional food and janitorial distributors into the commercial market, with the balance being principally sold through brokers to major food store chains, wholesale grocers and mass merchandisers for household (or "consumer") use. These products are produced in a broad range of weights, textures, sizes, colors and package configurations providing Fort Howard with distinct advantages as a full-line manufacturer. The Company also creates and prints logos, commercial messages and artistic designs on paper napkins and place mats for commercial customers and party goods and specialty print merchandisers. Most products are sold under Company-owned brand names, with an increasing percentage of products being sold under private labels. In the commercial segment the Company sells its products primarily under the Fort Howard name. Principal brand names of consumer products include Soft 'N Gentle, Mardi Gras, Green Forest, So-Dri and Page.

    Commercial Market. Fort Howard's commercial sales force of over 200 salaried representatives combines broad geographical reach and frequency of contact with the Company's major commercial customers, including large distributors, national accounts and club warehouses. Because the commercial sales force is dedicated to the sale of the Company's commercial tissue products, the Company's sales representatives are able to devote substantial time to developing end user demand, an important selling point for the Company's distributors.

    The Company is forging a growing number of strategic alliances with customers. The Company believes Fort Howard offers customers a number of important competitive advantages, including: (i) a profitable market growth strategy; (ii) a broad line of tissue paper products that permits distributors to limit the number of suppliers they use, increase inventory turns and profits, and reduce warehouse requirements and (iii) significant end user demand that makes Fort Howard an attractive product line.

    The continued development of the Company's national accounts business in the foodservice, health care, lodging, buildings and industrial subsegments of the commercial market has been an important factor in growing the Company's leading commercial market share. The Company's national accounts sales team focuses on meeting the special requirements of these large customers who prefer to negotiate purchases directly with the Company. Such requirements include, for example, strict sanitary production requirements, the ability to service locations nationwide, EDI capabilities and superior on-time and complete order shipping performance. Certain of these customers, particularly the large, environmentally conscious fast food or other national chains, increasingly require the ability to offer 100% recycled paper products.

    The Company's newly organized club warehouse sales and marketing team focuses on the special requirements of these customers, including unique product specifications, packaging sizes and design, palletized distribution, EDI capabilities, the ability to service locations nationwide, superior on-time and complete order shipping performance and the ability to grow rapidly to support new warehouse openings.

    Consumer Market. Sales of the Company's consumer products are principally made through a nationwide network of independent food brokers. Regional sales managers focus on sustaining close relationships with brokers and retailers by emphasizing Fort Howard's historic strengths--value, competitive pricing and enhanced margins for retailers. The Company's national accounts sales force focuses on mass merchandisers and on implementing their "everyday low pricing" strategies. The private label sales team deals with both national accounts and food brokers and their customers. In contrast to tissue producers who emphasize marketing of their consumer products through advertising and promotion to the end consumer, Fort Howard incurs minimal advertising expense. Rather, the Company focuses its marketing efforts for consumer products on trade promotion and incentive programs targeted to grocery and mass merchandising retailers.

INTERNATIONAL TISSUE OPERATIONS

    When it was acquired by Fort Howard in 1982, Fort Sterling was an independent recycler of wastepaper into sanitary tissue paper products sold principally under private labels into the consumer market. Since 1982, Fort Sterling has funded significant investments in recycling and other process technologies and equipment through strong cash flow from operations and borrowings, doubled its U.K. market share, introduced premium quality Nouvelle tissue paper products produced from 100% wastepaper to the United Kingdom consumer market, expanded into the commercial market and developed a strong local management team and workforce. Today, Fort Sterling is one of the four fully integrated tissue companies in the United Kingdom. For an analysis of net sales, operating income (loss) and identifiable operating assets in the United States and the U.K., see Note 16 to the audited consolidated financial statements included elsewhere in this Prospectus.

    Facilities. Fort Sterling currently operates three tissue paper machines and a de-inking and wastepaper processing plant at its Ramsbottom paper mill and cuts, folds, prints and packages paper into finished tissue products at its Bolton and Wigan converting facilities, all of which are located in Greater Manchester, England.

    In recent years, Fort Sterling has increased its capital spending to expand significantly the productive capacity of its two older tissue paper machines and to improve the capacity and productivity of its converting operations. In 1993, Fort Sterling completed a $96 million expansion which doubled the capacity of its paper mill. The expansion project added a 206-inch tissue paper machine and related de-inking and pulp processing plants. In September 1992, Fort Sterling acquired Stuart Edgar, a converter of consumer tissue products. The acquisition significantly increased Fort Sterling's converting capacity at a low capital cost and provided Fort Sterling with a modern converting plant.


    Fort Sterling's expansion provided an opportunity for significant market share growth. Since 1984, Fort Sterling's sales volume has increased at a compound annual growth rate of 10.0% per year. The additional tissue paper machine capacity and de-inking technologies have enabled Fort Sterling to significantly reduce its manufacturing costs. In addition, the Company believes that these improvements should better position Fort Sterling to take advantage of rising market prices if industry operating rates continue to improve and the U.K. economy continues to recover.

  Products


    Consumer Products. Unlike the Company's domestic tissue operations, Fort Sterling's primary thrust has been in the larger consumer segment of the United Kingdom tissue market where over 85% of its sales are targeted. In a market where private label represents slightly less than half of all tissue sales, the Company believes that Fort Sterling maintains a leading share of the consumer private label market. Approximately two-thirds of Fort Sterling's consumer business in 1994 was sold under private labels to large grocers and convenience stores. Fort Sterling's principal brand is its Nouvelle line of tissue paper products. The Nouvelle line is positioned as 100% recycled with the product attributes approaching those of the leading United Kingdom premium brands.


    Commercial Products. Fort Sterling's commercial market volume in the United Kingdom has grown from less than 1% of the U.K. commercial market upon its acquisition in 1982 to 5% in 1994, and management intends to use its expanded capacity to increase its position in the commercial market.

  Marketing

    Fort Sterling maintains a direct sales force serving large and independent grocers and mass merchandisers in the consumer market. Fort Sterling has a commercial sales force which markets the Company's products via a network of independent distributors. A separate national accounts sales team targets commercial foodservice, health care and national industrial accounts.

PATENTS, LICENSES, TRADEMARKS AND TRADE NAMES

    While the Company owns or is a licensee of a number of patents, its operations and products are not materially dependent on any patent. The Company relies on trade secret protection for its proprietary de-inking technology which is not covered by patent. The Company's domestic tissue products for at-home use are sold under the principal brand names Soft 'N Gentle, Mardi Gras, Green Forest, So-Dri and Page. For the Company's domestic commercial tissue business, principal brand names include Envision and Generation II. All brand names are registered trademarks of the Company. A portion of the Company's tissue products are sold under private labels or brand names owned by customers.

QUALITY MANAGEMENT

    In 1989, the Company commenced a program to educate and train all employees at its three domestic mills in the principles of "Total Quality" and to adopt total quality principles. Employees at all levels of the Company are encouraged to understand customer and supplier requirements, measure performance, develop systems and procedures to prevent nonconformance with requirements and produce continuous improvement in all work processes. Since the introduction of the program, the Company has reduced its lead times, improved on-time and complete order shipping performance, delivered improved adherence to key product specifications and fostered and implemented improvement opportunity ideas from employees that have yielded significant annual cost savings. Most recently, in May 1994, the Company's Savannah mill became the first domestic recycled tissue mill to obtain ISO-9002 certification, an achievement recognizing the Company's commitment to Total Quality. The Company's other two domestic mills will seek certification in 1995. Fort Sterling achieved similar certification, BS5750, in 1991.

RAW MATERIALS AND ENERGY SOURCES


    The principal raw materials and supplies used to manufacture tissue products are wastepaper (which is processed to reclaim fiber), chemicals, corrugated shipping cases and packaging materials. From July 1994 to January 1995, wastepaper prices for the grades of wastepaper used in Fort Howard's products more than doubled. See "Certain Risk Factors--Increasing Wastepaper Prices." Virtually all of the Company's tissue products are made with 100% recycled fiber derived from wastepaper. The de-inking technology employed by the Company allows it to use a broad range of wastepaper grades, which effectively increases both the number of sources and the quantity of wastepaper available for its manufacturing process. The Company manufactures some of the process chemicals required for the Company's tissue production at each of its domestic mill locations. The balance of its chemical requirements is purchased from outside sources. The Company also purchases significant quantities of coal for generation of electrical power and steam at all three of its domestic tissue mills. The Company seeks to maintain inventories of wastepaper, other raw materials and supplies which are adequate to meet its anticipated manufacturing needs.

    The Company's major sources of energy for its domestic tissue mills are coal and other fuels which are burned to produce the heat necessary to dry paper, process wastepaper, provide steam and produce virtually all the electric power at those mills. Coal is received in Green Bay in self-unloading vessels during the Great Lakes shipping season and at the Muskogee and Savannah mills by truck and rail. The Company maintains inventories of coal and other fuels at all mills. The Savannah mill can also generate electrical power by burning natural gas in combustion turbines. The primary sources of energy for the Company's United Kingdom tissue facilities are purchased electrical power and natural gas.

CUSTOMERS AND BACKLOG


    The Company principally markets its products to customers in the United States and, to a lesser extent, the United Kingdom, Mexico, Canada and the Middle East. The business of the Company is not dependent on a single customer. Currently, a substantial portion of the Company's sales are pursuant to contracts which generally specify pricing over periods of three months to one year.


    The Company's products are manufactured with relatively short production time from basic materials. Products marketed under the Company's trademarks and stock items are sold from inventory. The backlog of customer orders is not significant in relation to sales.

COMPETITION

    All the markets in which the Company sells its products are extremely competitive. The Company's tissue products compete directly with those of a number of large diversified paper companies, including Chesapeake Corporation, Georgia-Pacific Corporation, James River Corporation of Virginia, Kimberly-Clark Corporation, Pope & Talbot, Inc., Scott Paper Company and The Procter & Gamble Company, as well as regional manufacturers, including converters of tissue into finished products who buy tissue directly from tissue mills. Many of the Company's competitors are larger and more strongly capitalized than the Company which may enable them to better withstand periods of declining prices and adverse operating conditions in the tissue industry. Although customers generally take into account price, quality, distribution and service as factors when considering the purchase of products from the Company, over the last four years, price has become a more important competitive factor affecting tissue producers.

PROPERTIES

    Except for certain facilities and equipment constructed or acquired in connection with sale and leaseback transactions pursuant to which the Company continues to possess and operate such facilities and equipment, substantially all the Company's manufacturing facilities and equipment are owned in fee. The Company's domestic and United Kingdom tissue manufacturing facilities are pledged as collateral under the terms of the Company's debt agreements. See Note 8 to the audited consolidated financial statements included elsewhere in this Prospectus.

    The Green Bay, Muskogee, Savannah, and United Kingdom facilities generally operate tissue paper machines at full capacity seven days per week, except for downtime for routine maintenance and the temporary shut-downs of one or two small tissue paper machines at the Green Bay mill. Converting facilities are generally operated on a 3-shift, 5-day per week basis or a 7-day per week schedule.

Converting capacity could be expanded by working additional hours and/or adding converting equipment.

EMPLOYEES


    At December 31, 1994, the Company's world-wide employment was approximately 6,800, of which 5,800 persons were employed in the United States and 1,000 persons were employed in the United Kingdom. There is no union representation at any of the Company's domestic facilities. The Company's employees at its facilities in the United Kingdom are unionized and the union contracts generally require annual renegotiation of employee wage awards. The Company considers its relationship with its employees to be good.


ENVIRONMENTAL MATTERS

    The Company is subject to substantial regulation by various federal, state and local authorities in the U.S., and by national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid waste at, among other locations, the Company's process waste landfills.

    Compliance with existing laws and regulations presently requires the Company to incur substantial capital expenditures and operating costs. In addition, environmental legislation and regulations and the interpretation and enforcement thereof are expected to become increasingly stringent and to further limit emission and discharge levels and to expand the scope of regulation. As a result, it is likely that certain of the Company's operating expenses will increase and that the Company will be required to make additional capital expenditures. In addition, the operating flexibility of the Company's manufacturing operations is likely to be adversely impacted. Because other paper manufacturers are generally subject to similar environmental restrictions, the Company believes that compliance with environmental laws and regulations is not likely to have a material adverse effect on its competitive position. It is possible, however, that such compliance could have a material adverse effect on the Company's financial condition and results of operations at some point in the future.


    In 1994, the Company made capital expenditures of $9 million with respect to pollution abatement and environmental compliance. Included in the 1994 capital expenditures was $4 million for pollution abatement equipment in connection with completing expansion projects initiated in 1993 and prior years. The Company expects to commit to approximately $12 million of capital expenditures to maintain compliance with environmental control standards at its facilities during 1995 and 1996. Included in the 1995-96 expected expenditures is $1 million for pollution abatement equipment to be installed in connection with constructing a coal-fired boiler at the Company's Savannah mill. Although some pollution abatement and solid waste disposal facilities produce improvements in operating efficiency, most increase product costs without enhancing capacity or operating efficiency. Because the impact of new environmental laws and regulations and the implementation and enforcement of existing laws and regulations cannot be determined with certainty at this time, it is possible that there will be additional capital expenditures during these years, including but not limited to those described below.


    The U.S. EPA has proposed guidance for basin-wide water quality standards pursuant to the Great Lakes Water Quality Agreement between the U.S. and Canada regarding the development of water quality standards for the Great Lakes and their tributaries. This guidance is required by Court order to be issued in final form by March 1995, with a two-year period to follow in which the affected states will be required to utilize the guidance to implement specific regulations. Dischargers would then have an additional period of up to three years in which to comply with such regulations. Many manufacturers, municipal wastewater treatment authorities and others believe that the present terms of the guidance are unnecessarily complex, burdensome and environmentally unjustified. Whether the U.S. EPA will revise the proposed guidance in response to those concerns, however, cannot be determined at this time.

    The guidance, as currently drafted and if not modified, would impose limitations on the Company's wastewater discharge from its Green Bay mill into the Fox River that as a practical matter would prohibit the Company from discharging any wastewater into the Fox River. The Company is exploring alternative technologies to enable it to discontinue all wastewater discharge to the Fox River, if required, and presently estimates cumulative capital expenditures of approximately $65 million (which includes $20 million of currently planned capital expenditures) over a several year period would be required to discontinue wastewater discharge to the Fox River. The costs to attain compliance with the guidance as proposed could vary depending upon several factors, including, among others: (i) the ultimate form of the final guidance, which could vary from the proposed guidance; (ii) the form and substance of state laws or regulations implementing the final guidance; (iii) delays or changes resulting from potential administrative and judicial challenges to the guidance which might be filed and (iv) new developments in control and process technology.

    The U.S. EPA has proposed new air emission and revised wastewater discharge standards for the pulp and paper industry which are commonly known as the "Cluster Rules." The components of the Cluster Rules that deal with wastewater discharges are expected to be finalized by late 1995 or early 1996. If the final rules on wastewater discharges are substantially the same as the proposed rules, the Company estimates that it will incur additional aggregate capital expenditures of approximately $1.2 million.

    Components of the currently proposed Cluster Rules that address air emissions will have little impact on de-inking paper mills such as the Company's mills. However, additional installments of the Cluster Rules, expected to be proposed during 1996 with expected compliance deadlines as late as the year 2000, are expected to specifically address chloroform and other air emissions from de-inking mills and likely will have a greater impact on the Company. The Company is presently unable to estimate that impact since the applicable rules have not been proposed and therefore no assurances can be given as to whether the impact will be material to the Company.


    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or PRPs) associated with a release or threat of a release of hazardous substance into the environment. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by the Company even if contamination is attributable entirely to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River and has been named a PRP for alleged natural resource damages to the Fox River, both of which are discussed in "Legal Proceedings" below. Except for the United States Department of Interior, Fish and Wildlife Service ("FWS") assessment of the Fox River discussed below, the Company is not presently named as a PRP at any CERCLA-related sites. However, there can be no certainty that the Company will not be named as a PRP at any other sites in the future or that the costs associated with additional sites would not be material to the Company's financial condition or results of operations.



    Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years. While the charge reflects the Company's current estimates of the costs of these environmental matters, there can be no assurance that the amount accrued will be adequate.


LEGAL PROCEEDINGS


    On December 16, 1994, the Company received a Civil Investigative Demand ("CID") issued by the U.S. Department of Justice, Antitrust Division pursuant to the Antitrust Civil Process Act, Title 15 of the United States Code. The CID seeks documents and information as part of an Antitrust Division civil investigation to determine whether there are agreements in restraint of trade in connection with sales of sanitary paper products. The Company is cooperating with the investigation.



    Since July 1992, the Company has been participating with a coalition consisting of industry, local government, state regulatory commission and public interest members studying the nature and extent of PCB (polychlorinated biphenyl) and other sediment contamination of the Lower Fox River in northeast Wisconsin. The objective of the coalition is to identify, recommend and implement cost effective remediation of contaminated deposits which can be implemented on a voluntary basis. Based upon presently available information, the Company believes that there are additional parties, some of which may have substantial resources, who may in the future contribute to the remediation effort. One of the current industry coalition members, in cooperation with the Wisconsin Department of National Resources, is in the process of undertaking a demonstration of river remediation techniques on the Lower Fox River to remediate one sediment deposit located approximately 35 miles upstream from the Company's Green Bay mill. The Company's participation in the studies undertaken by the coalition is voluntary and its contributions to funding those activities to date have not been significant. The Company's participation in the coalition is not an admission of liability for any portion of any remediation and the Company does not believe its participation will prejudice any defenses available to the Company.



    On June 20, 1994, the FWS, a federal natural resources trustee, informed the Company that it had identified the Company and four other companies with facilities located along the Lower Fox River as PRPs for purposes of natural resource liability under CERCLA, commonly known as the "Superfund Act," and the Federal Water Pollution Control Act arising from alleged releases of PCBs to the Fox River and Green Bay system. The FWS alleges that natural resources including endangered species, fish, birds and tribal lands or lands held by the United States in trust for various tribes have been exposed to PCBs that were released from facilities located along the Fox River. The FWS has stated that it intends to undertake an assessment to determine and quantify the nature and extent of injury to natural resources. The FWS has invited the Company and the other four companies to participate in the development of the type and scope of the assessment and in the performance of the assessment, pursuant to federal regulations. It is anticipated that any assessment would require considerable time to complete. Based upon presently available information, the Company believes that there are additional parties, some of which may have substantial resources, who may be identified as PRPs for alleged natural resource damages.


    On July 15, 1992, Region V of the U.S. EPA issued a Finding of Violation to the Company concerning the No. 8 boiler at its Green Bay mill. The Finding alleged violation of regulations issued by the U.S. EPA under the Clean Air Act relating to New Source Performance Standards for Fossil Fuel Fired Steam Generators. In response to an accompanying Request for Information, the Company furnished certain information concerning the operation of the boiler. The Company met with representatives of the U.S. EPA in August 1992 and February 1993 to discuss the alleged violations. On January 11, 1994, the U.S. EPA informally advised the Company that, due to its internal guidelines that limit the authority of the agency to administratively resolve matters that include alleged violations extending over a period of more than one year, disposition of the Finding of Violation was being transferred to the U.S. Department of Justice. The Company met with representatives of the U.S. EPA and the U.S. Department of Justice in September 1994. On October 5, 1994, the Company and the U.S. EPA, with concurrence from the U.S. Department of Justice, reached an agreement in principle whereby the Company, without admitting any wrongdoing, has agreed to make certain modifications to the boiler which will limit its physical capacity to the level specified in the alleged relevant New Source Performance Standards. The physical modifications, which require expenditures of approximately $40,000, will not affect the utility of the No. 8 boiler. In addition, the Company has agreed to pay $350,000 to settle this matter.

    The Company believes, based upon currently available information and analysis, that the environmental charge it has accrued in the fourth quarter of 1994 for environmental matters adequately reflects the Company's estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years. While the charge reflects the Company's current estimates of the costs of these environmental matters, there can be no assurance that the amount accrued will be adequate.



    In 1992, the IRS issued a statutory notice of deficiency (the "Notice") to the Company for additional income tax due for the 1988 tax year. In the Notice, the IRS disallowed deductions for its 1988 tax year for fees and expenses, other than interest, related to the 1988 debt financing and refinancing transactions. In disallowing these deductions, the IRS relied on Code Section 162(k) (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company had deducted a portion of the disallowed fees and expenses in 1988 and has been deducting the balance of the fees and expenses over the terms of the 1988 long-term debt financing and refinancing. Following receipt of the Notice, the Company filed a petition in the U.S. Tax Court contesting the deficiency. In August 1994, the U.S. Tax Court issued its opinion in which it essentially adopted the interpretation of Code
Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. At present, the U.S. Tax Court is preparing an order in which it will determine the amount of the tax deficiency owed by the Company as a result of the court's decision. The Company intends to appeal the U.S. Tax Court decision to the U.S. Court of Appeals for the Seventh Circuit. In anticipation of its appeal, the Company has paid to the IRS tax of approximately $5 million potentially due for its 1988 tax year pursuant to the U.S. Tax Court opinion along with $4 million for the interest accrued on such tax. If the decision of the U.S. Tax Court is ultimately sustained, the Company estimates that the potential amount of additional taxes due on account of such disallowance for the period 1989 through 1994 would be approximately $34 million and for the period after 1994 (assuming current statutory tax rates) would be approximately $4 million, in each case exclusive of interest. While the Company is unable to predict the final result of its appeal of the U.S. Tax Court decision with certainty, it has accrued for the potential tax liability as well as for the interest charges thereon for the period 1989 through 1994 and thus the Company believes that the ultimate resolution of this case will not have a material adverse effect on the Company's financial condition or on its results of operations.



    The Company and its subsidiaries are parties to other lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in all suits and proceedings cannot be predicted with certainty, the Company presently believes that the ultimate resolution of all such lawsuits and proceedings, after taking into account the liabilities accrued with respect to such matters, will not have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS OF THE COMPANY


    The following table provides certain information about each of the current directors of the Company as of December 31, 1994.



    Within 90 days following completion of the Offering, the Company will appoint two independent directors to the Board of Directors who are not employees of the Company or Morgan Stanley Group and its affiliates. Upon consummation of the Offering, the Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms. The terms of office of the directors expire as follows: Ms. Hempel in 1996; Messrs. Riordan and Sica in 1997; and Messrs. DeMeuse, Brennan and Niehaus in 1998. See "Description of Capital Stock--Restated Certificate of Incorporation and By-laws."



                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Donald H. DeMeuse.........................   58    Chairman of the Board of Directors and
Chairman of the Board                                Chief Executive Officer since March
                                                     1992; President and Chief Executive
                                                     Officer from July 1990 to March 1992.
                                                     Prior to July 1990, President for more
                                                     than five years. Director of Associated
                                                     Bank Green Bay.
Kathleen J. Hempel........................   44    Vice Chairman and Chief Financial Officer
Vice Chairman                                        since March 1992; Senior Executive Vice
                                                     President and Chief Financial Officer
                                                     prior to that time. Director of
                                                     Whirlpool Corporation.
Michael T. Riordan........................   44    President and Chief Operating Officer
Director                                           since March 1992; Vice President prior to
                                                     that time.
Donald Patrick Brennan....................   54    Managing Director of MS&Co since prior to
Director                                             1989 and head of MS&Co's Merchant
                                                     Banking Division. Chairman and President
                                                     of Morgan Stanley Leveraged Equity Fund
                                                     II, Inc. ("MSLEF II, Inc.") and Chairman
                                                     of Morgan Stanley Capital Partners III,
                                                     Inc. ("MSCP III"). Director of A/S
                                                     Bulkhandling, Container Corporation of
                                                     America, Hamilton Services Limited,
                                                     Jefferson Smurfit Corporation, Jefferson
                                                     Smurfit Corporation (U.S.), PSF Finance
                                                     Holdings, Inc., Stanklav Holdings, Inc.,
                                                     Waterford Wedgwood plc (Deputy Chairman)
                                                     and Waterford Wedgwood U.K. plc.
Robert H. Niehaus.........................   39    Managing Director of MS&Co since 1990;
Director                                             Principal of MS&Co prior to that time.
                                                     Vice President and Director of MSLEF II,
                                                     Inc. and Vice Chairman of MSCP III.
                                                     Director of American Italian Pasta
                                                     Company, PSF Finance Holdings, Inc.,
                                                     Randall's Food Markets, Inc., Silgan
                                                     Corporation, Silgan Holdings Inc.,
                                                     Waterford Wedgwood U.K. plc (Chairman)
                                                     and Waterford Crystal Ltd.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Frank V. Sica.............................   43    Managing Director of MS&Co since prior to
Director                                             1989. Vice President and Director of
                                                     MSLEF II, Inc. since 1989 and Vice
                                                     Chairman of MSCP III. Director of ARM
                                                     Financial Group, Inc., Consolidated
                                                     Hydro, Inc., Emmis Broadcasting
                                                     Corporation, Integrity Life Insurance
                                                     Company, Kohl's Corporation, Kohl's
                                                     Department Stores, Inc., National
                                                     Integrity Life Insurance Company,
                                                     PageMart, Inc., Southern Pacific Rail
                                                     Corporation, Sullivan Communications,
                                                     Inc. and Sullivan Graphics, Inc.


EXECUTIVE OFFICERS OF THE COMPANY


    The following table provides certain information about each of the current executive officers of the Company as of December 31, 1994. All executive officers are elected by, and serve at the discretion of, the Board of Directors. None of the executive officers of the Company is related by blood, marriage or adoption to any other executive officer or director of the Company.



                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT;
            NAME AND POSITION                        FIVE-YEAR EMPLOYMENT HISTORY AND OTHER
             WITH THE COMPANY                AGE                 DIRECTORSHIPS
- ------------------------------------------   ---   ------------------------------------------
Donald H. DeMeuse.........................   58    See description under "--Directors of the
  Chairman of the Board and Chief                    Company."
  Executive Officer
Kathleen J. Hempel........................   44    See description under "--Directors of the
Vice Chairman and Chief Financial Officer            Company."
Michael T. Riordan........................   44    See description under "--Directors of the
President and Chief Operating Officer                Company."
Andrew W. Donnelly........................   52    Executive Vice President for more than
Executive Vice President                           five years.
John F. Rowley............................   54    Executive Vice President for more than
Executive Vice President                           five years.
George F. Hartmann, Jr....................   52    Vice President for more than five years.
Vice President
R. Michael Lempke.........................   42    Vice President since September 1994;
Vice President and Treasurer                         Treasurer since November 1989.
James W. Nellen II........................   47    Vice President and Secretary for more than
Vice President and Secretary                         five years.
Daniel J. Platkowski......................   43    Vice President for more than five years.
Vice President
Timothy G. Reilly.........................   44    Vice President for more than five years.
Vice President
Donald J. Schneider.......................   58    Vice President for more than five years.
Vice President
Charles L. Szews..........................   38    Vice President since September 1994;
Vice President and Controller                        Controller since November 1989.
Charles D. Wilson.........................   49    Vice President since June 1994; Director
Vice President                                     of Government Affairs prior to that time.
David K. Wong.............................   45    Vice President since June 1993; Director
Vice President                                     of Personnel from September 1990 until
                                                     June 1993. Director of Recruiting and
                                                     Training prior to that time.
David A. Stevens..........................   45    Assistant Vice President for more than
Assistant Vice President                           five years.

COMMITTEES OF THE BOARD OF DIRECTORS


    The Company's Board of Directors currently has three committees: an Executive Committee, an Audit Committee and a Compensation Committee.



    The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except that it does not have the power or authority to amend the Company's Certificate of Incorporation or By-laws, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets, recommend to the shareholders the dissolution of the Company, declare a dividend or authorize the issuance of shares of stock. The Executive Committee acts as a compensation committee for determining certain aspects of the compensation of the executive officers of the Company. The responsibilities of the Compensation Committee include administering the Company's 1995 Stock Incentive Plan and selecting the officers and key employees to whom awards will be granted. The Compensation Committee is comprised of non-management directors. See "--Compensation Committee Interlocks and Insider Participation."


    The responsibilities of the Audit Committee include: recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff. The Audit Committee will be comprised of non-management directors.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


    The following table presents information concerning compensation paid for services to the Company during fiscal years 1992 through 1994 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                       -------------------------------------   ------------
                                                              OTHER ANNUAL      NUMBER OF        ALL OTHER
    PRINCIPAL POSITION          YEAR    SALARY     BONUS     COMPENSATION(A)   OPTIONS/SARS   COMPENSATION(B)
- ------------------------------  ----   --------   --------   ---------------   ------------   ---------------
Donald H. DeMeuse.............  1994   $750,000   $307,500       $ 7,802                0         $69,366
Chairman and Chief              1993    653,846     55,250         4,840                0          62,742
  Executive Officer             1992    675,000     55,250         3,831                0          57,480
Kathleen J. Hempel............  1994    480,000    196,800         1,036                0          27,311
Vice Chairman and Chief         1993    453,077     38,381             0                0          27,388
  Financial Officer             1992    456,923     37,400             0                0          27,222
Michael T. Riordan............  1994    375,000    153,750         4,671                0          21,400
President and Chief             1993    302,885     25,500             0           48,750          18,437
  Operating Officer             1992    248,846     20,171           317                0          15,028
Andrew W. Donnelly............  1994    330,000    135,300           162                0          18,603
Executive Vice President        1993    350,000     29,750             0                0          20,859
                                1992    342,692     28,050             0                0          20,133
John F. Rowley................  1994    237,885     96,350           338                0          13,676
Executive Vice President        1993    255,000     21,675             0                0          15,111
                                1992    244,039     19,975             0                0          14,561


- ------------


(a) Consists of amounts reimbursed for the payment of taxes.



(b) Consists of Company contributions to the Company's profit sharing plan and supplemental retirement plan, including Company contributions to the supplemental retirement plan which were paid to the participant.



    The following table presents information concerning unexercised stock options for the Named Executive Officers. No stock options were exercised by or granted to the Named Executive Officers during 1994.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                OPTIONS HELD AT DECEMBER 31,     IN-THE-MONEY OPTIONS HELD
                                                            1994                  AT DECEMBER 31, 1994(A)
                                                ----------------------------    ----------------------------
                                                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                -----------    -------------    -----------    -------------
Donald H. DeMeuse............................     505,537          37,700           --              --
Kathleen J. Hempel...........................     562,347          13,000           --              --
Michael T. Riordan...........................     119,008          54,600           --              --
Andrew W. Donnelly...........................     141,927          16,900           --              --
John F. Rowley...............................     102,323          15,600           --              --


- ------------


(a) Prior to the Offering, the Common Stock was not registered or publicly traded and, therefore, a public market price for the Common Stock was not available. Without the benefit of the Bank Refinancing and the 1995 Debt Redemptions, the Company believes that none of the exercisable or unexercisable stock options held at December 31, 1994 were in-the-money as of such date. See Notes 12 and 13 of the Company's audited consolidated financial statements included elsewhere in this Prospectus.

DIRECTORS' COMPENSATION


    Prior to the completion of the Offering, directors of the Company did not receive any compensation for service on the Board of Directors. Following the completion of the Offering, the Company intends to pay all of its directors who are not officers of the Company an annual fee (the "Annual Fee") of $30,000 plus $2,000 for attendance at each meeting, plus $1,000 for attendance at each committee meeting. In addition, the Company intends to reimburse all of its directors for their travel expenses in connection with their attendance at board and committee meetings. The Company intends to pay 50% of the Annual Fee in the form of cash and 50% of the Annual Fee in the form of shares of Common Stock pursuant to the Company's 1995 Stock Plan for Non-Employee Directors. The payment of the cash portion of the Annual Fee may be deferred by any director at such director's election pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors until the earliest of (i) the date of termination of such director's service as a non-employee director, (ii) the date specified by such director in his deferred election form and (iii) the date of such director's death.


EMPLOYMENT AGREEMENTS


    The Named Executive Officers have entered into employment agreements with the Company (the "Employment Agreements") which took effect in 1993. The Employment Agreements contain customary employment terms, have an initial term that expires on December 31, 1997, provide for automatic one-year extensions (unless notice not to extend is given by either party at least six months prior to the end of the effective term) and provide for base annual salaries and annual incentive bonuses. The present base salaries for Mr. DeMeuse, Ms. Hempel, Mr. Riordan, Mr. Donnelly and Mr. Rowley are $750,000, $480,000, $375,000, $330,000 and $250,000, respectively. In addition, the Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan provide for participation in additional bonus arrangements which may be agreed upon in good faith from time to time with the Company. The Employment Agreements provide that certain payments in lieu of salary and bonus are to be made and certain benefits are to be continued for a stated period following termination of employment. The time periods for such payments vary depending on the cause of termination. The amount of the payments to be made to each individual would vary depending upon such individual's level of compensation and benefits at the time of termination and whether such employment is terminated prior to the end of the term by the Company for "cause" or by the employee for "good reason" (as such terms are defined in the Employment Agreements) or otherwise during the term of the agreements. In addition, the Employment Agreements for Mr. DeMeuse, Ms. Hempel and Mr. Riordan include noncompetition and confidentiality provisions.


MANAGEMENT INCENTIVE PLAN


    The Company maintains a Management Incentive Plan which is administered by the Executive Committee. Participation is based upon individual selection by the Executive Committee from among the full-time salaried employees who, in the judgment of the Chief Executive Officer, serve in key executive, administrative, professional or technical capacities. Presently, approximately 85 individuals participate in the Management Incentive Plan. Awards are based upon the extent to which the Company's financial performance (in terms of net earnings, operating income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, comparison to peer companies, any combination of the foregoing and/or other appropriate measures in such manner as the Executive Committee deems appropriate) during the year has met or exceeded certain performance goals specified by the Executive Committee. Some performance goals applicable to senior managers may include elements which specify individual achievement objectives directly related to such individual's areas of management responsibility. In determining whether performance goals have been satisfied, the Executive Committee in its discretion may direct that adjustments be made to the performance goals or actual financial performance as reported to reflect extraordinary changes that have occurred during the year. The Executive Committee may alternatively grant a discretionary bonus. A participant must be employed by the Company on the last day of the year in order to receive a bonus for such year, except in the case of death, disability or retirement after age 55, in which case such participant would receive a pro rata bonus. In the event of termination of a participant's employment without "cause" (as defined in the Management Incentive
Plan) within two years following a "change in control" (as defined below under "1995 Stock Incentive Plan"), participants will receive a pro rata bonus for such year calculated as if the applicable performance targets have been attained.


    Because the performance goals under the Management Incentive Plan are determined by the Executive Committee in its discretion, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.


    The Board of Directors may terminate or amend the Management Incentive Plan, in whole or in part, at any time; provided that no such termination or amendment may impair any rights which may have accrued under such plan.


SUPPLEMENTAL RETIREMENT PLAN

    In 1983, the Company adopted a Supplemental Retirement Plan (the "Supplemental Retirement Plan"). Participation is limited to employees of the Company who are selected to participate by the Chief Executive Officer. Presently, nine individuals participate in the Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are specified in agreements entered into between the Company and each participant. Any benefit granted in favor of an employee also serving as a director must be approved by the Executive Committee. Benefits accrued from the Company are substantially equal to the additional amount that could have been allocated to each participant's account under the Company's Profit Sharing Retirement Plan (the "Profit Sharing Plan") (which is a tax-qualified defined contribution plan with "401(k)" features) if, in the absence of the Code limitations on retirement plan contributions, the participant's entire contribution had been made to the Profit Sharing Plan. Vesting of benefits is determined by reference to each participant's vested percentage under the Profit Sharing Plan. Participants' account balances are credited with earnings based upon the investment performance of the Profit Sharing Plan. Benefits under the Supplemental Retirement Plan are distributable upon death, disability, retirement or separation from service and are payable from the general assets of the Company. The agreement with Mr. DeMeuse provides for an annual cash payment determined by reference to the difference in the amount of the Company's contribution to the Profit Sharing Plan allocated to his Profit Sharing Plan account and the amount which would have been allocated to such account in the absence of the limitations imposed by the Code.

    Because benefits under the Supplemental Retirement Plan are based on Company contributions to the Profit Sharing Plan, the amount of which is not presently ascertainable, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. The Company may amend or discontinue the Supplemental Retirement Plan at any time.

1995 STOCK INCENTIVE PLAN


    The Company has adopted a 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan will be administered by the Compensation Committee, which is comprised exclusively of non-employee Directors, each of whom is "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The 1995 Plan provides for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents (individually, an "Award" or collectively, "Awards"). Employees who are eligible to receive Awards are those officers or other key employees with potential to contribute to the future success of the Company or its subsidiaries. The Compensation Committee has discretion to select the employees to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 1995 Plan. The Compensation Committee's decisions are binding on the Company and employees eligible to participate in the 1995 Plan and all other persons having any interest in the 1995 Plan. It is presently anticipated that approximately 130 individuals will initially participate in the 1995 Plan.



    A total of 3,359,662 shares of Common Stock may be subject to Awards under the 1995 Plan, subject to adjustment in accordance with the terms of the 1995 Plan. Common Stock issued under the 1995 Plan may be either authorized but unissued shares, treasury shares, or any combination thereof. To the fullest extent permitted under Rule 16b-3 under the Exchange Act and Section 422 of the Code, any shares of Common Stock subject to an Award which lapses, expires or is otherwise terminated without the issuance of such shares may become available for new Awards. The number of dividend equivalents which may be granted under the 1995 Plan will be determined by the Compensation Committee in its discretion; provided, however, that in no event will such number correspond to a greater number of shares than the maximum number of shares available for issuance under the 1995 Plan.



    Awards under the 1995 Plan are determined by the Compensation Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.


    Set forth below is a description of the types of Awards which may be granted under the 1995 Plan:


    Stock Options. Options (each, an "Option") to purchase shares of Common Stock, which may be nonqualified or incentive stock options, may be granted under the 1995 Plan at an exercise price (the "Option Price") determined by the Compensation Committee in its discretion, provided that the Option Price may be no less than the fair market value of the underlying Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent shareholder).



    Options will expire not later than ten years after the date on which they are granted (five years in the case of an incentive stock option granted to a ten percent shareholder). Options become exercisable at such times and in such installments as determined by the Compensation Committee, and such exercisability will generally be based on (i) length of service or (ii) the attainment of performance goals established by the Compensation Committee, provided that no Option may be exercised within the first six months following the date of grant. The Compensation Committee may also accelerate the period for the exercise of any or all Options held by an optionee. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, note or other instrument acceptable to the Compensation Committee. As determined by the Compensation Committee, payment in full or in part may also be made by tendering to the Company shares of Common Stock having a fair market value equal to the Option Price (or such portion thereof), by a "cashless exercise" procedure to be approved by the Compensation Committee or by withholding shares of Common Stock that would otherwise have been received by the optionee.



    Stock Appreciation Rights. A stock appreciation right ("SAR") is an Award entitling an employee to receive an amount equal to (or subject to certain limitations, less than, if the Compensation Committee so determines at the time of grant) the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price per share specified for the SAR, multiplied by the number of shares of Common Stock with respect to which the SAR was exercised. An SAR granted in connection with an Option will be exercisable to the extent that the related Option is exercisable. Upon the exercise of an SAR related to an Option, the Option related thereto will be cancelled to the extent of the number of shares covered by such exercise, and such shares will no longer be available for grant under the 1995 Plan. Upon the exercise of a related Option, the SAR will be cancelled automatically to the extent of the number of shares covered by the exercise of the Option. SARs unrelated to an Option will contain such terms and conditions as to exercisability, vesting and duration as the Compensation

Committee may determine, but such duration will not be greater than ten years. The Compensation Committee may accelerate the period for the exercise of an SAR unrelated to an Option. Payment upon exercise of an SAR will be made, at the election of the Compensation Committee, in cash, in shares of Common Stock or a combination thereof.

    The Compensation Committee may grant limited stock appreciation rights (an "LSAR") under the 1995 Plan. An LSAR is an SAR which becomes exercisable only in the event of a "change in control" (as defined below). Any such LSAR will be settled solely in cash. An LSAR must be exercised within the 30-day period following a change in control.


    Restricted Stock. An Award of restricted stock ("Restricted Stock") is an Award of Common Stock which is subject to such restrictions as the Compensation Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Compensation Committee. Restricted Stock Awards may be granted under the 1995 Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a grantee who has received a Restricted Stock Award has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to shares covered by a Restricted Stock Award will be treated as additional shares under such Award and will be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.



    Performance Shares. A performance share Award (a "Performance Share") is an Award of a number of units which represent the right to receive a specified number of shares of Common Stock upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Compensation Committee deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period (the "Performance Period") and may be based on net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pre-tax profits, earnings growth, revenue growth, comparisons to peer companies, any combination of the foregoing and/or such other measures, including individual measures of performance, as the Compensation Committee deems appropriate. Prior to the end of a Performance Period, the Compensation Committee, in its discretion and only under conditions which do not affect the deductibility of compensation attributable to Performance Shares under Section 162(m) of the Code, may adjust the performance objectives to reflect an event which may materially affect the performance of the Company, a subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a subsidiary or a division. The extent to which a grantee is entitled to payment in settlement of a Performance Share Award at the end of the Performance Period will be determined by the Compensation Committee, in its sole discretion, based on whether the performance criteria have been met.



    Payment in settlement of a Performance Share Award will be made as soon as practicable following the last day of the Performance Period, or at such other time as the Compensation Committee may determine, in shares of Common Stock.


    Stock Equivalents. A stock equivalent Award (a "Stock Equivalent") is a grant of a number of units valued, in whole or in part by reference to, or otherwise based on, shares of Common Stock. At the discretion of the Compensation Committee, Stock Equivalent Awards may relate in whole or in part to the attainment by the grantee of certain specified performance criteria.

    The Compensation Committee in its discretion will determine the basis for the value of units granted under a Stock Equivalent Award at the time of grant of the Award. In determining unit value, the Committee may use such measures as fair market value or appreciation in the value of a share of

Common Stock and may specify the date or dates over which the appreciation shall be measured, in such manner as it deems appropriate.


    Payment in settlement of a Stock Equivalent Award will be made as soon as practicable after the Award is earned, or at such other time as the Compensation Committee may determine, in cash, in shares of Common Stock, or some combination thereof, as determined by the Compensation Committee.


    Dividend Equivalents. A dividend equivalent Award (a "Dividend Equivalent") is an Award which entitles an employee to receive from the Company cash payments, in the same amount that the holder of record of a share of Common Stock on the dividend record date would be entitled to receive as cash dividends on such share of Common Stock.


    Grants of Options, SARs, Performance Share Awards and Stock Equivalent Awards may, in the discretion of the Compensation Committee, earn Dividend Equivalents. The Compensation Committee will establish such rules and procedures governing the crediting of Dividend Equivalents, including any timing and payment contingencies of such Dividend Equivalents, as it deems appropriate or necessary.



    Additional Information. Under the 1995 Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving the Common Stock, such proportionate adjustments as may be necessary (in the form determined by the Compensation Committee) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the 1995 Plan, the number of shares of Common Stock covered by each outstanding Award, and the price per share in respect thereof. Generally, an individual's rights under the 1995 Plan may not be assigned or transferred (except in the event of death).



    In the event of a change in control and except as the Compensation Committee (as constituted prior to such change in control) may expressly provide otherwise: (i) all Stock Options or SARs then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding will lapse as of the date of the change in control; (iii) all Performance Share Awards will be deemed to have been fully earned as of the date of the change in control and (iv) all Stock Equivalent Awards will be deemed to be free of any restrictions or conditions and fully earned as of the date of the change in control. The above notwithstanding, any Award granted within six (6) months of a change in control will not be afforded any such acceleration as to exercise, vesting and payment rights or lapsing as to conditions or restrictions. For purposes of the 1995 Plan, a "change in control" shall have occurred when (A) any person (other than (x) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plans, (y) Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors, Fort Howard Equity Investors II, or any of their respective affiliates or (z) any general or limited partner of MSLEF II, Fort Howard Equity Investors or Fort Howard Equity Investors II), alone or together with its affiliates and associates (collectively, an "Acquiring Person")), shall become the beneficial owner of 20% or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors (as defined below) determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)), or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), no longer constitute a majority of the Board of Directors.



    The 1995 Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or otherwise terminated pursuant to the terms of the 1995 Plan or under any Award agreements. Notwithstanding the foregoing, no Awards may be granted under the 1995 Plan after the tenth anniversary of the effective date of the 1995 Plan. The Board of Directors may at any time terminate, modify or amend the 1995 Plan; provided, however, that no such amendment, modification or termination may adversely affect an optionee's or grantee's rights under any Award theretofore granted under the 1995 Plan, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company where such shareholder approval is required to comply with Rule 16b-3 under the Exchange Act, or other applicable law, regulation or Nasdaq National Market or stock exchange rule. Rule 16b-3 currently requires shareholder approval if the amendment would, among other things, materially increase the benefits accruing to optionees or grantees under the 1995 Plan.


    Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and the Company of Options granted under the 1995 Plan should generally be as set forth in the following summary.


    An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the Option Price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.



    An employee to whom a nonqualified stock option ("NSO") is granted will not recognize income at the time of grant of such Option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the employee receives. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee.


MANAGEMENT EQUITY PLAN

    Effective as of April 29, 1991, the Board of Directors adopted the Fort Howard Corporation Management Equity Plan (the "Management Equity Plan"). The Management Equity Plan provides for the offer of Common Stock and the grant of options to purchase Common Stock to executive officers and certain other key employees of the Company.

    Executive officers or other key employees of the Company who hold shares of Common Stock or options pursuant to the Management Equity Plan ("Equity Investors") have entered into a Management Equity Plan Agreement with the Company. Executive officers or other key employees of the Company who have acquired shares of Common Stock pursuant to the Management Equity Plan have agreed to become bound by the terms of the Company's Stockholders Agreement. See "Certain Transactions--Stockholders Agreement."


    Options, whether or not vested, may not be transferred, except that vested options may be transferred in certain limited circumstances. Subject to certain exceptions, options which have not vested at the time an Equity Investor's employment is terminated are forfeited to the Company.


    In April 1991, certain executive officers and other key employees of the Company purchased an aggregate of 40,300 shares of Common Stock at $18.46 per share pursuant to the Management Equity Plan. In addition, options to purchase a total of 722,150 shares of Common Stock at an exercise price of $18.46 per share were granted in 1991, 1992 and 1993 pursuant to the Management Equity Plan to certain executive officers and other key employees of the Company. All options outstanding under the Management Equity Plan will become fully vested prior to the consummation of the Offering. Further, the terms and conditions of options to purchase 100,750 shares of Common Stock granted in December 1988 at an exercise price of $15.38 per share pursuant to a predecessor plan are now governed by the Management Equity Plan. The federal income tax consequences of the options granted under the Management Equity Plan are substantially similar to those for nonqualified options to be granted under the 1995 Plan, as described above. See "1995 Stock Incentive Plan--Certain Federal Income Tax Consequences of Options." It is expected that no additional shares of Common Stock or options will be sold or granted under the Management Equity Plan after the consummation of the Offering.


MANAGEMENT EQUITY PARTICIPATION AGREEMENT


    Mr. DeMeuse, Ms. Hempel, Mr. Riordan and other current executive officers and members of the Company's senior management (the "Management Investors") are parties to an Amended and Restated Management Equity Participation Agreement, as amended, with the Company, Morgan Stanley Group and MSLEF II (the "Management Equity Participation Agreement"), pursuant to which the Management Investors purchased 410,196 shares of Common Stock in 1988 and 31,824 shares of Common Stock in 1990 at $15.38 and $20.77 per share, respectively. Management Investors who purchased shares of Common Stock pursuant to the Management Equity Participation Agreement were also granted stock options to acquire 1,807,338 and 275,990 shares of Common Stock pursuant to the Management Equity Participation Agreement at exercises prices of $15.38 and $18.46 per share, respectively. All such options will become fully vested prior to consummation of the Offering. Certain of the Management Investors have also purchased shares of Common Stock and have been granted options to acquire additional shares of Common Stock pursuant to the terms of the Management Equity Plan. See "--Management Equity Plan."


    The Management Equity Participation Agreement prohibits, except in certain limited circumstances with respect to vested options ("Vested Options"), the transfer of options, whether vested or not vested, held by the Management Investors.

    The Management Equity Participation Agreement also provides that the Company will indemnify Management Investors for taxes on income which may be recognized upon the vesting of shares of Common Stock under certain circumstances. The indemnity is limited to the tax benefit to the Company, and if the tax benefit has not yet been received by the Company in cash at the time when the taxes must be paid by a Management Investor, the Company will make a nonrecourse loan to the Management Investor (secured by Common Stock and Vested Options) until the time the tax benefit is actually received.

    The Management Equity Participation Agreement contains noncompetition provisions applicable to each Management Investor except Mr. DeMeuse, Ms. Hempel and Mr. Riordan, whose noncompetition agreements are contained in their respective Employment Agreements. (Similar noncompetition provisions are applicable to the Equity Investors under the Management Equity Plan.)


    The federal income tax consequences of the options granted under the Management Equity Participation Agreement are substantially similar to those for nonqualified options granted under the 1995 Plan, as described above. See "1995 Stock Incentive Plan--Certain Federal Income Tax Consequences of Options."


    In 1988 and 1990, the Company's former chairman of the board and chief executive officer acquired shares of Common Stock and was granted options to acquire additional shares of Common Stock pursuant to the Management Equity Participation Agreement. Under the terms of an agreement entered into with the Company at the time of his resignation in July 1990, he retained his entire interest in the Company's Common Stock and all options to acquire additional shares thereof granted to him pursuant to the Management Equity Participation Agreement were vested. In addition, all the shares of the Company's Common Stock then owned by him became putable to the Company, and he retained certain other put rights previously granted to him with respect to such options and the shares issuable upon the exercise thereof. Such put rights will expire upon consummation of the Offering except in certain limited circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Executive Committee currently acts as a compensation committee for determining certain aspects of the compensation of the executive officers of the Company. The members of the Executive Committee are Donald H. DeMeuse, the Company's Chairman and Chief Executive Officer, and Donald Patrick Brennan.


    The Executive Committee administers the Company's Management Equity Plan which provides for the offer of Common Stock and the grant of options to purchase Common Stock to executive officers and certain other key employees of the Company.


    The Executive Committee also administers the Company's Management Incentive Plan under which annual cash awards are paid to employees serving in key executive, administrative, professional and technical capacities. Awards generally are based upon the extent to which the Company's financial performance during the year has met or exceeded certain performance goals specified by the Executive Committee.



    The Board of Directors has appointed a Compensation Committee, the members of which are Donald Patrick Brennan and Robert H. Niehaus. The Compensation Committee will administer the Company's 1995 Plan and select the officers and key employees to whom Awards under the 1995 Plan will be granted.


    Salaries and employment contract terms are determined by the entire Board of Directors for the Chief Executive Officer, by the Executive Committee for other executive officers who also serve as directors of the Company and by the Company's Chief Executive Officer for other executive officers of the Company.

                           OWNERSHIP OF COMMON STOCK


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1994, by holders having beneficial ownership of more than five percent of the Company's Common Stock, by certain other principal holders, by each of the Company's directors, by the Named Executive Officers, and by all directors and all executive officers of the Company as a group.



                                                    BENEFICIAL OWNERSHIP        BENEFICIAL OWNERSHIP
                                                   PRIOR TO THE OFFERING         AFTER THE OFFERING
                                                  ------------------------    ------------------------
                                                  NUMBER OF      PERCENT      NUMBER OF      PERCENT
    NAME                                            SHARES       OF CLASS       SHARES       OF CLASS
- -----------------------------------------------   ----------    ----------    ----------    ----------
The Morgan Stanley Leveraged...................   20,889,290(a)    54.8%      20,889,290(a)    34.8%
  Equity Fund II, L.P.
  1221 Avenue of the Americas
  New York, New York 10020
Mellon Bank, N.A., as Trustee for..............    6,715,507(b)    17.6        6,715,507(b)    11.2
  First Plaza Group Trust
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258
Leeway & Co....................................    3,357,750        8.8        3,357,750        5.6
  1 Enterprise Drive
  North Quincy, Massachusetts 02171
Morgan Stanley Group Inc.......................    3,036,884(c)     8.0        3,036,884(c)     5.1
  1251 Avenue of the Americas
  New York, New York 10020
Donald H. DeMeuse..............................      672,749(d)     1.7          672,749(d)     1.1
Kathleen J. Hempel.............................      594,691(e)     1.5          594,691(e)     1.0
Michael T. Riordan.............................      135,420(f)    *             135,420(f)    *
Donald Patrick Brennan.........................            0      --                   0      --
Frank V. Sica..................................            0      --                   0      --
Robert H. Niehaus..............................            0      --                   0      --
Andrew W. Donnelly.............................      158,177(g)    *             158,177(g)    *
John F. Rowley.................................      113,373(h)    *             113,373(h)    *
All Directors and Executive Officers as a
Group..........................................    2,301,693(i)     5.8        2,301,693(i)     3.7


- ------------


   *  Less than 1%.

 (a)  MSLEF II, Inc. is the sole general partner of MSLEF II and is a wholly owned subsidiary of Morgan Stanley Group. Includes 1,701,290 shares held by Fort Howard Equity Investors
      II and 663,000 shares held by Fort Howard Equity Investors. Morgan Stanley Equity
      Investors Inc. is the sole general partner of both of these partnerships and is a wholly owned subsidiary of Morgan Stanley Group.

 (b)  Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust
      ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of
      General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a
      wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (c)  Includes 260,000 shares for which Morgan Stanley Group exercises exclusive voting rights but as to which it disclaims beneficial ownership.

 (d)  Includes 505,537 shares subject to acquisition within 60 days by exercise of employee stock options.

 (e)  Includes 562,347 shares subject to acquisition within 60 days by exercise of employee stock options.

 (f)  Includes 119,008 shares subject to acquisition within 60 days by exercise of employee stock options.

 (g)  Includes 141,927 shares subject to acquisition within 60 days by exercise of employee stock options.

 (h)  Includes 102,323 shares subject to acquisition within 60 days by exercise of employee stock options.

 (i)  Includes 1,897,681 shares subject to acquisition within 60 days by exercise of employee stock options.


                              CERTAIN TRANSACTIONS

STOCKHOLDERS AGREEMENT


    The Company, Morgan Stanley Group, MSLEF II, certain other investors and the Management Investors have entered into a stockholders agreement (the "Stockholders Agreement"), which contains certain restrictions with respect to the transferability of Common Stock by certain parties thereunder, certain registration rights granted by the Company with respect to such shares and certain arrangements with respect to the nomination of designees to the Board of Directors.



    Pursuant to the terms of the Stockholders Agreement, no holder of Common Stock who is a party or becomes a party to the Stockholders Agreement (a "Holder") (other than Holders who are employees of the Company) may sell or otherwise encumber Common Stock beneficially owned by such Holder unless such transfer is to: (i) certain permitted transferees (related persons or affiliated entities) of such Holder; (ii) the Company, or in certain cases, its designees;
(iii) any person, subject to certain rights of first refusal by the other Holders and the Company, if (a) immediately after such sale the transferee and its affiliates do not in the aggregate beneficially own more than 15% of the Common Stock then outstanding, (b) a legal opinion that such sale does not require the Common Stock to be registered under the Securities Act is received and (c) such transferee is not determined by the Board of Directors of the Company to be an "Adverse Person" (as defined in the Stockholders Agreement);
(iv) any person pursuant to a public offering; (v) any person pursuant to Rule 144 of the Securities Act or (vi) any person pursuant to an effective Registration Statement on Form S-8. Notwithstanding the above, however, Morgan Stanley Group and MSLEF II have the right to transfer all or any portion of the Common Stock beneficially owned by them (i) at any time in connection with the refinancing of the Company's outstanding indebtedness or (ii) at any time in connection with one transaction or a series of transactions in which Morgan Stanley Group and/or MSLEF II intends to sell such number of shares of Common Stock then constituting a majority of the outstanding shares of Common Stock subject to the Stockholders Agreement.



    In the event that one or more Holders (each a "Controlling Shareholder") sells a majority of the shares of Common Stock subject to the Stockholders Agreement to a third party, certain other Holders have the right to elect to sell on the same terms the same percentage of such other Holder's shares to the third party as the Controlling Shareholder is selling of its shares of Common Stock. In addition, if a Controlling Shareholder sells all of its shares of Common Stock to a third party, the Controlling Shareholder has the right to require that certain remaining Holders sell all of their shares to the third party on the same terms.

    Pursuant to the terms of the Stockholders Agreement, Holders of specified percentages of Common Stock will be entitled to certain demand registration rights ("Demand Rights") with respect to shares of Common Stock held by them; provided, however, that the Company (or purchasers designated by the Company) shall have the right to purchase at fair market value the shares which are the subject of Demand Rights in lieu of registering such shares of Common Stock. In addition to the Demand Rights, Holders are, subject to certain limitations, entitled to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities. The Stockholders Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by parties thereunder in connection with the registration of Common Stock subject to such agreement.


    Pursuant to the terms of the Stockholders Agreement, MSLEF II and Fort Howard Equity Investors II, each have the right to have a designee nominated for election to the Company's Board of Directors at any annual meeting of the Company's shareholders, so long as MSLEF II or Fort Howard Equity Investors II, as the case may be, does not already have a designee as a member of the Board of Directors at the time of such annual meeting. In addition, in the event of a vacancy on the Board of Directors created by the resignation, removal or death of a director nominated by MSLEF II or Fort Howard Equity Investors II, such shareholders have the right to have a designee nominated for election to fill such vacancy.



    The Stockholders Agreement also provides that, in connection with any underwritten offering of Common Stock by the Company, the Holders will not, subject to certain exceptions, offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date from the commencement of the offering without the prior written consent of the representatives of the underwriters thereof. See "Shares Eligible for Future Sale."


THE CUP TRANSFER AND CUP SALES

    On November 14, 1989, the Company transferred all the capital stock of Fort Howard Cup to Sweetheart, a new company organized on behalf of MSLEF II, the Company and certain executive officers of Sweetheart and other investors in the Cup Transfer. The business transferred to Sweetheart constituted all the Company's U.S. and Canadian disposable foodservice operations.

    As a result of the Cup Transfer, the Company received: (i) $532.25 million in cash; (ii) 430,172 shares of Sweetheart Class B Common Stock representing 49.9% of the Sweetheart Common Stock then outstanding, with a fair value of $87.4 million and (iii) certain other adjustments. The total value of the cash and other assets received by the Company as a result of the Cup Transfer was approximately $620 million. The Company has not undertaken any guarantees of Sweetheart's indebtedness as a result of the Cup Transfer.


    On the date of the Cup Transfer, the Sweetheart Class B Common Stock owned by the Company constituted 49.9% of the shares of Sweetheart Common Stock then outstanding, and the Sweetheart Class A Common Stock owned by MSLEF II, Morgan Stanley Group and certain executive officers and key employees of Sweetheart and other investors constituted 22.4%, 14% and 13.7%, respectively, of the shares of Sweetheart Common Stock then outstanding.


    On December 29, 1989, the Company sold its Pacific Basin cup business for approximately $10.7 million in cash as part of a program to divest its remaining international cup operations. The Company sold its European disposable foodservice operations for a net selling price of approximately $49 million on December 30, 1991. On August 30, 1993, the Company sold all of its Sweetheart Class B Common Stock for $5.1 million.

    As a result of the completion of the Cup Transfer and the sales of its remaining international cup operations, the Company has divested all of its operating interests in those businesses.

OTHER TRANSACTIONS


    The Company has entered into an agreement with MS&Co for financial advisory services in consideration for which the Company pays MS&Co an annual fee of $1 million. MS&Co is also entitled to reimbursement for all reasonable expenses incurred in performance of the foregoing services. The Company paid MS&Co approximately $1.0 million, $1.0 million and $1.1 million for these and other miscellaneous services in 1994, 1993 and 1992, respectively. This agreement was terminated on December 31, 1994.



    In connection with the sale of the 8 1/4% Notes and the 9% Notes in 1994, MS&Co received approximately $20.4 million in underwriting fees. In connection with the sale of the 9 1/4% Notes and the 10% Notes in 1993, MS&Co received approximately $19.5 million in underwriting fees. In 1992, MS&Co received approximately $0.7 million in connection with the underwriting of the reissuance of the Company's Development Authority of Effingham County Pollution Control Revenue Refunding Bonds, Series 1988.


    Based on transactions of similar size and nature, the Company believes the foregoing fees received by MS&Co are no less favorable to the Company than would be available from unaffiliated third parties.


    MS&Co served as lead underwriter for the initial public offering of the 9 1/4% Notes, the 10% Notes, the 8 1/4% Notes, the 9% Notes, the 12 3/8% Notes, the 12 5/8% Debentures, the 14 1/8% Debentures and the Pass Through Certificates and is a market-maker with respect to such securities. In connection with the repurchases of certain of the Company's securities as described in Note 8 to the audited consolidated financial statements included elsewhere in the Prospectus, $52.8 million aggregate principal amount at maturity of the 14 5/8% Debentures and $132.7 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased through MS&Co. In addition, $46.5 million and $77.5 million aggregate principal amount at maturity of the 14 1/8% Debentures were purchased from Leeway & Co. and First Plaza Group Trust, respectively, shareholders of the Company. The purchases were made in negotiated transactions at market prices.



    The Company is a party to an interest rate cap agreement with MS&Co that was purchased in 1994 for $2.1 million.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the instruments governing certain indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to such instruments, copies of which have been filed, or incorporated by reference, as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings ascribed to them in such instruments.

THE NEW BANK CREDIT AGREEMENT


    The Company has entered into a commitment letter dated January 31, 1995 (the "Commitment Letter") with Bankers Trust Company ("Bankers Trust"), Chemical Bank and Bank of America National Trust and Savings Association with respect to the New Bank Credit Agreement and the 1995 Receivables Facility. Set forth below is a description of the New Bank Credit Agreement that the Company contemplates entering into pursuant to the Commitment Letter.



    General. The New Bank Credit Agreement will provide for the 1995 Term Loan A (in an amount of $840 million), the 1995 Term Loan B (in an amount of $300 million) and the 1995 Revolving Credit Facility (in an amount of $300 million). The 1995 Term Loan A and the 1995 Revolving Credit Facility will each have a final maturity on the seventh anniversary of the consummation of the Offering. The 1995 Term Loan B will have a final maturity of December 31, 2002. It is anticipated that $120.9 million will be borrowed under the 1995 Revolving Credit Facility in connection with the Recapitalization (assuming all components of the Recapitalization are consummated on March 15, 1995) and that the Company will have $179.1 million in available capacity under the 1995 Revolving Credit Facility after the consummation of the Recapitalization.



    As part of the 1995 Revolving Credit Facility, the New Bank Credit Agreement will provide for the issuance of letters of credit in the normal course of business of up to $50 million. Bankers Trust will provide a $25 million swing line facility within the 1995 Revolving Credit Facility, which is available for working capital and other general corporate purposes. It is anticipated that upon the consummation of the Recapitalization no letters of credit will be outstanding under the New Bank Credit Agreement.



    Interest. The 1995 Term Loan A and the 1995 Revolving Credit Facility will bear interest, at the Company's option, at Bankers Trust's prime rate, plus 1.50% or, subject to certain limitations, at a reserve adjusted Eurodollar rate, plus 2.50%; the foregoing rates will be subject to adjustment downward based on the ratings by Standard & Poor's Ratings Group ("S&P") or Moody's Investors Services, Inc. ("Moody's") of the Company's long-term senior unsecured debt and/or certain operating performance measures. The 1995 Term Loan B will bear interest, at the Company's option, at Bankers Trust's prime rate, plus 2.00% or, subject to certain limitations, at a reserve adjusted Eurodollar rate, plus 3.00%.

    Repayment. The New Term Loans and the 1995 Revolving Credit Facility will be subject to mandatory and optional repayments and prepayments. As indicated below, the Company will be required to make scheduled repayments of the New Term Loans. The New Term Loans will be payable in installments on the last day of each six-month period following the date of the closing of the Offering, except that payment of the sixteenth installment shall be made on December 31, 2002. The amount of each installment for the 1995 Term Loan A and the 1995 Term Loan B are as follows:


                                                         1995 TERM    1995 TERM
INSTALLMENT                                               LOAN A       LOAN B
- ------------------------------------------------------   ---------    ---------
                                                             (IN MILLIONS)
 1st..................................................    $   0.0     $   0.000
 2nd..................................................    $   0.0     $   0.000
 3rd..................................................    $  45.0     $   1.875
 4th..................................................    $  45.0     $   1.875
 5th..................................................    $  57.5     $   1.875
 6th..................................................    $  57.5     $   1.875
 7th..................................................    $  70.0     $   1.875
 8th..................................................    $  70.0     $   1.875
 9th..................................................    $  70.0     $   1.875
10th..................................................    $  70.0     $   1.875
11th..................................................    $  82.5     $   1.500
12th..................................................    $  82.5     $   1.500
13th..................................................    $  95.0     $  41.000
14th..................................................    $  95.0     $  41.000
15th..................................................    $   0.0     $ 100.000
16th..................................................    $   0.0     $ 100.000



    The Company will also be required to make mandatory prepayments of the New Term Loans on or before the last day of March of each year commencing March 31, 1996 and ending on but including March 31, 2002 in an amount equal to 50% of Excess Cash Flow for the year ending on the immediately preceding December 31. "Excess Cash Flow" for any period is defined as the Net Cash Provided From Operations during such period, reduced by the sum, without duplication, of: (i) the scheduled principal payments of the New Term Loans paid during such period (to the extent not paid, directly or indirectly, with the proceeds of other loans made under the New Bank Credit Agreement); (ii) with certain exceptions, each of the following amounts paid during such period: (a) certain mandatory prepayments of the New Term Loans, (b) certain voluntary prepayments of the New Term Loans, (c) scheduled and voluntary and mandatory payments or prepayments of the principal of permitted indebtedness other than the New Term Loans, (d) payments in respect of Consolidated Capital Expenditures, (e) certain permitted payments in respect of equity and (f) certain investments made by the Company and its subsidiaries in joint ventures and (iii) $10 million.



    "Net Cash Provided From Operations" for any period is defined as the Adjusted Consolidated Net Income for such period, minus (plus) the increase (decrease), if any, in Adjusted Working Capital from the first day to the last day of such period.



    "Adjusted Consolidated Net Income" for any period is defined as consolidated net income during such period plus (minus) the sum, without duplication, of the amount of depreciation, depletion, amortization of intangibles, deferred taxes, accreted and zero coupon bond interest and other non-cash expenses (income), losses (gains) or other charges (credits) that, pursuant to GAAP, were deducted (added) in determining such consolidated net income.

    "Adjusted Working Capital" means, at any time, Consolidated Current Assets minus Consolidated Current Liabilities at such time.



    "Consolidated Current Assets" means, at any time, the consolidated current assets of the Company and its subsidiaries (including, without limitation, all receivables subsidiaries (whether or not consolidated with the Company for financial reporting purposes)) at such time.



    "Consolidated Current Liabilities" means, at any time, the consolidated current liabilities of the Company and its subsidiaries (including, without limitation, all receivables subsidiaries (whether or not consolidated with the Company for financial reporting purposes)) at such time, but excluding the current portion of any long-term indebtedness which would otherwise be included therein and any indebtedness with a maturity which may, by the terms of the instrument evidencing or governing such indebtedness, be extended by the Company to a date that is later than one year after such time.



    "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all capital expenditures by the Company and its subsidiaries during such period, plus (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures by the Company and its subsidiaries to acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person, including, without limitation, the amount of any indebtedness of any such acquired person, whether or not such indebtedness is assumed or guaranteed by the Company or any subsidiary of the Company, it being understood that each item covered by this clause (ii) shall be deemed incurred as of the date of the applicable acquisition, provided that any indebtedness referred to in this clause (ii) of any acquired person that is not a wholly-owned subsidiary of the Company shall only be included in an amount equal to the product of (1) the Company's direct or indirect percentage of equity ownership in such acquired person at the time such indebtedness in incurred or deemed incurred and (2) the amount of such indebtedness.



    Excess Cash Flow prepayments under the New Bank Credit Agreement will be allocated pro rata between the New Term Loans. The portion of any such prepayment allocable to the 1995 Term Loan A will be applied in the direct order of maturity until such application results in the prepayment in whole of all the amortization payments scheduled to become due in the 12-month period following such date of prepayment, and then on a pro rata basis to the remaining scheduled amortization installments. The portion of any such prepayment allocable to the 1995 Term Loan B will be applied pro rata to the remaining scheduled amortization installments. In the event that any such prepayment is due at a time when the New Term Loans have been fully repaid, the 1995 Revolving Credit Facility commitments will be reduced by an amount equal to the amount of such prepayment and the Company will be required to (a) prepay the 1995 Revolving Credit Facility in an amount equal to the excess, if any, of the aggregate principal amount of the 1995 Revolving Credit Facility then outstanding over the aggregate amount of the 1995 Revolving Credit Facility commitments (after giving effect to such reduction) and (b) retain the remaining amount of such prepayment.



    The New Term Loans will also provide for mandatory prepayments from proceeds of Asset Sales, permitted sale/leaseback transactions and permitted receivables transactions; provided, however, that no prepayments will be required with respect to any permitted receivables transaction the net proceeds of which are used to pay amounts owing pursuant to the 1995 Receivables Facility, except to the extent that the net proceeds of such receivables transaction exceed the then outstanding principal amount of the 1995 Receivables Facility. "Asset Sale" is defined as the sale, transfer or other disposition after the date of the closing of the Offering (in a single transaction or a series of related transactions) by the Company or any of its subsidiaries of: (i) any of the stock of any of the Company's subsidiaries; (ii) substantially all of the assets of any geographic or other division or line of business of the Company or any of its subsidiaries or (iii) any real property or any other assets (including, without limitation, any assets which do not constitute substantially all of the assets of any geographic or other division or line of business but excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business) of the Company or any of its subsidiaries having a fair value in excess of $2 million; provided that any asset sale described in clause (iii) above shall not be deemed to be an "Asset Sale" unless and until the aggregate amount of the fair value of the proceeds of all such sales after the date of the Offering by the Company and its subsidiaries occurring in any fiscal year of the Company equals or exceeds $10 million. Excluded from Asset Sales are: (A) sales of cash and cash equivalents in the ordinary course of business; (B) sales or other transfers of receivables pursuant to certain permitted receivables transactions; (C) sales of assets effected pursuant to certain permitted sale/leaseback transactions and (D) up to $30 million of dispositions of plants or facilities of the Company, or of a subsidiary of the Company, located outside the United States if the proceeds of such dispositions are redeployed outside the United States. So long as the New Bank Credit Agreement remains in effect, the net cash proceeds of Asset Sales are to be applied to prepay the indebtedness under the New Bank Credit Agreement. It is contemplated that the net cash proceeds from Asset Sales, permitted sale/leaseback transactions and permitted receivables transactions will be applied in the same manner as the Excess Cash Flow prepayments.


    If the utilization of the 1995 Revolving Credit Facility exceeds the commitment thereunder, the Company will be required to prepay the 1995 Revolving Credit Facility by an amount equal to such excess.


    The New Term Loans and the 1995 Revolving Credit Facility may be prepaid in whole or in part at any time without premium or penalty (subject to reimbursement of the lender's redeployment costs in the case of a prepayment of Eurodollar loans other than on the last day of the relevant interest period), and the 1995 Revolving Credit Facility commitment may be reduced by the Company in whole or in part at any time without premium or penalty.



    Security. The indebtedness under the New Bank Credit Agreement will be secured by a first lien (subject to permitted liens) on the Collateral other than certain trade receivables of the Company and its subsidiaries, and will be secured by a second lien on such trade receivables. "Collateral" is defined as the inventory, certain receivables, intellectual property and real property of the Company and certain of its subsidiaries, and the capital stock of or other evidence of the ownership interest in certain of the Company's subsidiaries.



    Covenants; Events of Default. The New Bank Credit Agreement will contain two financial covenants that require the Company to maintain certain specified ratios at specified times. These financial covenants will be as follows:



        (i) A requirement that the Company maintain a ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of not less than 1.25 to 1.00 for the first and second full fiscal quarters (taken as one accounting period) following the Recapitalization, 1.25 to 1.00 for the first, second and third full fiscal quarters (taken as one accounting period) following the Recapitalization and for any period of four full consecutive fiscal quarters (in each case taken as one accounting period) following the Recapitalization not less than the ratio shown below during the indicated period ending December 30:



      1996--  1.40 to 1.00
      1997--  1.50 to 1.00
      1998--  1.60 to 1.00
      1999--  1.75 to 1.00
      2000--  1.85 to 1.00
Thereafter--  2.00 to 1.00



    "Consolidated EBITDA" for any period is defined as the total of the amounts for such period of (a) consolidated net income (subject to certain adjustments), plus (b) provision for taxes based on income, plus (c) total interest expense (including that attributable to capital leases and including, without limitation, to the extent not otherwise included by this clause (c), all interest expense or expenses in the nature of interest expense incurred by any receivables subsidiary), plus (d) depreciation expense, plus (e) amortization expense, plus (f) other non-cash items reducing or deducted in calculating consolidated net income, minus (g) other non-cash items increasing consolidated net income, all as determined on a consolidated basis for the Company and its subsidiaries for such period taken as a single accounting period determined in conformity with GAAP.



    "Consolidated Interest Expense" for any period is defined as the sum of: (i) total interest expense for such period (including that attributable to capital leases) of the Company and its subsidiaries on a consolidated basis with respect to all outstanding indebtedness of the Company and its subsidiaries; (ii) net costs under interest rate cap agreements for such period and (iii) to the extent not otherwise included above, all interest expense or expenses in the nature of interest expense incurred by any receivables subsidiary, but excluding interest expense not payable in cash (including amortization of discount), certain fees payable to the administrative agent and the Banks under the New Bank Credit Agreement on or prior to the date of the Offering and the transaction costs relating to the Recapitalization, all as determined on a consolidated basis for the Company and its subsidiaries in conformity with GAAP.



        (ii) A requirement that the Company maintain at all times a ratio of (a) Senior Secured Indebtedness as of the end of any fiscal quarter to (b) Consolidated EBITDA for the prior four fiscal quarters, of not more than the ratio shown below during the indicated period ending December 30:



      1995--  4.25 to 1.00
      1996--  4.00 to 1.00
      1997--  3.50 to 1.00
      1998--  3.00 to 1.00
      1999--  2.75 to 1.00
      2000--  2.50 to 1.00
Thereafter--  2.00 to 1.00



    "Senior Secured Indebtedness" is defined as the following obligations of the Company and/or any of its subsidiaries: (i) the amount of any indebtedness incurred by the Company or any subsidiary of the Company in connection with the 1995 Receivables Facility or any permitted receivables transaction; (ii) that portion of obligations with respect to capital leases which is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) indebtedness incurred with respect to certain permitted sale/leaseback transactions and certain permitted expansion construction financings; (iv) indebtedness of the Company or any subsidiary of the Company that is not Subordinated Indebtedness and is secured by any lien on any property of the Company or any subsidiary of the Company and (v) the full amount of the obligations of the Company or any subsidiary of the Company under any letter of credit issued for the account of the Company or any subsidiary of the Company that are secured by a lien on any property of the Company or any subsidiary of the Company.



    "Subordinated Indebtedness" is defined as indebtedness of the Company subordinated in right of payment to the obligations of the Company and its subsidiaries under the New Bank Credit Agreement and certain other related documents.



    The New Bank Credit Agreement will contain additional covenants which, among other things, require the Company: (i) to maintain the properties of the Company and its subsidiaries, together with insurance thereon; (ii) to enter into interest rate agreements with respect to a certain portion of the New Bank Credit Agreement; (iii) to provide certain reports to the Banks and permit inspections by the Banks; (iv) with certain exceptions, to cause subsidiaries accounting for more than 10% of consolidated assets or consolidated revenues of the Company (each a "Material Subsidiary") to provide a guarantee of the Company's obligations under the New Bank Credit Agreement and to secure the same with a pledge of inventory and receivables and
(v) with certain exceptions, to pledge the stock of certain Material
Subsidiaries.


    The New Bank Credit Agreement will also contain covenants which, among other things (in each case, subject to certain exceptions): (i) limit the ability of the Company and its subsidiaries to incur additional indebtedness and contingent obligations or grant liens or additional negative pledges in respect of their assets; (ii) limit the investments and capital expenditures which may be made by the Company and its subsidiaries; (iii) limit the ability of the Company and its subsidiaries to make prepayments of subordinated debt and limit the ability of the Company to pay dividends or make other distributions on account of any shares of any class of its capital stock (other than dividends payable solely in other shares of such class of capital stock and cash dividends up to certain specified amounts); (iv) limit the ability of the Company and its subsidiaries to incur obligations under leases or to enter into sale and leaseback transactions; (v) limit the ability of the Company and its subsidiaries to enter into certain transactions or arrangements with certain affiliates of the Company or any holder of 5% or more of any class of its equity securities or affiliates of such holders; (vi) restrict the ability of the Company and its subsidiaries to make fundamental changes and to enter into new lines of business and (vii) limit the ability of the Company or its subsidiaries to dispose of their respective assets.


    The New Bank Credit Agreement will contain certain events of default which permit the Banks to cease making loans and to declare all amounts outstanding under the New Term Loans and the 1995 Revolving Credit Facility to be due and payable. These events will include, among other things: (i) failure to pay any installment of principal under the New Bank Credit Agreement when due; (ii) failure to pay for five days after the due date any interest under the New Bank Credit Agreement; (iii) default in or relating to other indebtedness of the Company or any of its subsidiaries in a principal amount of $15 million or more individually or $30 million or more in the aggregate; (iv) breach of certain covenants contained in the New Bank Credit Agreement; (v) any representation or warranty contained in the New Bank Credit Agreement or certain other related documents proving to have been false in any material respect when made; (vi) default in the performance of any other terms contained in the New Bank Credit Agreement or certain other related documents without being remedied or waived within 30 days after receipt of notice of default; (vii) bankruptcy or dissolution of the Company or any of its Material Subsidiaries; (viii) a judgment or attachment involving an amount in excess of $10 million individually or $20 million in the aggregate which is not discharged within a specified period; (ix) certain ERISA defaults; (x) the invalidity of any guarantee given by a subsidiary of the Company in connection with the New Bank Credit Agreement;
(xi) failure to maintain the validity and perfection of any security interest (to the extent required under the New Bank Credit Agreement) with respect to collateral with a value greater than $20 million in the aggregate and (xii) a Change in Control. A "Change in Control" under the New Bank Credit Agreement is deemed to have occurred if (i) any person or group other than (x) MSLEF II, Morgan Stanley Group, Fort Howard Equity Investors, Fort Howard Equity Investors II and their general or limited partners and affiliates or (y) any employee benefit plan of the Company or any of its affiliates, shall become the beneficial owner of shares representing 25% or more of any outstanding class of capital stock having ordinary voting power in the election of directors of the Company, or (ii) there shall occur during any period a change in the Board of Directors of the Company pursuant to which the individuals who constitute the Board of Directors of the Company at the beginning of such period (together with any other director whose election was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose election was previously so approved) cease to constitute 75% of the Board of Directors of the Company at the end of such period.



    Fees and Expenses. A commitment fee of 0.5% per annum, subject to adjustment based on the ratings by S&P or Moody's of the Company's long-term senior unsecured debt and/or certain operating performance measures, on the unused portion of each Bank's commitment under the 1995 Revolving Credit Facility and the 1995 Term Loan A will be payable to the Banks quarterly in arrears. In addition, an annual agent's commission of $500,000 will be payable to Bankers Trust. Additional facility and syndication fees will be payable to certain of the lenders in connection with the initial funding under the New Bank Credit Agreement in an aggregate amount of $45,750,000. It is contemplated that the Company will agree to pay certain of the Banks' expenses incurred in connection with the New Bank Credit Agreement and to provide the Banks and their respective directors, officers, employees and affiliates with customary indemnification.



1995 RECEIVABLES FACILITY



    Pursuant to the terms of the Commitment Letter, the Company anticipates that on or prior to the date of the Offering, the Company will enter into the 1995 Receivables Facility with Bankers Trust, Chemical Bank and Bank of America National Trust and Savings Association (collectively, the "Receivables Lenders"). Indebtedness under the 1995 Receivables Facility will be secured solely by a first priority security interest in favor of the Receivables Lenders in all trade receivables of the Company and its U.S. subsidiaries, subject to customary eligibility standards (the "Eligible Receivables"). A second priority security interest in the Receivables will be granted in favor of the Banks to secure the indebtedness of the Company under the New Bank Credit Agreement. The 1995 Receivables Facility will, unless sooner refinanced with the proceeds of the A/R Securitization (defined below), mature on the seventh anniversary of the date of the Offering, and will bear interest at the same rate as the 1995 Term Loan A. The 1995 Receivables Facility will contain covenants and events of default substantially identical to those set forth in the New Bank Credit Agreement. No amortization payments in respect of the 1995 Receivables Facility will be due prior to maturity. To the extent the Eligible Receivables of the Company and its subsidiaries are inadequate to secure the 1995 Receivables Facility, the 1995 Receivables Facility will be cash collateralized. The Company will be required to prepay indebtedness under the New Bank Credit Agreement with any proceeds from the sale of Eligible Receivables in excess of $60 million. Although there is no contractual obligation to do so, subject to favorable market conditions, the Company intends to refinance the 1995 Receivables Facility as soon as practicable after completion of the Offering with the proceeds of a securitized accounts receivables financing (the "A/R Securitization") which will be on terms that are acceptable to the Company and the Banks.


PASS THROUGH CERTIFICATES, SERIES 1991

    The Pass Through Certificates were issued pursuant to the Amended and Restated Pass Through Trust Agreement dated as of December 13, 1991 between the Company and Wilmington Trust Company, as trustee. The Pass Through Certificates bear interest at 11% per annum and have a final distribution date of January 2, 2002.

    The Pass Through Certificates represent fractional undivided interests in a pass through trust (the "Pass Through Trust") holding the Pass Through Secured Notes issued on a nonrecourse basis by an owner trustee (the "Owner Trustee") in connection with leveraged lease transactions to finance or refinance not more than 85% of the cost to the Owner Trustee of acquiring the Company's interest in a paper manufacturing facility, power plant and certain equipment related thereto located at the Company's Savannah mill (the "Pass Through Assets"). Simultaneously with the acquisition of the Pass Through Assets by the Owner Trustee, it leased the Pass Through Assets back to the Company pursuant to the Pass Through Certificate Leases. Amounts payable under the Pass Through Certificate Leases will be at least sufficient to pay in full when due all payments of principal and interest on the Pass Through Secured Notes. However, neither the Pass Through Certificates nor the Pass Through Secured Notes are direct obligations of, or guaranteed by, the Company.

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
    Prior to December 20, 1998, the Pass Through Certificates may not be redeemed except in connection with an event of loss to a Pass Through Asset, or in certain cases of obsolescence of any Pass Through Asset and during the continuance of any lease event of default with respect to a Pass Through Asset. On or after December 20, 1998, the Pass Through Certificates may be redeemed at any time. Unless earlier redeemed, 74.20% (or $62,041,625) of the principal amount of the Pass Through Certificates will be distributed to the holders thereof on the final distribution date.

    The Company's obligations under the Pass Through Certificate Leases, which are treated as capital leases, rank pari passu in right of payment with all other general obligations of the Company and are secured by a security interest in all of the Pass Through Assets. The Company's obligations under the New Bank Credit Agreement are secured by essentially all of the Company's assets, including the Company's leasehold interest in the Pass Through Assets. The holders of such indebtedness will be entitled to payment of their indebtedness out of the proceeds of such collateral prior to the holders of any general unsecured obligations of the Company, including the 8 1/4% Notes and the 9% Notes.


    At December 31, 1994, $84.4 million under the Pass Through Certificate Leases was outstanding.


8 1/4% NOTES

    The 8 1/4% Notes were issued under an Indenture, dated as of February 1, 1994 (the "8 1/4% Note Indenture"), between the Company and Norwest Bank Wisconsin, N.A. ("Norwest"), as Trustee.

    The 8 1/4% Notes are senior unsecured obligations of the Company, and rank pari passu in right of payment with other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 8 1/4% Notes mature on February 1, 2002, and bear interest at a rate of 8 1/4% per annum. The 8 1/4% Notes currently have a face amount outstanding of $100 million and may not be redeemed prior to maturity.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 8 1/4% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement. The 8 1/4% Note Indenture also contains a covenant limiting the optional redemption of the 9% Notes.

    The 8 1/4% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make certain other payments and distributions; (iii) create liens and (iv) merge or consolidate or sell substantially all of the Company's assets.


    At December 31, 1994, $100 million of aggregate principal amount of 8 1/4% Notes was outstanding.


9 1/4% NOTES

    The 9 1/4% Notes were issued under an Indenture, dated as of March 15, 1993 (the "9 1/4% Note Indenture"), between the Company and Norwest, as Trustee.


    The 9 1/4% Notes constitute senior unsecured obligations of the Company, limited to $450 million aggregate principal amount, and will mature on March 15, 2001. The 9 1/4% Notes bear interest at the rate of 9 1/4% per annum. The 9 1/4% Notes are not redeemable prior to maturity. The 9 1/4% Notes rank pari passu with the 8 1/4% Notes and constitute senior indebtedness with respect to the 9% Notes.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 9 1/4% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement.

    The 9 1/4% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make other distributions; (iii) create liens and (iv) merge or consolidate or transfer substantially all of the Company's assets.


    At December 31, 1994, $450 million of aggregate principal amount of 9 1/4% Notes was outstanding.


9% NOTES

    The 9% Notes were issued under an Indenture, dated as of February 1, 1994 (the "9% Note Indenture"), between the Company and the Bank of New York, as Trustee.

    The 9% Notes are unsecured senior subordinated obligations of the Company. The 9% Notes mature on February 1, 2006, and bear interest at a rate of 9% per annum. The 9% Notes currently have a face amount outstanding of $650 million, and may be redeemed at the option of the Company, in whole or in part, at any time on or after February 1, 1999, initially at 104.5% of their principal amount and declining to 100% of their principal amount on or after February 1, 2001, in all cases plus accrued interest to the redemption date. In addition, at the option of the Company at any time prior to February 1, 1997, up to $227.5 million aggregate principal amount of 9% Notes are redeemable, at 109% plus accrued interest, from the proceeds of a public equity offering.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 9% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement.

    The 9% Note Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries' ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends and make certain other payments and distributions; (iii) create liens and (iv) merge or consolidate or sell substantially all of the Company's assets.


    At December 31, 1994, $650 million of aggregate principal amount of 9% Notes was outstanding.


10% NOTES

    The 10% Notes were issued under an Indenture, dated as of March 15, 1993 (the "10% Note Indenture"), between the Company and United States Trust Company of New York ("U.S. Trust"), as Trustee.


    The 10% Notes constitute unsecured subordinated obligations of the Company, limited to $300 million aggregate principal amount, and will mature on March 15, 2003. The 10% Notes bear interest at the rate of 10% per annum. The 10% Notes are redeemable at any time on or after March 15, 1998 at 105.0% of the principal amount thereof, on or after March 15, 1999 at 103.75% of the principal amount thereof, on or after March 15, 2000 at 102.50% of the principal amount thereof, on or after March 15, 2001 at 101.25% of the principal amount thereof, and after March 15, 2002, at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to the redemption date. In addition, at any time prior to March 15, 1995, the Company may redeem up to $75 million aggregate principal amount of 10% Notes with the proceeds of one or more public equity offerings following which there is a public market, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued interest to the redemption date. The 10% Notes are subordinated to the 8 1/4% Notes and the 9% Notes.

    The New Bank Credit Agreement contains a provision prohibiting the optional redemption of the 10% Notes without the consent of a specified percentage in interest of lenders under the New Bank Credit Agreement. The 9 1/4% Note Indenture also contains a covenant limiting the optional redemption of the 10% Notes.


    At December 31, 1994, $300 million of aggregate principal amount of 10% Notes was outstanding.


SENIOR SECURED NOTES

    The Senior Secured Notes were issued pursuant to the Senior Secured Note Purchase Agreement, dated as of September 11, 1991 (the "Senior Secured Note Agreement"). The Senior Secured Notes are limited to $300 million aggregate principal amount and have been issued in five series, Series A, B, C1, C2 and D, maturing in years 1997 through 2000. Series A, B, C1, C2 and D of the Senior Secured Notes bear interest at three-month LIBOR plus 275 basis points, 300 basis points, 325 basis points, 300 basis points, and 350 basis points, respectively.

    The Senior Secured Notes contain certain restrictive and financial covenants and events of default that are substantially similar to those contained in the 1988 Bank Credit Agreement.


    At December 31, 1994, $300 million of aggregate principal amount Senior Secured Notes was outstanding. The Senior Secured Notes will be redeemed in whole in connection with the Recapitalization. See "Use of Proceeds."


12 5/8% DEBENTURES

    The 12 5/8% Debentures were issued under an Indenture dated as of November 1, 1988 (the "12 5/8% Debenture Indenture"), between the Company and U.S. Trust, as Trustee.

    The 12 5/8% Debentures constitute unsecured subordinated obligations of the Company, and will mature on November 1, 2000, respectively. The 12 5/8% Debentures bear interest at a rate of 12 5/8% per annum. The 12 5/8% Debentures are subordinated in right of payment to the 8 1/4% Notes and 9 1/4% Notes and rank pari passu with the 10% Notes.

    The 12 5/8% Debentures are redeemable at the option of the Company at 102.5% of the principal amount thereof on or after November 1, 1994, and decreasing to 100% of the principal amount after October 31, 1995, in each case together with accrued and unpaid interest to the redemption date.

    The 12 5/8% Debenture Indenture contains certain restrictive covenants similar to those contained in the 8 1/4% Note Indenture and the 9% Note Indenture.


    At December 31, 1994, $145.8 million of aggregate principal amount of 12 5/8% Debentures was outstanding. All outstanding 12 5/8% Debentures will be redeemed in connection with the Recapitalization. See "Use of Proceeds."


14 1/8% DEBENTURES

    The 14 1/8% Debentures were issued under an Indenture dated as of November 1, 1988 (the "14 1/8% Debenture Indenture"), between the Company and Society National Bank, as Trustee.

    The 14 1/8% Debentures constitute unsecured subordinated obligations of the Company. The 14 1/8% Debentures currently have a face amount outstanding of approximately $567 million and will mature on November 1, 2004. No interest is payable on the 14 1/8% Debentures prior to May 1, 1995. From and after November 1, 1994, interest on the 14 1/8% Debentures accrues at a rate of 14 1/8% per annum. The 14 1/8% Debentures are subordinated to the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes, the 10% Notes and the 12 5/8% Debentures until redeemed as described herein.


    The 14 1/8% Debentures are redeemable at any time at the option of the Company at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date.

    The 14 1/8% Debenture Indenture contains certain limited covenants which restrict the Company's ability to pay dividends on or repurchase or retire Common Stock prior to November 1, 1994 or to merge or consolidate or transfer substantially all of its assets.


    At December 31, 1994, $566.9 million of aggregate principal amount of 14 1/8% Debentures was outstanding. The 14 1/8% Debentures will be redeemed in whole in connection with the Recapitalization. See "Use of Proceeds."


OTHER DEBT OF THE COMPANY


    In addition to borrowings under the 1988 Bank Credit Agreement, the 1993 Term Loan Agreements, the Senior Secured Note Agreement, the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes, the 10% Notes, the 12 5/8% Debentures, the 14 1/8% Debentures and the Pass Through Certificates at December 31, 1994, the Company and its subsidiaries had outstanding approximately $187.7 million of other long-term debt (including the current portion thereof).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $.01 per share and 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").


COMMON STOCK


    Upon completion of the Offering, the Company will have 60,101,239 shares of Common Stock outstanding, assuming no exercise of any options granted by the Company.


    Voting Rights. Each share of Common Stock entitles the holder thereof to one vote in elections of directors and all other matters submitted to a vote of shareholders.


    Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from the Company's assets legally available therefor when, as and if declared by the Board of Directors. Since the Acquisition, the Company has not declared or paid any cash dividends on any class of its capital stock, and currently does not intend to pay dividends on the Common Stock. The New Bank Credit Agreement, 1995 Receivables Facility and the indentures governing the 8 1/4% Notes, the 9% Notes, the 9 1/4% Notes and the 10% Notes limit, in each case with certain exceptions, the ability of the Company to pay dividends on the Common Stock. Delaware law generally requires that dividends are payable only out of a company's surplus or current net profits in accordance with the DGCL. The Company would be permitted under Delaware law to pay dividends out of its current net profits, despite its shareholders' deficit. See "Dividend Policy."


    Liquidation. Subject to the rights of any holders of Preferred Stock outstanding, upon the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors.

    Other. The holders of shares of Common Stock offered hereby have no preemptive, subscription, redemption or conversion rights and are not liable for further call or assessment. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and nonassessable.


    Since the Acquisition, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Stock. Following consummation of the Offering, MS&Co will be prohibited by the rules of the New York Stock Exchange from making a market in the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters in accordance with the recommendation of CS First Boston, the "qualified independent underwriter," as required by the by-laws of the NASD, and may not be indicative of the market price for the Common Stock after the Offering. See "Certain Risk Factors--Absence of Prior Public Market."


PREFERRED STOCK

    The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of authorized Preferred Stock into one or more series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. As of the date of this

Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Certain provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Certain Risk Factors--Anti-Takeover Effects of Provisions of the Restated Certificate of Incorporation and By-laws."

    Classified Board of Directors and Related Provisions. The Certificate of Incorporation will provide that the Board of Directors of the Company be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Management--Directors." The classified board provision will prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual shareholders meeting following the date such party obtains the controlling interest. The provisions of the Certificate of Incorporation relating to the classified nature of the Company's Board of Directors may not be amended without the affirmative vote of the holders of at least 80% of the Company's outstanding voting stock.


    The Certificate of Incorporation will provide that the number of directors will be no greater than fifteen or less than three. The Certificate of Incorporation will provide that directors may not be removed without cause and that any vacancies on the Board of Directors may only be filled by the remaining directors and not by the shareholders. These provisions will preclude shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.



    No Shareholder Action by Written Consent; Special Meeting. The Certificate of Incorporation will prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may only take action at an annual or special meeting called in accordance with the By-laws. The Certificate of Incorporation and By-laws will provide that special meetings of shareholders may only be called by the Chief Executive Officer or a majority of the Board of Directors. Special meetings may not be called by the shareholders.



    Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Certificate of Incorporation and By-laws will establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The notice of shareholder nominations must set forth certain information with respect to the shareholder giving the notice and with respect to each nominee.



    Indemnification. The Certificate of Incorporation and By-laws will provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.


    Amendments. Shareholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to the classification of the Company's Board of Directors, filling vacancies on the Board of Directors, removal of directors only for cause, prohibiting shareholder action by written consent, prohibiting the calling of special meetings by shareholders and approval of amendments to the By-laws.

LIMITATIONS ON DIRECTORS' LIABILITY


    The Certificate of Incorporation will provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


    Section 203 of DGCL prohibits certain transactions between a Delaware corporation and an "interested shareholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation) between an interested shareholder and a corporation for a period of three years after the date the interested shareholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested shareholder acquired shares; (ii) the interested shareholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested shareholder or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested shareholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL upon consummation of the Offering.


REGISTER AND TRANSFER AGENT


    Chemical Bank will act as Registrar and Transfer Agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of the Offering, the Company will have 60,101,239 shares of common stock outstanding, assuming no exercise of any options granted by the Company. Of these shares, the 22,000,000 shares of Common Stock issued in the Offering will be tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined under the Securities Act) of the Company. The remaining 38,101,239 shares of common stock will be deemed "restricted" securities within the meaning of Rule
144. Neither shares held by an affiliate nor restricted securities may be publicly sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Of such shares of common stock which are deemed to be restricted securities as described above, approximately 13,771,051 shares may be freely tradeable under Rule 144 by the holders thereof (subject, in certain cases, to certain transfer restrictions contained in the Stockholders Agreement) and, if certain partnerships (including MSLEF II) which currently own such restricted shares of common stock distribute to their respective partners all of their current holdings, approximately up to an additional 20,889,290 shares could become freely tradeable under Rule 144(k) by the partners of such partnerships.



    Generally, Rule 144 provides that a person who has owned restricted securities for at least two years, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of restricted securities that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. In addition, restricted securities that have been held for at least three years by a person who has not been an "affiliate" of the Company during the preceding three months may be sold under Rule 144(k) without regard to the volume limitations or current public information or manner of sale requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with, such issuer.



    Pursuant to the Underwriting Agreement, the Company has agreed, and pursuant to the Stockholders Agreement, all current shareholders of the Company (who beneficially own 38,101,239 shares of Common Stock) are subject to an agreement, with certain exceptions, not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement, without the prior written consent of the representatives of the U.S. Underwriters. In addition, Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II (who beneficially own an aggregate of 23,666,174 shares of Common Stock) have separately agreed with the Underwriters to extend the 180-day lock-up period with respect to the shares of Common Stock they own to a period of one year from the date of the Underwriting Agreement, subject in each case, to earlier release upon receipt of the written consent of the representatives of the U.S. Underwriters.



    Pursuant to the terms of the Stockholders Agreement, holders of specified percentages of Common Stock are entitled to certain demand registration rights with respect to shares of Common Stock held by them provided, however, that the Company (or purchasers designated by the Company) has the right to purchase at fair market value the shares which are the subject of Demand Rights in lieu of registering such shares of Common Stock. In addition to the Demand Rights, holders are entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company to register its equity securities.

    Subject to the one year lock-up period described above, Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such shareholders (which could include distributions to MSLEF II's, Fort Howard Equity Investors' and Fort Howard Equity Investors II's partners) will depend on market and other conditions, but could occur relatively soon after the one year lock-up period, including pursuant to the exercise of their registration rights. MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II are unable to predict the timing of sales by any of their limited partners in the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.



    Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock is expected to commence following the completion of the Offering. There can be no assurance that an active trading market will develop or continue after the completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. Following consummation of the Offering, MS&Co will be prohibited by the rules of the New York Stock Exchange from making a market in the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. See "Certain Risk Factors--Absence of Prior Public Market."


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by "Non-U.S. Holders." In general, a "Non-U.S. Holder" is an individual or entity other than: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state or (iii) an estate or trust, the income of which is includible in gross income for United States federal income tax purposes regardless of its source. The term "Non-U.S. Holder" does not include individuals who were United States citizens within the ten-year period immediately preceding the date of this Prospectus and whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes. This discussion is based on current law, which is subject to change, and, is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to withholding tax (if the Non-U.S. Holder files certain forms, including IRS Form 4224, with the payor of the dividend) and generally will be subject to United States federal tax on a net income basis, in the same manner as if the Non-U.S. Holder were resident of the United States. In the case of a Non-U.S. Holder that is a corporation, dividend income so connected or attributable may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of its effectively connected earnings and profits subject to certain adjustments) at a 30% rate (or a lower rate prescribed by an applicable income tax treaty). For purposes of determining whether tax is to be withheld at a 30% rate or at a lower rate as prescribed by an applicable tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under United States Treasury regulations proposed in 1984 that have not been finally adopted, to claim the benefits of an applicable tax treaty, a Non-U.S. Holder of Common Stock would be required to file certain information forms with the payor of the dividends.


    A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

SALE OF COMMON STOCK


    In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain recognized upon the disposition of Common Stock unless:
(i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, alternatively, if certain tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and in either such case, the branch profits tax may also apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds shares of stock as a capital asset, such individual is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates; or
(iv) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Common Stock is "regularly traded" on an established securities market.


ESTATE TAX

    Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

    United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from the disposition of Common Stock paid to or through a non-United States office of a broker that is: (i) a United States person; (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Non-U.S. Holder, and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITERS


    Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom MS&Co, CS First Boston and Salomon Brothers Inc are serving as U.S. Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, and the International Underwriters named below, for whom MS&Co International, CS First Boston Limited, Salomon Brothers International Limited and S.G.Warburg Securities Limited are serving as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of the Common Stock set forth opposite the names of such Underwriters below:



    NAME                                                      NUMBER OF SHARES
- -----------------------------------------------------------   ----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated........................
  CS First Boston Corporation..............................

  Salomon Brothers Inc.....................................
                                                              ----------------
      Subtotal.............................................      17,600,000
                                                              ----------------

International Underwriters:
  Morgan Stanley & Co. International Limited...............
  CS First Boston Limited..................................
  Salomon Brothers International Limited...................
  S.G.Warburg Securities Limited...........................

                                                              ----------------
      Subtotal.............................................       4,400,000
                                                              ----------------
Total......................................................      22,000,000
                                                              ----------------
                                                              ----------------



    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any such shares are taken.


    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "U.S. Shares" and the "International Shares," respectively.


    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.


    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.


    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom by means of any document (other than in circumstances which do not constitute an offer to the public within the meaning of the Companies Act
1985); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, other than any document which consists of, or is a part of, listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988.

    The Underwriters initially propose to offer part of the Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in
excess of $      per share under the Price to Public. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
share to other Underwriters or
to certain dealers. After the initial offering of the Common Stock the offering price and other selling terms may from time to time be varied by the Representatives.



    Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 3,300,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.



    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "FORT."



    Pursuant to the Underwriting Agreement, the Company has agreed that, without the prior written consent of the U.S. Representatives, it will not register for sale or offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of the Underwriting Agreement, other than: (i) the shares of Common Stock offered hereby; (ii) any shares of Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Underwriting Agreement and (iii) any shares of Common Stock issued pursuant to existing employee benefit plans of the Company. Pursuant to the Stockholders Agreement, all current shareholders of the Company are subject to an agreement, with certain limited exceptions, not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of, directly or indirectly, shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of the Underwriting Agreement without the prior written consent of the U.S. Representatives. In addition, Morgan Stanley Group, MSLEF II, Fort Howard Equity Investors and Fort Howard Equity Investors II (who beneficially own an aggregate of 23,666,174 shares of Common Stock) have separately agreed with the Underwriters to extend the 180-day lock-up period with respect to the shares of Common Stock they own to a period of one year from the date of the Underwriting Agreement, subject in each case, to earlier release upon receipt of the written consent of the representatives of the U.S. Underwriters.



    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.



    Upon consummation of the Offering, affiliates of MS&Co will own approximately 39.8% of the outstanding shares of Common Stock (37.7% if the Underwriters' over-allotment option is exercised in full). See "Ownership of Common Stock." For a description of certain transactions between the Company, MSLEF II, MS&Co and affiliates of MS&Co, see "Certain Transactions."


    The provisions of Schedule E ("Schedule E") to the by-laws of the NASD apply to the Offering. Accordingly, the public offering price can be no higher than that recommended by a "qualified independent underwriter." The NASD requires that the "qualified independent underwriter" (i) be an NASD member experienced in the securities or investment banking business and (ii) not be an affiliate of the issuer of the securities and (iii) agree to undertake the responsibilities and liabilities of an underwriter under the Securities Act. In accordance with this requirement, CS First Boston is serving in such role, and the initial public offering price of the Common Stock offered hereby is not higher than CS First Boston's recommended initial public offering price. CS First Boston also participated in the preparation of the Registration Statement of which this Prospectus is a part and has performed due diligence with respect thereto. The Company has agreed to indemnify CS First Boston against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the provisions of Schedule E, NASD members may not execute transactions in Common Stock offered hereby to any accounts over which they exercise discretionary authority without prior written approval of the customer.


    The Company has reserved up to 1,100,000 shares of Common Stock, representing approximately 5% of the shares of Common Stock to be sold in the Offering, for sale to certain of its directors, officers and other employees. If such shares are not so sold to directors, officers and other employees of the Company, they will be sold to the public.


    From time to time MS&Co has provided, and continues to provide, investment banking services to the Company and its affiliates. See "Certain Transactions."

PRICING OF THE OFFERING


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives in accordance with the recommendation of CS First Boston, the "qualified independent underwriter," as is required by the by-laws of the NASD. Among the factors which were considered in determining the initial public offering price were the sales, earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, and certain ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.


                                 LEGAL MATTERS


    The validity of the Common Stock and certain other legal matters relating to the Offering have been passed upon for the Company by Shearman & Sterling, New York, New York. Certain legal matters have been passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Shearman & Sterling regularly represents Morgan Stanley Group and MSLEF II on a variety of legal matters. Davis Polk & Wardwell is currently representing the Company in connection with the CID issued by the U.S. Department of Justice, Antitrust Division and the Company's anticipated appeal of the U.S. Tax Court decision discussed under "Business--Legal Proceedings." Shortly after the Acquisition, certain partners of Davis Polk & Wardwell, acting through a general partnership, acquired shares of Common Stock of the Company from Morgan Stanley Group which, in the aggregate, amount to less than 1% of the outstanding shares.


                                    EXPERTS


    The consolidated financial statements and schedules of the Company included in this Prospectus and elsewhere in this Registration Statement for the years ended December 31, 1994, 1993 and 1992 have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Upon completion of the Offering, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as all such reports and other information filed with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at prescribed rates at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                            FORT HOWARD CORPORATION
                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS OF FORT HOWARD CORPORATION
  Report of Independent Public Accountants...........................................    F-2
  Consolidated Statements of Income for the years ended December 31, 1994, 1993 and
1992.................................................................................    F-3
  Consolidated Balance Sheets at December 31, 1994 and 1993..........................    F-4
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993
and 1992.............................................................................    F-5
  Notes to Consolidated Financial Statements.........................................    F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
  FORT HOWARD CORPORATION:


    We have audited the accompanying consolidated balance sheets of Fort Howard Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fort Howard Corporation and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.



    As discussed in Notes 1 and 10 to the consolidated financial statements, effective January 1, 1992, the Company changed its method of accounting for postretirement benefits other than pensions.


                                          ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
January 31, 1995

                            FORT HOWARD CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1994          1993           1992
                                                         ----------    -----------    ----------
Net sales.............................................   $1,274,445    $ 1,187,387    $1,151,351
Cost of sales.........................................      867,357        784,054       726,356
                                                         ----------    -----------    ----------
Gross income..........................................      407,088        403,333       424,995
Selling, general and administrative...................      110,285         96,966        97,620
Amortization of goodwill..............................           --         42,576        56,700
Goodwill write-off....................................           --      1,980,427            --
Environmental charge..................................       20,000             --            --
                                                         ----------    -----------    ----------
Operating income (loss)...............................      276,803     (1,716,636)      270,675
Interest expense......................................      337,701        342,792       338,374
Other (income) expense, net...........................          118         (2,996)        2,101
                                                         ----------    -----------    ----------
Loss before taxes.....................................      (61,016)    (2,056,432)      (69,800)
Income taxes (credit).................................      (18,891)       (16,314)         (398)
                                                         ----------    -----------    ----------
Loss before extraordinary items and adjustment for
accounting change.....................................      (42,125)    (2,040,118)      (69,402)
Extraordinary items--losses on debt repurchases (net
  of income taxes of $14,731 in 1994 and $7,333 in
1993).................................................      (28,170)       (11,964)           --
Adjustment for adoption of SFAS No. 106 (net of income
taxes of $6,489)......................................           --             --       (10,587)
                                                         ----------    -----------    ----------
Net loss..............................................   $  (70,295)   $(2,052,082)   $  (79,989)
                                                         ----------    -----------    ----------
                                                         ----------    -----------    ----------
Loss per share:
  Net loss before extraordinary items and adjustment
    for accounting change.............................   $    (1.11)   $    (53.54)   $    (1.82)
  Extraordinary items.................................        (0.74)         (0.31)           --
  Adjustment for adoption of SFAS No. 106.............           --             --         (0.28)
                                                         ----------    -----------    ----------
  Net loss............................................   $    (1.85)   $    (53.85)   $    (2.10)
                                                         ----------    -----------    ----------
                                                         ----------    -----------    ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994           1993
                                                                     -----------    -----------
    ASSETS
Current assets:
  Cash and cash equivalents.......................................   $       422    $       227
  Receivables, less allowances of $1,589 in 1994 and $2,366 in
1993..............................................................       123,150        105,834
  Inventories.....................................................       130,843        118,269
  Deferred income taxes...........................................        20,000         14,000
  Income taxes receivable.........................................         5,200          9,500
                                                                     -----------    -----------
      Total current assets........................................       279,615        247,830
Property, plant and equipment.....................................     1,932,713      1,845,052
  Less: Accumulated depreciation..................................       611,762        516,938
                                                                     -----------    -----------
      Net property, plant and equipment...........................     1,320,951      1,328,114
Other assets......................................................        80,332         73,843
                                                                     -----------    -----------
      Total assets................................................   $ 1,680,898    $ 1,649,787
                                                                     -----------    -----------
                                                                     -----------    -----------

    LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................................   $   100,981    $   101,665
  Interest payable................................................        84,273         54,854
  Income taxes payable............................................           224            122
  Other current liabilities.......................................        75,450         70,138
  Current portion of long-term debt...............................       116,203        112,750
                                                                     -----------    -----------
      Total current liabilities...................................       377,131        339,529
Long-term debt....................................................     3,189,644      3,109,838
Deferred and other long-term income taxes.........................       209,697        243,437
Other liabilities.................................................        41,162         26,088
Common Stock with put right.......................................        11,711         11,820
Shareholders' deficit:
  Common Stock....................................................       600,471        600,459
  Cumulative translation adjustment...............................        (2,330)        (5,091)
  Retained deficit................................................    (2,746,588)    (2,676,293)
                                                                     -----------    -----------
      Total shareholders' deficit.................................    (2,148,447)    (2,080,925)
                                                                     -----------    -----------
      Total liabilities and shareholders' deficit.................   $ 1,680,898    $ 1,649,787
                                                                     -----------    -----------
                                                                     -----------    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1994         1993          1992
                                                            --------    -----------    --------
Cash provided from (used for) operations:
  Net loss...............................................   $(70,295)   $(2,052,082)   $(79,989)
  Depreciation and amortization..........................     95,727        130,671     137,977
  Goodwill write-off.....................................         --      1,980,427          --
  Non-cash interest expense..............................     74,238        100,844     139,700
  Deferred income taxes (credit).........................    (33,832)       (17,874)    (17,799)
  Environmental charge...................................     20,000             --          --
  Employee stock compensation............................         --         (7,832)      1,120
  Pre-tax loss on debt repurchases.......................     42,901         19,297          --
  Pre-tax adjustment for adoption of SFAS No. 106........         --             --      17,076
  Increase in receivables................................    (17,316)        (2,343)     (5,284)
  Increase in inventories................................    (12,574)       (17,294)     (1,215)
  (Increase) decrease in income taxes receivable.........      4,300         (7,000)     (2,500)
  Increase (decrease) in accounts payable................       (684)        (2,740)     13,572
  Increase (decrease) in interest payable................     29,419         21,797        (298)
  Increase (decrease) in income taxes payable............        102         (1,670)     (5,094)
  All other, net.........................................     (6,896)         6,848      12,684
                                                            --------    -----------    --------
      Net cash provided from operations..................    125,090        151,049     209,950
Cash used for investment activities:
  Additions to property, plant and equipment.............    (83,559)      (165,539)   (232,844)
  Acquisition of Stuart Edgar Limited, net of acquired
    cash of $749.........................................         --             --      (8,302)
                                                            --------    -----------    --------
      Net cash used for investment activities............    (83,559)      (165,539)   (241,146)
Cash provided from (used for) financing activities:
  Proceeds from long-term borrowings.....................    750,000        887,088     189,518
  Repayment of long-term borrowings......................   (759,202)      (841,399)   (167,731)
  Debt issuance costs....................................    (32,134)       (31,160)         --
                                                            --------    -----------    --------
      Net cash provided from (used for) financing
activities...............................................    (41,336)        14,529      21,787
                                                            --------    -----------    --------
Increase (decrease) in cash..............................        195             39      (9,409)
Cash, beginning of year..................................        227            188       9,597
                                                            --------    -----------    --------
      Cash, end of year..................................   $    422    $       227    $    188
                                                            --------    -----------    --------
                                                            --------    -----------    --------

Supplemental Cash Flow Disclosures:
  Interest paid..........................................   $237,650    $   228,360    $208,051
  Income taxes paid, net.................................   $  2,483    $     4,432    $  9,997


  The accompanying notes are an integral part of these consolidated financial statements.

                            FORT HOWARD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994


1. SIGNIFICANT ACCOUNTING POLICIES


    (A) Principles of Consolidation--The consolidated financial statements include the accounts of Fort Howard Corporation and all domestic and foreign subsidiaries. Assets and liabilities of foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in the consolidated balance sheet. The Company does not hedge its translation exposure. The Company does not engage in material hedging activity with respect to foreign currency transaction risks. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior years' data to the current format.



    On September 4, 1992, Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations, acquired for $25 million, including debt assumed of $17 million, Stuart Edgar Limited ("Stuart Edgar"), a converter of consumer tissue products with annual net sales approximating $43 million. The operating results of Stuart Edgar are included in the consolidated financial statements since September 4, 1992.


    (B) Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of the investments.

    (C) Inventories--Inventories are carried at the lower of cost or market, with cost principally determined on a first-in, first-out basis (see Note 2).


    (D) Property, Plant and Equipment--Prior to August 9, 1988, property, plant and equipment were stated at original cost and depreciated using the straight-line method. Effective with the Acquisition (as defined below), properties were adjusted to their estimated fair values and are being depreciated on a straight-line basis over useful lives of 30 to 50 years for buildings and 2 to 25 years for equipment.


    Assets under capital leases principally arose in connection with sale and leaseback transactions as described in Note 9 and are stated at the present value of future minimum lease payments. These assets are amortized over the respective periods of the leases which range from 15 to 25 years. Amortization of assets under capital leases is included in depreciation expense.


    The Company follows the policy of capitalizing interest incurred in conjunction with major capital expenditure projects. The amounts capitalized in 1994, 1993 and 1992 were $4,230,000, $8,369,000 and $11,047,000, respectively.


    (E) Revenue Recognition--Sales of the Company's paper products are recorded upon shipment of products.


    (F) Environmental Expenditures--Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Recoveries of environmental remediation costs from other potentially responsible parties and recoveries from insurance carriers are not recorded as assets until such time as their receipt is deemed probable and the amounts are reasonably estimable.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    (G) Goodwill--In 1988, FH Acquisition Corp., a company organized on behalf of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), acquired the Company in a leveraged buyout and was subsequently merged with and into the Company (the "Acquisition"). Goodwill (the acquisition costs in excess of the fair value of net assets of acquired businesses) acquired in connection with the Acquisition and the purchases of other businesses was amortized on a straight-line basis over 40 years through the third quarter of 1993 when the Company wrote off its remaining goodwill balance (see Note 4). The Company evaluates the carrying value of goodwill for possible impairment using a methodology which assesses whether forecasted cumulative net income before goodwill amortization is adequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.


    (H) Employee Benefit Plans--A substantial majority of the Company's employees are covered under defined contribution plans. The Company's annual contributions to defined contribution plans are based on pre-tax income, subject to percentage limitations on participants' earnings and a minimum return on shareholders' equity. In recent years, the Company made discretionary contributions as permitted under the plans. Participants may also contribute a certain percentage of their wages to the plans. Costs charged to operations for defined contributions plans were approximately $12,716,000, $12,725,000 and $11,716,000 for the years ended December 31, 1994, 1993 and 1992, respectively.



    Employees retiring prior to February 1, 1990 from the Company's U.S. tissue operations who had met certain eligibility requirements are entitled to postretirement health care benefit coverage. These benefits are subject to deductibles, copayment provisions, a lifetime maximum benefit and other limitations. In addition, employees who retire after January 31, 1990 at age 55 or older with ten years of service may purchase health care benefit coverage from the Company up to age 65. The Company has reserved the right to change or terminate this benefit for active employees at any time. As of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standard requires that the expected cost of postretirement health care benefits be charged to expense during the years that employees render service (see Note 10). Prior to 1992, the annual cost of these benefits had been expensed as claims and premiums were paid. Employees of the Company's U.K. tissue operations are not entitled to Company-provided postretirement benefit coverage.



    In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This new standard requires that the expected cost of benefits to be provided to former or inactive employees after employment but before retirement be charged to expense during the years that the employees render service. In the fourth quarter of 1992, the Company retroactively adopted the new standard effective January 1, 1992. Adoption of the new accounting standard had no effect on the Company's 1992 consolidated statement of income.


    (I) Interest Rate Cap and Swap Agreements--The cost of interest rate cap agreements is amortized over the respective lives of the agreements. The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the lives of the agreements.


    (J) Income Taxes--The Company follows SFAS No. 109, "Accounting for Income Taxes." As a result, deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) in the years in which the differences are expected to reverse. The principal difference relates to depreciation expense. Deferred income tax expense represents the change in the deferred income tax asset and liability balances, excluding the deferred tax benefit related to extraordinary losses.


    (K) On January 31, 1995, the Company's shareholders approved an increase in the number of authorized shares of voting Common Stock to 99,400,000 shares and approved a 6.5-for-one stock split of the Common Stock, effective January 31, 1995. All share and per share amounts included in the consolidated financial statements and notes thereto have been restated to give effect to the increase in authorized shares and the stock split.



    (L) Loss Per Share--Loss per share has been computed on the basis of the average number of common shares outstanding during the years. The average number of shares used in the computation was 38,103,215, 38,107,154 and 38,107,453 for the years ended December 31, 1994, 1993 and 1992, respectively. The assumed exercise of all outstanding stock options has been excluded from the computation of loss per share in 1994, 1993 and 1992 because the result was antidilutive.



    (M) Segment Information--The Company operates in one industry segment as a manufacturer, converter and marketer of a diversified line of single-use paper products for the home and away-from-home markets.


2. INVENTORIES

    Inventories are summarized as follows:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1994        1993
                                                         --------    --------
                                                            (IN THOUSANDS)
Components
  Raw materials and supplies..........................   $ 63,721    $ 61,285
  Finished and partly-finished products...............     67,122      56,984
                                                         --------    --------
                                                         $130,843    $118,269
                                                         --------    --------
                                                         --------    --------
Value at lower of cost or market:
  First-in, first-out (FIFO)..........................   $107,493    $ 94,436
  Average cost by specific lot........................     23,350      23,833
                                                         --------    --------
                                                         $130,843    $118,269
                                                         --------    --------
                                                         --------    --------

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


3. PROPERTY, PLANT AND EQUIPMENT

    The Company's major classes of property, plant and equipment are:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1994          1993
                                                     ----------    ----------
                                                          (IN THOUSANDS)
Land..............................................   $   44,422    $   44,429
Buildings.........................................      325,395       318,955
Machinery and equipment...........................    1,527,865     1,367,839
Construction in progress..........................       35,031       113,829
                                                     ----------    ----------
                                                     $1,932,713    $1,845,052
                                                     ----------    ----------
                                                     ----------    ----------


    Included in the property, plant and equipment totals above are assets under capital leases, as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1994          1993
                                                     ----------    ----------
                                                          (IN THOUSANDS)
Buildings.........................................   $    4,012    $    3,989
Machinery and equipment...........................      186,281       185,624
                                                     ----------    ----------
    Total assets under capital leases.............   $  190,293    $  189,613
                                                     ----------    ----------
                                                     ----------    ----------


4. GOODWILL

    Changes in the Company's goodwill are summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1993           1992
                                                     -----------    ----------
                                                          (IN THOUSANDS)
Balance, beginning of year........................   $ 2,023,416    $2,075,525
Acquisition of Stuart Edgar.......................            --         6,043
Amortization of goodwill..........................       (42,576)      (56,700)
Effects of foreign currency translation...........          (413)       (1,452)
Goodwill write-off................................    (1,980,427)           --
                                                     -----------    ----------
Balance, end of year..............................   $        --    $2,023,416
                                                     -----------    ----------
                                                     -----------    ----------



    Low industry operating rates and aggressive competitive activity among tissue producers resulting from the recession, additions to capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results from 1991 through September 30, 1993. Accordingly, the Company revised its projections and determined that its projected results would not support the future amortization of the Company's remaining goodwill balance of approximately $1.98 billion at September 30, 1993.



    The methodology employed to assess the recoverability of the Company's goodwill first involved the projection in September 1993 of operating results forward 35 years, which approximated the remaining amortization period of the goodwill as of October 1, 1993. The Company then evaluated the recoverability of goodwill on the basis of this forecast of future operations as of September 30, 1993. Based on such forecast, the cumulative net income before goodwill amortization of approximately $100 million

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


4. GOODWILL--(CONTINUED)
over the remaining 35-year amortization period was insufficient to recover the goodwill balance. Accordingly, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993.


    The Company's forecast as of September 30, 1993 assumed that sales volume increases would be limited to production from a new paper machine then under construction at the Company's Muskogee mill which was subsequently started-up in 1994 and that further capacity expansion was not justifiable given the Company's high leverage and adverse tissue industry operating conditions. Such projections assumed that net selling price and cost increases would approximate 1% per year, based on the Company's annual historical price increase trend for the years 1984 through 1993 and management's estimates of future performance. Through the year 2001, the Company's projections as of September 30, 1993 indicated that interest expense would exceed operating income, which is determined after deducting annual depreciation expense. However, projected operating income before depreciation was adequate to cover projected interest expense. Inflation and interest rates were assumed to remain low at 1993 levels during the projected period. Each of the Company's then outstanding higher yielding debt securities, the 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes"), the 12 5/8% Subordinated Debentures due 2000 (the "12 5/8% Debentures") and the 14 1/8% Junior Subordinated Discount Debentures due 2004 (the "14 1/8% Debentures"), were further assumed to be refinanced at lower interest rates. Total capital expenditures were projected to approximate $55-$80 million annually over the ten years ending December 31, 2003 plus $32 million in 1994 to complete the Muskogee mill expansion and another $32 million over 1994 and 1995 for a new coal-fired boiler under construction at the Company's Savannah mill. Management believed that the projected future results based on these assumptions were the most likely scenario at the time given the Company's high leverage and adverse tissue industry operating conditions experienced for the period 1991 through September 30, 1993.


5. OTHER ASSETS

    The components of other assets are as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1994       1993
                                                           -------    -------
                                                             (IN THOUSANDS)
Deferred loan costs, net of accumulated amortization....   $76,640    $71,459
Prepayments and other...................................     3,692      2,384
                                                           -------    -------
                                                           $80,332    $73,843
                                                           -------    -------
                                                           -------    -------



    Amortization of deferred loan costs for the years ended December 31, 1994, 1993 and 1992 totaling $13,466,000, $13,488,000 and $14,910,000, respectively, is reported as non-cash interest expense. During 1994, $14,195,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt, $21,584,000 of deferred loan costs were incurred for the issuance of the 8 1/4% Senior Notes due 2002 (the "8 1/4% Notes") and the 9% Senior Subordinated Notes due 2006 (the "9% Notes"), and $10,550,000 of deferred loan costs were incurred for the purchase of interest rate cap agreements. During 1993, $19,297,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt and $31,160,000 of deferred loan costs were incurred for the issuance of a new bank term loan (the "1993 Term Loan"), the 9 1/4% Senior Unsecured Notes due 2001 (the "9 1/4%

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


5. OTHER ASSETS--(CONTINUED)

Notes") and the 10% Subordinated Notes due 2003 (the "10% Notes") and for the purchase of an interest rate cap agreement (see Note 8).


6. OTHER CURRENT LIABILITIES

    The components of other current liabilities are as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1994       1993
                                                           -------    -------
                                                             (IN THOUSANDS)
Salaries and wages......................................   $41,959    $38,152
Contributions to employee benefit plans.................    12,816     12,805
Taxes other than income taxes...........................     5,615      5,492
Other accrued expenses..................................    15,060     13,689
                                                           -------    -------
                                                           $75,450    $70,138
                                                           -------    -------
                                                           -------    -------


7. INCOME TAXES

    The income tax provision (credit) includes the following components:

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                1994         1993        1992
                                              ---------    --------    --------
                                                       (IN THOUSANDS)
Current
  Federal..................................   $   1,800    $ (6,012)   $ 10,501
  State....................................         509         465         411
  Foreign..................................      (2,099)       (225)         --
                                              ---------    --------    --------
      Total current........................         210      (5,772)     10,912
Deferred
  Federal..................................     (18,826)     (7,731)    (13,678)
  State....................................      (2,793)     (2,956)     (2,380)
  Foreign..................................       2,518         145       4,748
                                              ---------    --------    --------
      Total deferred.......................     (19,101)    (10,542)    (11,310)
                                              ---------    --------    --------
                                              $ (18,891)   $(16,314)   $   (398)
                                              ---------    --------    --------
                                              ---------    --------    --------


    The effective tax rate varied from the U.S. federal tax rate as a result of the following:


                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                                    1994     1993     1992
                                                    -----    -----    -----
U.S. federal tax rate............................   (34.0)%  (34.0)%  (34.0)%
Amortization of intangibles......................      --     33.4     27.6
State income taxes net of U.S. tax benefit.......    (4.1)    (0.1)    (3.0)
Interest on long-term income taxes...............     3.3       --      5.7
Permanent differences related to accruals........     3.3       --       --
Other, net.......................................     0.5     (0.1)     3.1
                                                    -----    -----    -----
Effective tax rate...............................   (31.0)%   (0.8)%   (0.6)%
                                                    -----    -----    -----
                                                    -----    -----    -----

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


7. INCOME TAXES--(CONTINUED)
    The domestic and foreign components of loss before income taxes are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                              1994         1993          1992
                                            --------    -----------    --------
                                                      (IN THOUSANDS)
Domestic.................................   $(62,711)   $(2,048,746)   $(85,597)
Foreign..................................      1,695         (7,686)     15,797
                                            --------    -----------    --------
                                            $(61,016)   $(2,056,432)   $(69,800)
                                            --------    -----------    --------
                                            --------    -----------    --------



    The net deferred income tax liability at December 31, 1994 includes $232 million related to property, plant and equipment. All other components of the gross deferred income tax assets and gross deferred income tax liabilities are individually not significant. The Company has not recorded a valuation allowance with respect to any deferred income tax asset.



    In 1992, the Internal Revenue Service (the "IRS") issued a statutory notice of deficiency (the "Notice") to the Company for additional income tax due for the 1988 tax year. In the Notice, the IRS disallowed deductions for its 1988 tax year for fees and expenses, other than interest, related to the 1988 debt financing and refinancing transactions. In disallowing these deductions, the IRS relied on Section 162(k) of the Internal Revenue Code (the "Code") (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company had deducted a portion of the disallowed fees and expenses in 1988 and has been deducting the balance of the fees and expenses over the terms of the 1988 long-term debt financing and refinancing. Following receipt of the Notice, the Company filed a petition in the U.S. Tax Court contesting the deficiency. In August 1994, the U.S. Tax Court issued its opinion in which it essentially adopted the interpretation of Code Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. At present, the U.S. Tax Court is preparing an order in which it will determine the amount of the tax deficiency owed by the Company as a result of the court's decision. The Company intends to appeal the U.S. Tax Court decision to the U.S. Court of Appeals for the Seventh Circuit. In anticipation of its appeal, the Company has paid to the IRS tax of approximately $5 million potentially due for its 1988 tax year pursuant to the U.S. Tax Court opinion along with $4 million for the interest accrued on such tax. If the decision of the U.S. Tax Court is ultimately sustained, the Company estimates that the potential amount of additional taxes due on account of such disallowance for the period 1989 through 1994 would be approximately $34 million and for the period after 1994 (assuming current statutory tax rates) would be approximately $4 million, in each case exclusive of interest. While the Company is unable to predict the final result of its appeal of the U.S. Tax Court decision with certainty, it has accrued for the potential tax liability as well as for the interest charges thereon for the period 1989 through 1994 and thus the Company believes that the ultimate resolution of this case will not have a material adverse effect on the Company's financial condition or on its results of operations.



    Assuming a favorable resolution of the U.S. Tax Court appeal, the Company will have approximately $131 million of net operating loss carryforwards as of December 31, 1994 for federal income tax purposes which expire as follows: $11 million in 2007, $47 million in 2008 and $73 million in 2009. The aggregate amount of net operating loss carryforwards available to the Company as of December 31, 1994 could be reduced to approximately $71 million if the U.S. Tax Court decision is affirmed. During 1994, the Company reclassified $11 million from the liability for other long-term income taxes to the liability for current income taxes principally to reflect the payments totaling $9 million made to the IRS with respect to the 1988 tax year.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


8. LONG-TERM DEBT

    Long-term debt and capital lease obligations, including amounts payable within one year, are summarized as follows:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1994          1993
                                                                      ----------    ----------
                                                                           (IN THOUSANDS)
1988 Term Loan, at prime plus 1.50% or, subject to certain
  limitations, at a reserve adjusted Eurodollar rate plus 2.25%
  subject to downward adjustment if certain financial criteria are met (at a weighted average rate of 8.19% at December 31, 1994), due in varying annual repayments with a final maturity of
December 31, 1996..................................................   $  224,534    $  331,753
1988 Revolving Credit Facility, at prime plus 1.50% or, subject to certain limitations, at a reserve adjusted Eurodollar rate plus
  2.25% subject to downward adjustment if certain financial
  criteria are met (at a weighted average rate of 8.66% at December
  31, 1994), due December 31, 1996.................................      196,500       243,700
1993 Term Loan, at prime plus 1.75% or, subject to certain
  limitations, at a reserve adjusted Eurodollar rate plus 3.0%
  (8.57% at December 31, 1994), due May 1, 1997....................      100,000       100,000
Senior Secured Notes, at three month LIBOR plus 2.75% to 3.50%
  (9.13% to 9.88% at December 31, 1994), due in varying amounts
between 1996 and 2000..............................................      300,000       300,000
Senior Unsecured Notes, 9 1/4%, due March 15, 2001.................      450,000       450,000
Senior Unsecured Notes, 8 1/4%, due February 1, 2002...............      100,000            --
Senior Subordinated Notes, 12 3/8%, repurchased in 1994............           --       333,910
Senior Subordinated Notes, 9%, due February 1, 2006................      650,000            --
Subordinated Debentures, 12 5/8%, due November 1, 2000.............      145,815       383,910
Subordinated Notes, 10%, due March 15, 2003........................      300,000       300,000
Junior Subordinated Discount Debentures, 14 1/8%, due November 1,
2004...............................................................      566,869       506,186
Capital lease obligations, at interest rates approximating 10.9%...      182,936       184,023
Pollution Control Revenue Refunding Bonds, 7.90%, due October 1,
2005...............................................................       42,000        42,000
Debt of foreign subsidiaries, at rates ranging from 7.00% to 8.36%,
  due in varying annual installments through March 2001............       47,193        47,106
                                                                      ----------    ----------
                                                                       3,305,847     3,222,588
Less: Current portion of long-term debt............................      116,203       112,750
                                                                      ----------    ----------
                                                                      $3,189,644    $3,109,838
                                                                      ----------    ----------
                                                                      ----------    ----------



    The aggregate fair values of the Company's long-term debt and capital lease obligations approximated $3,152 million and $3,276 million compared to aggregate carrying values of $3,306 million and $3,223 million at December 31, 1994 and 1993, respectively. The fair values of the Term Loan, Revolving Credit Facility and 1993 Term Loan are estimated based on secondary market transactions in such securities. Fair values for the Senior Secured Notes, the 9 1/4% Notes, the 8 1/4% Notes, the 9% Notes, the 12 5/8% Debentures, the 10% Notes, the 14 1/8% Debentures and the Pollution Control Revenue Refunding Bonds were estimated based on trading activity in such securities. Of the capital lease obligations, the fair values of 1991 Series Pass Through Certificates were estimated based on

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


8. LONG-TERM DEBT--(CONTINUED)
trading activity in such securities. The fair values of other capital lease obligations were estimated based on interest rates implicit in the valuation of the 1991 Series Pass Through Certificates. The fair value of debt of foreign subsidiaries is deemed to approximate its carrying amount.


    The 14 1/8% Debentures did not accrue interest in cash until November 1, 1994, and were issued at a discount to yield a 14 1/8% effective annual rate. The 14 1/8% Debentures require payments of interest in cash commencing on May 1, 1995. Interest incurred in 1994 through October and for the years ended December 31, 1993 and 1992 related to these debentures was added to the balance due.



    On February 9, 1994, the Company sold $100 million principal amount of 8 1/4% Notes and $650 million principal amount of 9% Notes in a registered public offering (collectively, the "1994 Notes"). Net proceeds from the sale of the 1994 Notes were applied to the repurchase of all the remaining 12 3/8% Notes at the redemption price of 105% of the principal amount thereof, to the repurchase of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof, to the prepayment of $100 million of the 1988 Term Loan, to the repayment of a portion of the Company's indebtedness under the 1988 Revolving Credit Facility and to the payment of fees and expenses.



    The 8 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 9% Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company, and constitute senior indebtedness with respect to the 10% Notes, the 12 5/8% Debentures and the 14 1/8% Debentures.



    In connection with the sale of the 1994 Notes, the Company amended the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Note Agreement. Among other changes, the amendments reduced the required ratio of earnings before non-cash charges, interest and taxes to cash interest for the four fiscal quarters ending March 31, 1994, to 1.40 to 1.00 from 1.50 to 1.00.



    The Company incurred an extraordinary loss of $28 million (net of income taxes of $15 million) in the first quarter of 1994 representing the redemption premiums on the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures, and the write-off of deferred loan costs associated with the prepayment of $100 million of the 1988 Term Loan and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures.



    On March 22, 1993, the Company sold $450 million principal amount of 9 1/4% Notes and $300 million principal amount of 10% Notes in a registered public offering. On April 21, 1993, the Company borrowed $100 million pursuant to the 1993 Term Loan. Proceeds from the sale of the 9 1/4% Notes and the 10% Notes and from the 1993 Term Loan were applied to the prepayment of $250 million of the 1988 Term Loan, to the repayment of a portion of the Company's indebtedness under the 1988 Revolving Credit Facility, to the repurchase of all the Company's outstanding Junior Subordinated Debentures due 2004 (the "14 5/8% Debentures") and to the payment of fees and expenses. As a result of the repayment of $250 million of the 1988 Term Loan and the repurchases of the 14 5/8% Debentures, the Company incurred an extraordinary loss of $10 million (net of income taxes of $6 million) representing the write-off of unamortized deferred loan costs.


    The 9 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 10% Notes are subordinated in right of payment to all

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


8. LONG-TERM DEBT--(CONTINUED)

existing and future senior indebtedness of the Company, including the 9% Notes, rank equally with the 12 5/8% Debentures and constitute senior indebtedness with respect to the 14 1/8% Debentures. The 1993 Term Loan constitutes senior secured indebtedness of the Company.


    The Company redeemed $50 million of its 12 3/8% Notes at the redemption price of 105% of the principal amount thereof on November 1, 1993, the first date that such notes were redeemable. The redemption was funded principally from excess funds from the sale of the 9 1/4% Notes and the 10% Notes. In connection with the redemption, the Company incurred an extraordinary loss of $2 million (net of income taxes of $1 million), representing the redemption premium and unamortized deferred loan costs.


    Debt of foreign subsidiaries bears interest at floating rates and is secured by certain assets of Fort Sterling and Stuart Edgar but is nonrecourse to the Company.



    Obligations under the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Notes and debt of foreign subsidiaries bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 6% plus the Company's borrowing margin until June 1, 1996 and to 8% plus the Company's borrowing margin from June 1, 1996 until June 1, 1999. At current market rates at December 31, 1994, the fair value of the Company's interest rate cap agreements is $23 million. The counterparties to the Company's interest rate cap agreements consist of major financial institutions. While the Company is exposed to credit risk to the extent of nonperformance by these counterparties, management monitors the risk of default by the counterparties and believes that the risk of incurring losses due to nonperformance is remote.



    In addition to the scheduled mandatory annual repayments, the Bank Credit Agreement provides for mandatory repayments from proceeds of any significant asset sales (except for proceeds from certain foreign asset sales which are redeployed outside the U.S.), from proceeds of sale and leaseback transactions, and annually an amount equal to 50% of excess cash flow for the prior calendar year, as defined.



    Among other restrictions, the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the debt of foreign subsidiaries and the Company's indentures: (1) restrict payments of dividends, repayments of subordinated debt, purchases of the Company's Common Stock, additional borrowings and acquisition of property, plant and equipment; (2) require that the ratios of current assets to current liabilities, senior debt to adjusted net worth plus subordinated debt and earnings before non-cash charges, interest and taxes to cash interest be maintained at prescribed levels; (3) restrict the ability of the Company to make fundamental changes and to enter into new lines of business, the pledging of the Company's assets and guarantees of indebtedness of others and (4) limit dispositions of assets, the ability of the Company to enter lease and sale and leaseback transactions, and investments which might be made by the Company. The Company believes that such limitations should not impair its plans for continued maintenance and modernization of facilities or other operating activities.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


8. LONG-TERM DEBT--(CONTINUED)

    On October 14, 1994, the Company entered into an amendment of its Bank Credit Agreement, 1993 Term Loan Agreement and Senior Secured Note Agreement. Among other things, this amendment adjusted certain financial covenants, including the reduction of the required ratio of earnings before non-cash charges, interest and taxes to cash interest to 1.25 to 1.00 from 1.50 to 1.00 and the increase of the maximum ratio of senior debt to adjusted net worth plus subordinated debt to 0.85 to 1.00 from 0.80 to 1.00 effective for the rolling four quarters ended December 31, 1994 through December 31, 1995. The ratios were adjusted to give effect to the Company's higher aggregate cash interest expense which results from the Company's 14 1/8% Debentures accruing interest in cash commencing on November 1, 1994, with payments of interest in cash commencing on May 1, 1995.



    At December 31, 1994, receivables totaling $114 million, inventories totaling $131 million and property, plant and equipment with a net book value of $1,313 million were pledged as collateral under the terms of the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the debt of foreign subsidiaries and under the indentures for sale and leaseback transactions.



    The Company is charged a 0.5% fee with respect to any unused balance available under its $350 million 1988 Revolving Credit Facility, and a 2% fee with respect to any letters of credit issued under the 1988 Revolving Credit Facility. At December 31, 1994, $197 million of borrowings reduced available capacity under the 1988 Revolving Credit Facility to $153 million.



    The aggregate annual maturities of long-term debt and capital lease obligations at December 31, 1994, are as follows:



YEAR ENDING DECEMBER 31,                                             AMOUNT
- --------------------------------------------------------------   --------------
                                                                 (IN THOUSANDS)
1995..........................................................     $  116,203
1996..........................................................        331,307
1997..........................................................        207,793
1998..........................................................         87,804
1999..........................................................         81,551
2000 and thereafter...........................................      2,481,189
                                                                 --------------
                                                                   $3,305,847
                                                                 --------------
                                                                 --------------


9. SALE AND LEASEBACK TRANSACTIONS

    Buildings and machinery and equipment related to various capital additions at the Company's tissue mills were sold and leased back from various financial institutions (the "sale and leaseback transactions") for periods from 15 to 25 years. The terms of the sale and leaseback transactions contain restrictions which are less restrictive than the covenants of the Bank Credit Agreement described in Note 8.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


9. SALE AND LEASEBACK TRANSACTIONS--(CONTINUED)

    These leases are treated as capital leases in the accompanying consolidated financial statements. Future minimum lease payments at December 31, 1994, are as follows:



YEAR ENDING DECEMBER 31,                                             AMOUNT
- --------------------------------------------------------------   --------------
                                                                 (IN THOUSANDS)
1995..........................................................      $ 23,449
1996..........................................................        24,541
1997..........................................................        24,541
1998..........................................................        24,330
1999..........................................................        24,005
2000 and thereafter...........................................       362,839
                                                                 --------------
Total payments................................................       483,705
Less imputed interest at rates approximating 10.9%............       300,769
                                                                 --------------
Present value of capital lease obligations....................      $182,936
                                                                 --------------
                                                                 --------------


10. EMPLOYEE POSTRETIREMENT BENEFIT PLANS


    As of January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's consolidated statement of income for 1992 as a one-time after-tax charge of $10.6 million. This change in accounting principle, excluding the cumulative effect, decreased operating income by $1.2 million in 1992.


    Net periodic postretirement benefit cost included the following components:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1994      1993      1992
                                                     ------    ------    ------
                                                           (IN THOUSANDS)
Service cost......................................   $1,138    $1,140    $  902
Interest cost.....................................    1,719     1,800     1,366
Other.............................................       85        99        --
                                                     ------    ------    ------
  Net periodic postretirement benefit cost........   $2,942    $3,039    $2,268
                                                     ------    ------    ------
                                                     ------    ------    ------

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


10. EMPLOYEE POSTRETIREMENT BENEFIT PLANS--(CONTINUED)
    The following table sets forth the components of the plan's unfunded accumulated postretirement benefit obligation:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1994        1993
                                                         --------    --------
                                                            (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees............................................   $  7,068    $  7,504
  Fully eligible active plan participants.............      3,411       4,401
  Other active plan participants......................     11,505      12,037
                                                         --------    --------
                                                           21,984      23,942
Unrecognized actuarial gains (losses).................        457      (3,517)
                                                         --------    --------
Accrued postretirement benefit cost...................   $ 22,441    $ 20,425
                                                         --------    --------
                                                         --------    --------



    The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation at December 31, 1994 begins at 11.5% in 1995, decreases 1% per year to 6.5% for 2000 and remains at that level thereafter. Increasing the assumed medical trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $3.2 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $0.5 million. The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation as of December 31, 1993 began at 12% in 1994, decreasing 1% per year to 6% for 2000 and remained at that level thereafter.



    The discount rate used in determining the accumulated postretirement benefit obligation was 8% and 7% compounded annually with respect to the 1994 and 1993 valuations, respectively.


11. SHAREHOLDERS' DEFICIT


    The Company is authorized to issue up to 99,400,000 shares of $.01 par value voting Common Stock. At December 31, 1994, 38,107,778 shares were issued and 38,101,239 shares were outstanding. At December 31, 1993, 38,107,778 shares were issued and 38,107,128 shares were outstanding. In addition, 600,000 shares of $.01 par value nonvoting Common Stock have been authorized, of which none were issued or outstanding at both December 31, 1994 and 1993.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


11. SHAREHOLDERS' DEFICIT--(CONTINUED)

    Changes in the Company's shareholders' deficit accounts for the years ended December 31, 1994, 1993 and 1992, are as follows:



                                                                           CUMULATIVE
                                                                 COMMON    TRANSLATION    RETAINED
                                                                 STOCK     ADJUSTMENT     DEFICIT
                                                                 ------    -----------    --------
                                                                           (IN MILLIONS)
Balance, December 31, 1991....................................    $601        $   7       $   (545)
Net loss......................................................      --           --            (80)
Amortization of the increase in fair market value of Common
Stock with put right..........................................      --           --             (1)
Foreign currency translation adjustment.......................      --          (11)            --
                                                                 ------       -----       --------
Balance, December 31, 1992....................................     601           (4)          (626)
Net loss......................................................      --           --         (2,052)
Decrease in fair market value of Common Stock with put
right.........................................................      --           --              2
Foreign currency translation adjustment.......................      --           (1)            --
                                                                 ------       -----       --------
Balance, December 31, 1993....................................     601           (5)        (2,676)
Net loss......................................................      --           --            (71)
Foreign currency translation adjustment.......................      --            3             --
                                                                 ------       -----       --------
Balance, December 31, 1994....................................    $601        $  (2)      $ (2,747)
                                                                 ------       -----       --------
                                                                 ------       -----       --------



    The aggregate par value of the Common Stock reported in the amounts above at December 31, 1994 was $381,012.


12. COMMON STOCK WITH PUT RIGHT


    All Common Stock acquired by management investors, including shares acquired by the Company's former chairman and chief executive officer, are collectively referred to as the "Putable Shares." Beginning with the fifth anniversary of the respective dates of purchase of certain of the Putable Shares to the date on which 15% or more of the Company's Common Stock has been sold in one or more public offerings, specified percentages of the shares may be put to the Company at the option of the holders thereof, with certain limitations, at their fair market value. Subject to certain exceptions and prior to the date on which 15% or more of the Company's Common Stock has been sold in one or more public offerings, management investors who terminate their employment with the Company shall sell their shares of Common Stock and vested options to the Company or its designee. All the Putable Shares owned by the Company's former chairman and chief executive officer became putable to the Company at the time of his resignation.



    During 1993, the Company decreased the estimated fair market valuation of its Common Stock as a result of the effects of adverse tissue industry operating conditions on its long-term earnings forecast and, as a result, reduced the carrying amount of its Common Stock with put right to its original cost. The effect of the adjustment was to reduce both the Common Stock with put right and the retained deficit by approximately $1.4 million.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


12. COMMON STOCK WITH PUT RIGHT--(CONTINUED)

    Changes in the Company's Common Stock with put right are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1994       1993       1992
                                                 -------    -------    -------
                                                        (IN THOUSANDS)
Balance, beginning of year....................   $11,820    $13,219    $12,963
Amortization of the increase (decrease) in
  fair market value and increased vested
  portion of Putable Shares...................        --     (1,399)       256
Repurchased into Treasury.....................      (109)        --         --
                                                 -------    -------    -------
Balance, end of year..........................   $11,711    $11,820    $13,219
                                                 -------    -------    -------
                                                 -------    -------    -------


13. STOCK OPTIONS


    Pursuant to the Management Equity Participation Agreement and the Management Equity Plan, 5,253,463 shares of Common Stock are reserved for sale to officers and key employees as stock options as of December 31, 1994. The exercisability of such options is subject to certain conditions. Such options must be exercised within ten years of the date of grant. All such options and shares to be issued under the terms of these plans are restricted as to transferability. Under certain conditions, the Company has the right or obligation to redeem shares issued under terms of the options at a price equal to their fair market value.


    Changes in stock options outstanding are summarized as follows:


                                                                  EXERCISE
                                                  NUMBER OF         PRICE
                                                   OPTIONS       PER OPTION
                                                  ---------    ---------------
Balance, December 31, 1991.....................   3,663,803    $15.38 to 18.46
  Options Granted..............................      80,600              18.46
  Options Cancelled............................      (6,890)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1992.....................   3,737,513     15.38 to 18.46
  Options Granted..............................      98,800              18.46
  Options Cancelled............................     (10,660)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1993.....................   3,825,653     15.38 to 18.46
  Options Cancelled............................     (82,888)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1994.....................   3,742,765    $15.38 to 18.46
                                                  ---------    ---------------
                                                  ---------    ---------------
Exercisable at December 31, 1994...............   3,358,537    $15.38 to 18.46
                                                  ---------    ---------------
                                                  ---------    ---------------
Shares available for future grant at December
  31, 1994.....................................   1,510,698
                                                  ---------
                                                  ---------



    On January 31, 1995, the Company's shareholders approved the 1995 Stock Incentive Plan under which a total of 3,359,662 shares of Common Stock are reserved for awards to officers and key employees as stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents and approved the Non-Employee Director Plan under which a total of 80,000 shares of Common Stock are reserved for grant to non-employee directors. Following adoption of such plans, no additional shares will be available for future grant under the Management

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


13. STOCK OPTIONS--(CONTINUED)

Equity Participation Agreement or Management Equity Plan. As a result, the total number of shares available for future grant will be 3,439,662 shares as of January 31, 1995. Any options to be issued subject to the 1995 Stock Incentive Plan will expire not later than ten years after the date on which they are granted. The vesting schedule and exercisability of stock options will generally be based on length of service or attainment of performance goals. On December 19, 1994, the Company's Board of Directors approved the full vesting and exercisability of all unvested options outstanding effective just prior to an initial public offering of Common Stock. If such an offering proceeds, the number of exercisable options would increase to 3,741,465 as of January 31, 1995.



    Until such date on which 15% or more of the Company's Common Stock has been sold in one or more public offerings, the Company amortizes the excess of the fair market value of its Common Stock over the strike price of options granted to employees over the periods the options vest. After such date, no amortization will be required because the options will not be putable to the Company. There was no employee stock compensation expense in 1994. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast as of September 30, 1993, the Company decreased the estimated fair market valuation of its Common Stock and, as a result, reversed all previously accrued employee stock compensation expense in 1993. The reversal of the accrued employee stock compensation expense resulted in a credit to operations of $7,832,000 for 1993. Employee stock compensation expense was $1,120,000 for 1992.


14. RELATED PARTY TRANSACTIONS


    Morgan Stanley Group Inc. ("Morgan Stanley Group") and an affiliate acquired a substantial majority equity interest in the Company to effect the Acquisition. At December 31, 1994, Morgan Stanley Group and its affiliates controlled 57% (on a fully diluted basis) of the Company's Common Stock.



    Pursuant to an agreement terminated effective December 31, 1994, Morgan Stanley & Co. Incorporated ("MS&Co") provided financial advisory services to the Company in consideration for which the Company paid MS&Co an annual fee of $1 million. MS&Co was also entitled to reimbursement for all reasonable expenses incurred in the performance of the foregoing services. The Company paid MS&Co $1,023,000, $1,046,000 and $1,096,000 for these and other miscellaneous services in 1994, 1993 and 1992, respectively. The Company is a party to several interest rate cap agreements (see Note 8) including one such agreement with MS&Co which was purchased in 1994 for $2.1 million. In connection with the sale of the 1994 Notes, MS&Co received approximately $20.4 million in underwriting fees in 1994. In 1993, MS&Co received approximately $19.5 million related to the underwriting of the issuance of the 1993 Notes. In 1992, MS&Co received approximately $0.7 million related to the underwriting of the reissuance of the Company's Pollution Control Revenue Refunding Bonds. MS&Co served as lead underwriter for the initial offering of the Company's subordinated debt securities and since the Acquisition has been a market maker with respect to those securities.


15. COMMITMENTS AND CONTINGENCIES


    In 1994, the Company commenced construction of a new coal-fired boiler at its Savannah mill. Total expenditures for the new boiler are projected to be $35 million. As of December 31, 1994, expenditures on the project had totaled $19 million.

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

    The Company is subject to substantial regulation by various federal, state and local authorities in the U.S. and national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid wastes. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties as well as to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River in Wisconsin and has been named as a potentially responsible party for alleged natural resource damages related to the Lower Fox River and Green Bay system. In addition, the Company makes capital expenditures and incurs operating expenses for clean-up obligations and other environmental matters arising in its on-going operations.



    Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years.



    The Company and its subsidiaries are parties to other lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in all such suits and proceedings cannot be predicted with certainty, the Company currently believes that the ultimate resolution of all of such lawsuits and proceedings, after taking into account the liabilities accrued with respect to such matters, will not have a material adverse effect on the Company's financial condition or on its result of operations.


16. GEOGRAPHIC INFORMATION


    A summary of the Company's operations by geographic area as of December 31, 1994, 1993 and 1992, and for the years then ended is presented below:



                                                           UNITED        UNITED
                                                           STATES       KINGDOM     CONSOLIDATED
                                                         -----------    --------    ------------
                                                                     (IN THOUSANDS)
1994
  Net sales...........................................   $ 1,143,205    $131,240    $  1,274,445
  Operating income....................................       268,620       8,183         276,803
  Identifiable operating assets.......................     1,517,992     162,906       1,680,898

1993
  Net sales...........................................   $ 1,044,174    $143,213    $  1,187,387
  Operating loss......................................    (1,715,777)       (859)     (1,716,636)
  Identifiable operating assets.......................     1,486,166     163,621       1,649,787

1992
  Net sales...........................................   $ 1,008,129    $143,222    $  1,151,351
  Operating income....................................       253,437      17,238         270,675
  Identifiable operating assets.......................     3,411,833     162,734       3,574,567


    Intercompany sales and charges between geographic areas and export sales are not material.

    In 1993, the Company determined that its projected results would not support the future amortization of the Company's remaining goodwill balance. Accordingly, the Company wrote off its remaining

                            FORT HOWARD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1994


16. GEOGRAPHIC INFORMATION--(CONTINUED)
goodwill balance of $1,980 million in the third quarter of 1993, resulting in charges of $1,968 million and $12 million to the operating income of the United States and United Kingdom operations, respectively.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


    A summary of the quarterly results of operations for 1994 and 1993 follows (in millions, except per share data):



                                                     FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                    QUARTER    QUARTER    QUARTER    QUARTER     YEAR
                                                    -------    -------    -------    -------    -------
1994
  Net sales......................................   $   275    $   315    $   340    $   344    $ 1,274
  Gross income...................................        87        107        113        100        407
  Operating income...............................        60         79         85         53        277
  Net income (loss) before extraordinary item....       (15)        (2)        --        (25)       (42)
  Extraordinary item-loss on debt repurchases....       (28)        --         --         --        (28)
  Net income (loss)..............................       (43)        (2)        --        (25)       (70)
  Earnings (loss) per share:
    Net income (loss) before extraordinary
item.............................................     (0.40)     (0.05)      0.01      (0.65)     (1.11)
    Extraordinary item-loss on debt
repurchases......................................     (0.74)        --         --         --      (0.74)
    Net income (loss) per share..................     (1.14)     (0.05)      0.01      (0.65)     (1.85)
  Dividends per share............................        --         --         --         --         --

1993
  Net sales......................................   $   285    $   302    $   309    $   291    $ 1,187
  Gross income...................................        96        101        109         97        403
  Operating income (loss)........................        56         61     (1,905)        71     (1,717)
  Net loss before extraordinary items............       (26)       (24)    (1,986)        (4)    (2,040)
  Extraordinary items--losses on debt
repurchases......................................       (10)        --         --         (2)       (12)
  Net loss.......................................       (36)       (24)    (1,986)        (6)    (2,052)
  Loss per share:
    Net loss before extraordinary items..........     (0.69)     (0.62)    (52.12)     (0.10)    (53.54)
    Extraordinary items--losses on debt
repurchases......................................     (0.25)        --         --      (0.06)     (0.31)
    Net loss per share...........................     (0.94)     (0.62)    (52.12)     (0.16)    (53.85)
  Dividends per share............................        --         --         --         --         --

                     PHOTOS FOR INSIDE BACK COVER TO S-1/A



TOP LEFT-HAND CORNER
ENVIRONMENTAL PROTECTION AGENCY AWARD
Fort Howard was the first large
corporation to receive the U.S.
Environmental Protection Agency's
"Administrator's Award" for national
recycling leadership.


MIDDLE LEFT-HAND SIDE
ENVISION TISSUE PRODUCTS
Fort Howard believes its Envision
line of products is the market
leader in the rapidly growing
environmental segment of the
commercial market.


BOTTOM LEFT-HAND CORNER
LARGE ROLL OF TISSUE
Fort Howard employs approximately
5,800 persons in the United States,
and 1,000 in the United Kingdom.
Employees have participated in a
successful "Total Quality" effort
since 1989.

                                [BACK COVER LOGO]

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (Subject to Completion)
Issued February 8, 1995



                               22,000,000 Shares
                            Fort Howard Corporation
                                  COMMON STOCK

                              -------------------

ALL SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE
  22,000,000 SHARES OF COMMON STOCK BEING OFFERED, 4,400,000 SHARES ARE BEING
    OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 17,600,000 SHARES ARE BEING OFFERED
      INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS.
      SEE "UNDERWRITERS." PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
       MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
       ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
          $14.00 AND $16.00 PER SHARE. SEE "UNDERWRITERS" FOR A
               DISCUSSION OF THE FACTORS TO BE CONSIDERED IN
                  DETERMINING THE INITIAL PUBLIC OFFERING PRICE.


                              -------------------

             THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE
            NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "FORT".

                              -------------------

                   SEE "CERTAIN RISK FACTORS" FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------
                             PRICE $        A SHARE
                              -------------------

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC     COMMISSIONS(1)    COMPANY(2)
                                                        ---------   ---------------   -----------
Per Share............................................       $              $               $
Total(3).............................................       $              $               $

- ---------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting expenses payable by the Company estimated at $1,600,000.



(3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,300,000 additional shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
    $        , $        and $        , respectively. See "Underwriters."


                              ----------------------

    The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about        , 1995, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in New York funds.
                              -------------------

MORGAN STANLEY & CO.
              International

           CS FIRST BOSTON

                    SALOMON BROTHERS INTERNATIONAL LIMITED

                              S.G.WARBURG SECURITIES

            , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    Set forth below is an estimate (except for the Commission registration fee and the Nasdaq National Market listing fee) of the fees and expenses payable by the Company in connection with the distribution of the Common Stock:



Securities and Exchange Commission registration fee............   $  139,587
Nasdaq National Market listing fee.............................       50,000
NASD filing fee................................................       30,500
Printing and engraving costs...................................      250,000
Legal fees.....................................................      650,000
Accountants' fees..............................................      100,000
Blue Sky qualification fees and expenses.......................       20,000
Transfer Agent and Registrar fees..............................       10,000
Miscellaneous..................................................      349,913
                                                                  ----------
      Total....................................................   $1,600,000
                                                                  ----------
                                                                  ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation and By-laws of the Company provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.


    Reference is made to Article VII of the Underwriting Agreement contained in
Exhibit 1.1 hereto, which provides certain indemnification rights to the directors and officers of the Company.


    The Company has entered into indemnification agreements ("Agreement") with certain of its directors and officers (the "Indemnitee"). Each Agreement provides that the Company will hold harmless and indemnify the Indemnitee against all liabilities and will advance all expenses (as defined) incurred by reason of the fact that the Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company or for its benefit as a director, officer, employee or agent of another enterprise, but only if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.



    The right of indemnification and to receive advancement of expenses pursuant to each Agreement is not exclusive of any other rights to which the Indemnitee may at any time be entitled to under applicable law, the Company's Certificate of Incorporation or By-Laws, any agreement, a vote of shareholders, a resolution of the Company's Board of Directors or otherwise. Each Agreement further provides that, to the extent that the Company maintains a policy or policies providing directors' and officers' liability insurance, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available. The Company is not liable to pay any amounts otherwise indemnifiable under an Agreement to the extent that the Indemnitee has actually received payment under any insurance policy, contract, agreement or otherwise; and, except as provided in the Agreement, an Indemnitee is not entitled to indemnification or advancement of expenses with respect to any proceeding or claim brought or made by such Indemnitee against the Company.



    Each Agreement terminates upon the later to occur of: (i) ten years after the date that the Indemnitee ceases to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise which the Indemnitee served at the request or for the benefit of the Company and (ii) the final termination of all pending proceedings in which the Indemnitee is granted rights of indemnification under such Agreement.



    In addition, the Company maintains directors' and officers' liability insurance.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None

ITEM 16. EXHIBITS


 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
 *1.1       --Form of Underwriting Agreement.
 *3.1       --Form of Restated Certificate of Incorporation of the Registrant.
 *3.2       --Form of Restated By-laws of the Registrant.
 *4.0       --Specimen Certificate of Common Stock.
  4.1       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of
              New York, as Trustee, relating to 8 1/4% Senior Notes due 2002 (filed as
              Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
  4.2       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of
              New York, as Trustee, relating to 9% Senior Subordinated Notes due 2006 (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
  4.3       --Indenture dated as of March 22, 1993 between the Registrant and Norwest Bank,
              N.A., as Trustee, relating to 9 1/4% Senior Unsecured Notes due 2001 (filed as
              Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, No.
              33-51876, and incorporated herein by reference).
  4.4       --Indenture dated as of March 22, 1993 between the Registrant and United States
              Trust Company of New York, as Trustee, relating to 10% Subordinated Notes due
              2003 (filed as Exhibit 4.2 to the Registrant's Registration Statement on Form
              S-2, No. 33-51876, and incorporated herein by reference).
  4.5       --Amended and Restated Credit Agreement dated as of October 24, 1988, among the
              Registrant, FH Acquisition and Bankers Trust, as agent for the bank parties thereto, with respect to the Bank Bridge Loan, the Term Loan and the Revolving
              Credit Facility (filed as Exhibit No. 4.5 to Amendment No. 2 to the
              Registrant's Registration Statement on Form S-1, No. 33-23826, and incorporated herein by reference).
  4.5(A)    --Amendment No. 1 dated February 21, 1989 to the Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.E-1 to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1989, File No. 1-6901, and incorporated herein by reference).

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
  4.5(B)    --Amendment No. 2 dated October 20, 1989 to Amended and Restated Credit Agreement
              dated as of October 24, 1988 (filed with the Registrant's September 30, 1989
              Quarterly Report on Form 10-Q, File No. 1-6901, and incorporated herein by reference).
  4.5(C)    --Amendment No. 3 dated as of November 14, 1989 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed with the Registrant's September
              30, 1989 Quarterly Report on Form 10-Q, File No. 1-6901, and incorporated herein by reference).
  4.5(D)    --Amendment No. 4 dated as of November 9, 1990 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.J to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1990, File No. 1-6901, and incorporated herein by reference).
  4.5(E)    --Amendment No. 5 dated as of December 19, 1990 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.K to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1990,
              File No. 1-6901, and incorporated herein by reference).
  4.5(F)    --Amendment No. 6 dated as of September 11, 1991 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.A to the
              Registrant's Current Report on Form 8-K on September 13, 1991, File No. 1-6901,
              and incorporated herein by reference).
  4.5(G)    --Amendment No. 7 dated as of December 2, 1991 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit No. 4.N to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1991,
              File No. 1-6901, and incorporated herein by reference).
  4.5(H)    --Amendment No. 8 dated as of October 7, 1992 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.0 to Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, File
              No. 1-6901, and incorporated herein by reference).
  4.5(I)    --Amended and Restated Amendment No. 8 dated as of November 12, 1992, to Amended and Restated Credit Agreement dated as of October 24, 1988 (filed as Exhibit
              4.P to Registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1992, File No. 1-6901, and incorporated herein by reference).
  4.5(J)    --Form of Second Amended and Restated Amendment No. 8 dated as of March 4, 1993, to Amended and Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.3(J) to the Registrant's Registration Statement on Form S-2, No.
              33-51876, and incorporated herein by reference).
  4.5(K)    --Amendment No. 9 dated as of December 31, 1993 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4.4(L) to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1993,
              File No. 1-6901, and incorporated herein by reference).
  4.5(L)    --Amendment No. 10 dated as of October 14, 1994 to Amended and Restated Credit
              Agreement dated as of October 24, 1988 (filed as Exhibit 4 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, File
              No. 1-6901, and incorporated herein by reference).
 *4.6       --Form of Credit Agreement dated as of           , 1995 among the Registrant, the
              lenders named therein, and Bankers' Trust Company, Bank of America National
              Trust and Savings Association and Chemical Bank, as arrangers, and Bankers'
              Trust Company, as administrative agent.
 *5.1       --Opinion of Shearman & Sterling.
*10.1       --Form of Amended and Restated Stockholders Agreement dated as of           ,
              1995, among the Registrant, Morgan Stanley Group, MSLEF II, certain institutional investors and the Management Investors which amends and restates the Stockholders Agreement dated as of December 7, 1990, as amended.
*10.2       --Management Incentive Plan as amended and restated as of December 19, 1994.
 10.3       --Supplemental Retirement Plan (filed as Exhibit No. 10.7 to Amendment No. 2 to the Registrant's Registration Statement on Form S-1, No. 33-23826, and
              incorporated herein by reference).

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
 10.3(A)    --Amendment No. 1 to the Supplemental Retirement Plan dated December 21, 1988
              (filed as Exhibit 10.P to the Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1988, File No. 1-6901, and incorporated herein by reference).
 10.4       --Form of Supplemental Retirement Agreement for Mr. DeMeuse, as amended (filed as
              Exhibit 10.M to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1988, File No. 1-6901, and incorporated herein by reference).
 10.5       --Supplemental Retirement Agreements for certain directors and officers (filed as
              Exhibit 10.T to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1989, File No. 1-6901, and incorporated herein by reference).
 10.5(A)    --Form of Amendment No. 1 to Supplemental Retirement Agreements for certain directors and officers (filed as Exhibit 10.U to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.6       --Employment Agreements dated October 15, 1993, with the Company's Chief
              Executive Officer, Chief Operating Officer and Chief Financial Officer (filed as Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 1-6901, and incorporated herein by reference).
*10.6(A)    --Amendments dated January 1, 1995 to Employment Agreements dated October 15,
              1993, with the Company's Chief Executive Officer, Chief Operating Officer and
              Chief Financial Officer.
 10.7       --Amended and Restated Management Equity Participation Agreement dated as of
              August 8, 1988, among Holdings, Morgan Stanley, MSLEF II and the Management
              Investors (filed as Exhibit 10.9 to Amendment No. 2 to the Registrant's
              Registration Statement on Form S-1, No. 33-23826, and incorporated herein by reference).
 10.7(A)    --Form of Letter Agreement dated June 27, 1990, among the Registrant and
              Management Investors, which modifies Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.V to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.7(B)    --Letter Agreement dated as of July 31, 1990, among the Company and the Principal
              Management Investors which amends Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.W to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.7(C)    --Letter Agreement dated as of July 31, 1990, between the Company and the
              Management Investor Committee which amends Amended and Restated Management
              Equity Participation Agreement (filed as Exhibit 10.X to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990, File No.
              1-6901, and incorporated herein by reference).
 10.7(D)    --Letter Agreement dated February 7, 1991, between the Company and the Management
              Investors Committee which amends the Amended and Restated Management Equity
              Participation Agreement (filed as Exhibit 10.GG to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.7(E)    --Form of Letter Agreement dated February 7, 1991 among the Company, the
              Management Investors Committee and Management Investors which cancels certain stock options, grants new stock options and amends the Amended and Restated
              Management Equity Participation Agreement (filed as Exhibit 10.HH to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1990,
              File No. 1-6901, and incorporated herein by reference).
*10.7(F)    --Form of Letter Agreement dated             , 1995, between the Company and the
              Management Investors Committee which amends the Amended and Restated Management
              Equity Participation Agreement.
 10.8       --Agreement dated as of July 31, 1990, among the Company and its former Chief
              Executive Officer (filed as Exhibit 10.Y to the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 EXHIBIT
   NO.                                         DESCRIPTION
- ----------  ---------------------------------------------------------------------------------
 10.8(A)    --Modification dated December 11, 1990 to Agreement dated as of July 31, 1990, among the Company and its former Chief Executive Officer (filed as Exhibit 10.Z to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1990, File No. 1-6901, and incorporated herein by reference).
 10.8(B)    --Letter Agreement dated February 7, 1991, among the Company, its former Chief
              Executive Officer and his spouse which cancels stock options, grants new stock options and amends the Agreement dated as of July 31, 1990, among the Company, its former Chief Executive Officer and his spouse (filed as Exhibit 10.II to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1990, File No. 1-6901, and incorporated herein by reference).
 10.9       --Subscription Agreement dated as of December 7, 1990, among the Company, Mellon
              Bank, N.A., Trustee for First Plaza Group Trust and Leeway & Co. (filed as
              Exhibit 10.DD to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990, File No. 1-6901, and incorporated herein by reference).
 10.10      --Subscription Agreement dated as of March 12, 1991, between the Company and Fort
              Howard Equity Investors II, L.P. (filed as Exhibit 10.EE to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-
              6901, and incorporated herein by reference).
 10.11      --Management Equity Plan (filed as Exhibit 10.23 to the Registrant's Registration
              Statement on Form S-2, No. 33-51557, and incorporated herein by reference).
*10.11(A)   --Form of Amendment dated             , 1995 to the Management Equity Plan.
 10.12      --Form of Management Equity Agreement dated as of April 30, 1991, between the
              Registrant and Management Investors (filed as Exhibit 10.24 to the Registrant's
              Registration Statement on Form S-2, No. 33-51557, and incorporated herein by reference).
 10.13      --Employment Agreements with certain executive officers of the Company (filed as
              Exhibit No. 10.13 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).
*10.13(A)   --Amendments to Employment Agreements with certain executive officers of the
              Company.
*10.14      --Deferred Compensation Plan for Non-Employee Directors.
*10.15      --1995 Stock Incentive Plan.
*10.16      --1995 Stock Plan for Non-Employee Directors.
 10.17      --Form of Indemnification Agreement dated April 22, 1987 between the Company and certain of its directors and executive officers (filed as Exhibit 10 to the
              Registrant's Current Report on Form 8-K dated April 22, 1987, and incorporated herein by reference).
*12.1       --Computation of Deficiency of Earnings Available to Cover Fixed Charges.
*12.2       --Computation of Pro Forma Deficiency of Earnings Available to Cover Fixed
              Charges.
 21         --Subsidiaries of Fort Howard Corporation (filed as Exhibit 22 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1993,
              File No. 1-6901, and incorporated herein by reference).
*23.1       --Consent of Arthur Andersen LLP.
*23.2       --Consent of Shearman & Sterling (included in its opinion delivered under Exhibit
              No. 5.1).
 24         --Powers of Attorney.
*27         --Financial Data Schedule.
 99         --Stock Transfer Agreement dated November 2, 1989 between the Company and
              Sweetheart Holdings Inc., a Delaware corporation (filed as Exhibit 28 to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30,
              1989, File No. 1-6901, and incorporated herein by reference).


- ------------


* Filed herewith.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that:

        1. For the purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby further undertakes to provide the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin on the 8th day of February, 1995.


                                          FORT HOWARD CORPORATION


                                          By        /s/ JAMES W. NELLEN II

                                             ...................................
                                                     James W. Nellen II
                                                Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



             SIGNATURE                               TITLE                         DATE
- ------------------------------------  ------------------------------------   -----------------

                 *                    Chairman of the Board of Directors      February 8, 1995
  ..................................    and Chief Executive Officer
         Donald H. DeMeuse              (principal executive officer)

                 *                    Director, Vice Chairman and Chief       February 8, 1995
  ..................................    Financial Officer (principal
         Kathleen J. Hempel             financial officer)

                 *                    Director, President and Chief           February 8, 1995
  ..................................    Operating Officer
         Michael T. Riordan

                 *                    Director                                February 8, 1995
  ..................................
       Donald Patrick Brennan

                 *                    Director                                February 8, 1995
  ..................................
           Frank V. Sica

                 *                    Director                                February 8, 1995
  ..................................
         Robert H. Niehaus

    /s/ CHARLES L. SZEWS              Vice President and Controller           February 8, 1995
  ..................................    (principal accounting officer)
          Charles L. Szews

*   /s/ JAMES W. NELLEN II            Attorney-in-Fact                        February 8, 1995
  ..................................
         James W. Nellen II

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Fort Howard Corporation included in this Registration Statement and have issued our report thereon dated January 31, 1995. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
January 31, 1995

                                                                     SCHEDULE II


                            FORT HOWARD CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                      1994      1993      1992
                                                                     ------    ------    ------
Allowance for Doubtful Accounts:
  Balance at beginning of year....................................   $2,366    $1,376    $1,379
  Charges (credits) to earnings...................................      (92)    1,633       792
  Charges for purpose for which reserve was created...............     (685)     (643)     (795)
                                                                     ------    ------    ------
  Balance at end of year..........................................   $1,589    $2,366    $1,376
                                                                     ------    ------    ------
                                                                     ------    ------    ------

                               INDEX TO EXHIBITS


 EXHIBIT                                                                            SEQUENTIAL
   NO.                                   DESCRIPTION                                PAGE NUMBER
- ----------  ---------------------------------------------------------------------   -----------

 *1.1       --Form of Underwriting Agreement.

 *3.1       --Form of Restated Certificate of Incorporation of the Registrant.

 *3.2       --Form of Restated By-laws of the Registrant.

 *4.0       --Specimen Certificate of Common Stock.

  4.1       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of New York, as Trustee, relating to 8 1/4% Senior Notes due 2002 (filed as Exhibit 4.1 to the Registrant's Registration
              Statement on Form S-2, No. 33-51557, and incorporated herein by reference).

  4.2       --Indenture dated as of February 1, 1994 between the Registrant and the Bank of New York, as Trustee, relating to 9% Senior
              Subordinated Notes due 2006 (filed as Exhibit 4.2 to the
              Registrant's Registration Statement on Form S-2, No. 33-51557, and incorporated herein by reference).

  4.3       --Indenture dated as of March 22, 1993 between the Registrant and
              Norwest Bank, N.A., as Trustee, relating to 9 1/4% Senior Unsecured
              Notes due 2001 (filed as Exhibit 4.1 to the Registrant's
              Registration Statement on Form S-2, No. 33-51876, and incorporated herein by reference).

  4.4       --Indenture dated as of March 22, 1993 between the Registrant and
              United States Trust Company of New York, as Trustee, relating to
              10% Subordinated Notes due 2003 (filed as Exhibit 4.2 to the
              Registrant's Registration Statement on Form S-2, No. 33-51876, and incorporated herein by reference).

  4.5       --Amended and Restated Credit Agreement dated as of October 24, 1988, among the Registrant, FH Acquisition and Bankers Trust, as agent for the bank parties thereto, with respect to the Bank Bridge Loan, the Term Loan and the Revolving Credit Facility (filed as Exhibit
              No. 4.5 to Amendment No. 2 to the Registrant's Registration
              Statement on Form S-1, No. 33-23826, and incorporated herein by reference).

  4.5(A)    --Amendment No. 1 dated February 21, 1989 to the Amended and Restated
              Credit Agreement dated as of October 24, 1988 (filed as Exhibit
              4.E-1 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1989, File No. 1-6901, and incorporated herein by reference).

  4.5(B)    --Amendment No. 2 dated October 20, 1989 to Amended and Restated
              Credit Agreement dated as of October 24, 1988 (filed with the
              Registrant's September 30, 1989 Quarterly Report on Form 10-Q, File
              No. 1-6901, and incorporated herein by reference).

  4.5(C)    --Amendment No. 3 dated as of November 14, 1989 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed with the Registrant's September 30, 1989 Quarterly Report on Form 10-Q,
              File No. 1-6901, and incorporated herein by reference).

  4.5(D)    --Amendment No. 4 dated as of November 9, 1990 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.J to the Registrant's Quarterly Report on Form 10-Q for
              the quarter ended September 30, 1990, File No. 1-6901, and incorporated herein by reference).

 EXHIBIT                                                                            SEQUENTIAL
   NO.                                   DESCRIPTION                                PAGE NUMBER
- ----------  ---------------------------------------------------------------------   -----------
  4.5(E)    --Amendment No. 5 dated as of December 19, 1990 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.K to the Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

  4.5(F)    --Amendment No. 6 dated as of September 11, 1991 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.A to the Registrant's Current Report on Form 8-K on
              September 13, 1991, File No. 1-6901, and incorporated herein by reference).

  4.5(G)    --Amendment No. 7 dated as of December 2, 1991 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit No. 4.N to the Registrant's Annual Report on Form 10-K for
              the year ended December 31, 1991, File No. 1-6901, and incorporated herein by reference).

  4.5(H)    --Amendment No. 8 dated as of October 7, 1992 to Amended and Restated
              Credit Agreement dated as of October 24, 1988 (filed as Exhibit 4.0 to Registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1992, File No. 1-6901, and incorporated herein by reference).

  4.5(I)    --Amended and Restated Amendment No. 8 dated as of November 12, 1992, to Amended and Restated Credit Agreement dated as of October 24,
              1988 (filed as Exhibit 4.P to Registrant's Quarterly Report on Form
              10-Q for the quarter ended September 30, 1992, File No. 1-6901, and incorporated herein by reference).

  4.5(J)    --Form of Second Amended and Restated Amendment No. 8 dated as of
              March 4, 1993, to Amended and Restated Credit Agreement dated as of
              October 24, 1988 (filed as Exhibit 4.3(J) to the Registrant's
              Registration Statement on Form S-2, No. 33-51876, and incorporated herein by reference).

  4.5(K)    --Amendment No. 9 dated as of December 31, 1993 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4.4(L) to the Registrant's Annual Report on Form 10-K for
              the year ended December 31, 1993, File No. 1-6901, and incorporated herein by reference).

  4.5(L)    --Amendment No. 10 dated as of October 14, 1994 to Amended and
              Restated Credit Agreement dated as of October 24, 1988 (filed as
              Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1994, File No. 1-6901, and incorporated herein by reference).

 *4.6       --Form of Credit Agreement dated as of           , 1995 among the
              Registrant, the lenders named therein, and Bankers' Trust Company,
              Bank of America National Trust and Savings Association and Chemical
              Bank, as arrangers, and Bankers' Trust Company, as administrative agent.

 *5.1       --Opinion of Shearman & Sterling.

*10.1       --Form of Amended and Restated Stockholders Agreement dated as of
                        , 1995, among the Registrant, Morgan Stanley Group, MSLEF
              II, certain institutional investors and the Management Investors which amends and restates the Stockholders Agreement dated as of
              December 7, 1990, as amended.

*10.2       --Management Incentive Plan as amended and restated as of December
              19, 1994.

 EXHIBIT                                                                            SEQUENTIAL
   NO.                                   DESCRIPTION                                PAGE NUMBER
- ----------  ---------------------------------------------------------------------   -----------
 10.3       --Supplemental Retirement Plan (filed as Exhibit No. 10.7 to
              Amendment No. 2 to the Registrant's Registration Statement on Form
              S-1, No. 33-23826, and incorporated herein by reference).

 10.3(A)    --Amendment No. 1 to the Supplemental Retirement Plan dated December
              21, 1988 (filed as Exhibit 10.P to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1988, File No. 1-6901, and incorporated herein by reference).

 10.4       --Form of Supplemental Retirement Agreement for Mr. DeMeuse, as
              amended (filed as Exhibit 10.M to the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1988, File No. 1-6901, and incorporated herein by reference).

 10.5       --Supplemental Retirement Agreements for certain directors and officers (filed as Exhibit 10.T to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989, File No. 1-6901, and incorporated herein by reference).

 10.5(A)    --Form of Amendment No. 1 to Supplemental Retirement Agreements for
              certain directors and officers (filed as Exhibit 10.U to the
              Registrant's Annual Report on Form 10-K for the year ended December
              31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.6       --Employment Agreements dated October 15, 1993, with the Company's
              Chief Executive Officer, Chief Operating Officer and Chief
              Financial Officer (filed as Exhibit 10 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1993, File No. 1-6901, and incorporated herein by reference).

*10.6(A)    --Amendments dated January 1, 1995 to Employment Agreements dated
              October 15, 1993, with the Company's Chief Executive Officer, Chief
              Operating Officer and Chief Financial Officer.

 10.7       --Amended and Restated Management Equity Participation Agreement
              dated as of August 8, 1988, among Holdings, Morgan Stanley, MSLEF
              II and the Management Investors (filed as Exhibit 10.9 to Amendment
              No. 2 to the Registrant's Registration Statement on Form S-1, No.
              33-23826, and incorporated herein by reference).

 10.7(A)    --Form of Letter Agreement dated June 27, 1990, among the Registrant and Management Investors, which modifies Amended and Restated
              Management Equity Participation Agreement (filed as Exhibit 10.V to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.7(B)    --Letter Agreement dated as of July 31, 1990, among the Company and the Principal Management Investors which amends Amended and
              Restated Management Equity Participation Agreement (filed as
              Exhibit 10.W to the Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.7(C)    --Letter Agreement dated as of July 31, 1990, between the Company and the Management Investor Committee which amends Amended and Restated
              Management Equity Participation Agreement (filed as Exhibit 10.X to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 EXHIBIT                                                                            SEQUENTIAL
   NO.                                   DESCRIPTION                                PAGE NUMBER
- ----------  ---------------------------------------------------------------------   -----------
 10.7(D)    --Letter Agreement dated February 7, 1991, between the Company and the Management Investors Committee which amends the Amended and
              Restated Management Equity Participation Agreement (filed as
              Exhibit 10.GG to the Registrant's Annual Report on Form 10-K for
              the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.7(E)    --Form of Letter Agreement dated February 7, 1991 among the Company, the Management Investors Committee and Management Investors which cancels certain stock options, grants new stock options and amends the Amended and Restated Management Equity Participation Agreement
              (filed as Exhibit 10.HH to the Registrant's Annual Report on Form
              10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

*10.7(F)    --Form of Letter Agreement dated             , 1995, between the
              Company and the Management Investors Committee which amends the
              Amended and Restated Management Equity Participation Agreement.

 10.8       --Agreement dated as of July 31, 1990, among the Company and its former Chief Executive Officer (filed as Exhibit 10.Y to the
              Registrant's Annual Report on Form 10-K for the year ended December
              31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.8(A)    --Modification dated December 11, 1990 to Agreement dated as of July
              31, 1990, among the Company and its former Chief Executive Officer
              (filed as Exhibit 10.Z to the Registrant's Annual Report on Form
              10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.8(B)    --Letter Agreement dated February 7, 1991, among the Company, its former Chief Executive Officer and his spouse which cancels stock options, grants new stock options and amends the Agreement dated as of July 31, 1990, among the Company, its former Chief Executive
              Officer and his spouse (filed as Exhibit 10.II to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990,
              File No. 1-6901, and incorporated herein by reference).

 10.9       --Subscription Agreement dated as of December 7, 1990, among the
              Company, Mellon Bank, N.A., Trustee for First Plaza Group Trust and
              Leeway & Co. (filed as Exhibit 10.DD to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1990, File No.
              1-6901, and incorporated herein by reference).

 10.10      --Subscription Agreement dated as of March 12, 1991, between the
              Company and Fort Howard Equity Investors II, L.P. (filed as Exhibit
              10.EE to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 1-6901, and incorporated herein by reference).

 10.11      --Management Equity Plan (filed as Exhibit 10.23 to the Registrant's
              Registration Statement on Form S-2, No. 33-51557, and incorporated herein by reference).

*10.11(A)   --Form of Amendment dated             , 1995 to the Management Equity
              Plan.

 10.12      --Form of Management Equity Agreement dated as of April 30, 1991, between the Registrant and Management Investors (filed as Exhibit
              10.24 to the Registrant's Registration Statement on Form S-2, No.
              33-51557, and incorporated herein by reference).

 10.13      --Employment Agreements with certain executive officers of the
              Company (filed as Exhibit No. 10.13 to the Registrant's
              Registration Statement on Form S-2, No. 33-51557, and incorporated herein by reference).

 EXHIBIT                                                                            SEQUENTIAL
   NO.                                   DESCRIPTION                                PAGE NUMBER
- ----------  ---------------------------------------------------------------------   -----------
*10.13(A)   --Amendments to Employment Agreements with certain executive officers of the Company.

*10.14      --Deferred Compensation Plan for Non-Employee Directors.

*10.15      --1995 Stock Incentive Plan.

*10.16      --1995 Stock Plan for Non-Employee Directors.

 10.17      --Form of Indemnification Agreement dated April 22, 1987 between the
              Company and certain of its directors and executive officers (filed as Exhibit 10 to the Registrant's Current Report on Form 8-K dated
              April 22, 1987, and incorporated herein by reference).

*12.1       --Computation of Deficiency of Earnings Available to Cover Fixed
              Charges.

*12.2       --Computation of Pro Forma Deficiency of Earnings Available to Cover
              Fixed Charges.

 21         --Subsidiaries of Fort Howard Corporation (filed as Exhibit 22 to the
              Registrant's Annual Report on Form 10-K for the year ended December
              31, 1993, File No. 1-6901, and incorporated herein by reference).

*23.1       --Consent of Arthur Andersen LLP.

*23.2       --Consent of Shearman & Sterling (included in its opinion delivered under Exhibit No. 5.1).

 24         --Powers of Attorney.

*27         --Financial Data Schedule.

 99         --Stock Transfer Agreement dated November 2, 1989 between the Company and Sweetheart Holdings Inc., a Delaware corporation (filed as
              Exhibit 28 to the Registrant's Quarterly Report on Form 10-Q for
              the quarter ended September 30, 1989, File No. 1-6901, and incorporated herein by reference).


- ------------


* Filed herewith.